As filed with the Securities and Exchange Commission on September 9, 2002
                                                         Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BRIDGE STREET FINANCIAL, INC.
             (exact name of registrant as specified in its charter)

            Delaware                           6036                         Application Pending
 (state or other jurisdiction of        (Primary Standard            (IRS Employer Identification No.)
  incorporation or organization)    Classification Code Number)

                         c/o Oswego County Bancorp, Inc.
                              44 East Bridge Street
                             Oswego, New York 13126
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               _________________

                                Gregory J. Kreis
                      President and Chief Executive Officer
                           Oswego County Savings Bank
                              44 East Bridge Street
                             Oswego, New York 13126
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               _________________

                                   Copies to:
                            Richard A. Schaberg, Esq.
                             Thacher Proffitt & Wood
                      1700 Pennsylvania Ave, N.W., Ste. 800
                             Washington, D.C. 20006
                                 (202) 347-8400

                               _________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

                                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
                                   Amount to be     Proposed Maximum         Proposed Maximum        Amount of Registration
   Title of each Class of          Registered(1)   Offering Price Per    Aggregate Offering Price             Fee
 Securities to be Registered                                                       Share(2)                    (2)
--------------------------------------------------------------------------------------------------------------------------
        Common Stock                 3,415,343           $10.00                 $34,153,430                 $3,143
       $.01 par Value
--------------------------------------------------------------------------------------------------------------------------
 Interests of Plan Participants(3)     189,968           $10.00                 $ 1,899,679                     --
===============================================================================================================================

(1) Includes the maximum number of shares that may be issued or exchanged in connection with this offering.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The securities of Bridge Street Financial, Inc. to be purchased by the Employees' Savings & Profit Sharing Plan as adopted by Oswego County Savings Bank are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan as of June 30, 2002.

The Registrant hereby amends this Registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                                                        Form S-1

                          BRIDGE STREET FINANCIAL, INC.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form S-1:

Registration Statement Item and Caption                Location or Headings in Prospectus
---------------------------------------                ----------------------------------
1.     Forepart of the  Registration  Statement and    Outside Front Cover Page
       Outside Front Cover Page of Prospectus
2.     Inside  Front and  Outside  Back Cover Pages    Inside Front and Outside Back Cover Pages
       of Prospectus
3.     Summary Information and Risk Factors            Summary; Risk Factors
4.     Use of Proceeds                                 Summary--How  We Intend to Use the Proceeds We Raise from the
                                                       Offering; How We Intend to Use the Proceeds from the Stock Offering
5.     Determination of Offering Price                 Summary---How  We Determined  the  Offering  Range and the  $10.00
                                                       Price Per Share; The Conversion and the Stock Offering--How We
                                                       Determined the Offering Range and the $10.00 Price Per Share
6.     Dilution                                        Not Applicable
7.     Selling Security Holders                        Not Applicable
8.     Plan of Distribution                            Summary--Persons Who May Order Stock in the Stock Offering; The
                                                       Conversion and the Stock Offering--Subscription Offering and
                                                       Subscription Rights, Direct Community Offering and Syndicated
                                                       Community Offering
9.     Description of Securities to be Registered      Description of Capital Stock of Bridge Street Financial, Inc.
10.    Interests of Named Experts and Counsel          Not Applicable
11.    Information with Respect to the Registrant      Outside Front Cover Page; Summary--The Companies; Summary--Our
                                                       Directors and Officers Will Have Additional Compensation and
                                                       Benefit Programs After the Conversion and Stock Offering; Selected
                                                       Consolidated Financial and Other Data; Oswego County Savings Bank
                                                       and Oswego County National Bank; Oswego County Bancorp and Bridge
                                                       Street Financial, Inc.; Our Policy Regarding Dividends; Market for
                                                       the Common Stock; Regulatory Capital Compliance; Capitalization; Pro
                                                       Forma Data; Consolidated Statements of Income; Management's Discussion
                                                       and Analysis of Financial Condition and Results of Operations;
                                                       Business of Oswego County Savings Bank; Business of Bridge Street
                                                       Financial; Regulation of Oswego County Savings Bank, Oswego County
                                                       Bancorp, Bridge Street Financial, Oswego County MHC and Oswego County
                                                       National Bank; Taxation; Management; The Conversion and the Stock
                                                       Offering; Description of Capital Stock of Bridge Street Financial,
                                                       Inc.; Financial Statements
12.    Disclosure of Commission Position on            Not Applicable
       Indemnification for Securities Act
       Liabilities

PROSPECTUS
[LOGO]


                         Proposed Holding Company for Oswego County Savings Bank
                                           to become Oswego County National Bank
                                 Up to 1,917,625 Shares of Common Stock for Sale
                             Up to 1,497,718 Shares of Common Stock for Exchange

         Bridge Street Financial, Inc. is a Delaware corporation that is offering shares of its common stock for sale in connection with the conversion of Oswego County MHC to a stock holding company. Shares of our common stock will also be exchanged for the existing publicly held shares of Oswego County Bancorp. Following the conversion, Oswego County Savings Bank will become a wholly-owned subsidiary of Bridge Street Financial and will subsequently convert from a New York savings bank to a national bank to be known as Oswego County National Bank. Our common stock will be quoted on the Nasdaq SmallCap Market under the symbol "OCNB."

     . If you are a current or former depositor of Oswego County Savings Bank you may have priority rights to purchase shares.

     . If you are a current stockholder of Oswego County Bancorp your shares will be exchanged for new shares of Bridge Street Financial.

                ------------------------------------------------

                              TERMS OF THE OFFERING
                             Price: $10.00 per share

                                                               Minimum           Maximum
                                                            ------------      ------------
Number of shares                                               1,232,500         1,667,500
Underwriting commissions and expenses                       $    175,000      $    175,000
Net proceeds to Bridge Street Financial                     $ 11,695,000      $ 16,045,000
Net proceeds per share to Bridge Street Financial           $       9.49      $       9.62


         We will terminate the offering and exchange of shares if we do not sell the minimum number of shares.


            We may sell up to 1,917,625 shares because of regulatory
           considerations or changes in market or economic conditions without the resolicitation of subscribers.

                ------------------------------------------------

         This investment involves a degree of risk, including the possible loss of principal. Please read the Risk Factors beginning on page ___.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the New York State Banking Department, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         We are offering the common stock on a best efforts basis, subject to certain conditions. Friedman Billings Ramsey will assist us in our selling efforts, but is not required to purchase any of our common stock that is offered for sale. You will not pay a commission to buy any shares or to exchange existing shares. The minimum number of shares that you may purchase is 25 shares. Funds received prior to the completion of the stock offering will be held in an account at Oswego County Savings Bank that will bear interest at its savings passbook rate. This stock offering is expected to terminate on ___________________. We may extend this expiration date without notice to you, until ____, unless the Office of Thrift Supervision approves a later date, which cannot exceed ________, 2004.

                            FRIEDMAN BILLINGS RAMSEY


                               ___________, 2002

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               [MAP OF OSWEGO COUNTY SAVINGS BANK BRANCH OFFICES]


























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                               TABLE OF CONTENTS

Summary ............................................................................................       1
Risk Factors .......................................................................................      13
Forward-Looking Statements .........................................................................      17
Selected Consolidated Financial and Other Data .....................................................      18
Oswego County Savings Bank and Oswego County National Bank .........................................      20
Oswego County Bancorp and Bridge Street Financial ..................................................      20
Oswego County MHC ..................................................................................      21
How We Intend to Use the Proceeds From the Stock Offering ..........................................      21
Our Policy Regarding Dividends .....................................................................      22
Market for the Common Stock ........................................................................      23
Bank Regulatory Capital Compliance .................................................................      25
Holding Company Capitalization .....................................................................      26
Pro Forma Data .....................................................................................      27
Oswego County Bancorp Consolidated Statements of Income ............................................      33
Management's Discussion and Analysis of Financial Condition and Results of Operations ..............      34
Business of Oswego County Savings Bank .............................................................      55
Business of Bridge Street Financial ................................................................      77
Regulation of Oswego County Savings Bank, Oswego County Bancorp,
   Bridge Street Financial, Oswego County MHC, and Oswego County National Bank .....................      78
Taxation ...........................................................................................      91
Management .........................................................................................      92
The Conversion and the Stock Offering ..............................................................     108
Comparison Of Stockholders' Rights .................................................................     130
Description of Capital Stock of Bridge Street Financial ............................................     138
Legal and Tax Opinions .............................................................................     140
Experts ............................................................................................     140
Registration Requirements ..........................................................................     140
Where You Can Find Additional Information ..........................................................     140

                                    SUMMARY

         To better understand the stock offering, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements beginning on page F-1.

Our Conversion and Stock Offering

         Oswego County Savings Bank is reorganizing and changing its form of organization from a mutual holding company structure to a stock form holding company. This reorganization is commonly referred to as a "second-step" conversion. As part of the conversion to a stock form holding company, Oswego County Savings Bank intends to convert to a national bank to be known as Oswego County National Bank. In addition, as part of the conversion and reorganization, Oswego County Savings Bank will form a Delaware holding company, Bridge Street Financial. This Delaware corporation will become the stock holding company for Oswego County National Bank and the public will own 100% of its common stock. Bridge Street Financial will offer up to 1,917,625 shares of common stock to the public. Current shareholders of Oswego County Bancorp will exchange their shares of common stock for shares of Bridge Street Financial based on an exchange ratio. Oswego County MHC will no longer exist following the conversion and reorganization and consequently depositor members will no longer have voting rights. Voting rights in Bridge Street Financial will be vested solely in the public stockholders following the conversion and reorganization.

         To facilitate the conversion to a national bank, Oswego County MHC has agreed to follow existing policy of the FDIC and adjust the ownership percentage held by minority stockholders to reflect waived dividends and assets held at the Oswego County MHC solely for the benefit of depositors. Adopting this policy reduces the ownership interest held by minority stockholders from 44.7% to 43.9%.

         The following chart shows our current ownership structure adjusted to reflect the FDIC policy regarding waived dividends and assets held at Oswego County MHC solely for the benefit of depositors.


         Oswego County MHC,                                 Public Stockholders
         (A federal corporation)                          (including charitable
                                                               foundation)



             56.1% of Oswego County           43.9% of Oswego County Bancorp's
             Bancorp's Common Stock           Common Stock



                           Oswego County Bancorp, Inc.
                             (a federal corporation)



                                         100% Ownership



                           Oswego County Savings Bank
                            (a New York savings Bank)

     This chart shows our new structure after the conversion and stock offering:


                              Public Stockholders
                       (including charitable foundation)



                                         100% of Bridge Street Financial's
                                         Common Stock



                            Bridge Street Financial
                            (a Delaware corporation)



                                         100% Ownership



                                 Oswego County
                                 National Bank
                               (a national bank)

The Companies

Oswego County Savings Bank

     Oswego County Savings Bank, a New York state-chartered stock savings bank, is the wholly-owned subsidiary of Oswego County Bancorp. Oswego County Savings Bank conducts its operations mainly through its headquarters in Oswego, New York and six additional branch offices in Oswego and Onondaga counties. The majority of loans and deposits held by us are generated within Oswego and Onondaga counties, a region consisting of a mixture of urban, suburban and rural areas and which includes the cities of Oswego, Fulton and Syracuse. We also operate a charitable foundation, the Oswego County Charitable Foundation.

     Oswego County Savings Bank has been a community-oriented provider of banking products and services to businesses and individuals. In recent years, Oswego County Savings Bank has developed and implemented a lending strategy that focuses less on residential real estate lending and more on servicing commercial customers. This strategy includes increased emphasis on commercial loans, commercial mortgages and business deposit relationships and services, extending its branch network and broadening its product lines and services.

     Following the consummation of the conversion, Oswego County Savings Bank will convert to a national bank to be known as Oswego County National Bank.

Oswego County Bancorp, Inc. and Bridge Street Financial, Inc.

     Oswego County Bancorp is a federally chartered stock-form mid-tier holding company that owns all of the issued and outstanding shares of common stock of Oswego County Savings Bank. Oswego County MHC, which is a federally chartered mutual holding company, owns more than a majority of the outstanding shares of Oswego County Bancorp's common stock. The remaining shares of common stock of Oswego County Bancorp are owned by public stockholders. Following the conversion, Oswego County Bancorp will cease to exist and will be succeeded by Bridge Street Financial as the sole stockholder of Oswego County National Bank. This stock offering is being made by Bridge Street Financial. At June 30, 2002, Oswego County Bancorp had total consolidated assets of $173.4 million, deposits of $139.8 million and stockholders' equity of $16.6 million.

Oswego County MHC

     Oswego County MHC is the federally chartered mutual holding company parent of Oswego County Bancorp. As adjusted for the FDIC policy, Oswego County MHC currently owns 56.1% of the outstanding shares of Oswego County Bancorp and, the remaining 43.9% of the shares are held by the public stockholders of Oswego County Bancorp including the Oswego County Charitable Foundation. The principal business of Oswego County MHC is owning more than a majority of the outstanding shares of common stock of Oswego County Bancorp. Oswego County MHC will no longer exist upon completion of the conversion and reorganization.

Oswego County National Bank

     Upon consummation of Oswego County Savings Bank's conversion to a national bank, Oswego County National Bank will be the successor to all of the assets and liabilities of Oswego County Savings Bank. We believe that converting Oswego County Savings Bank to a national bank will enable us to increase our commercial lending, solicit municipal deposits and obtain federal preemption of many state laws relating to licensing, lending, deposit taking and other activities. The Board of Directors of Oswego County Savings Bank may elect at any time not to proceed with the national bank conversion. It is presently the intent of Oswego County Savings Bank to proceed with both the conversion and stock offering and national bank conversion.

The following are highlights of our operating strategy.

     Since 1998, our strategy has been to broaden our line of banking products, improve our asset quality and extend our market presence while maintaining a well-capitalized, profitable and community-oriented financial institution. Since implementing our strategy, we have (i) diversified our products by increasing the origination of commercial and consumer loans, have (ii) followed more stringent underwriting policies and procedures which has resulted in improved asset quality and (iii) expanded our market presence by opening two new branches in the Syracuse market and acquiring one new branch in the Oswego market. The benefits of our strategy include an improvement in our net income, decrease in non-performing assets and greater sources of income while continuing to focus on serving the needs of our customers in Oswego and Onondaga counties.

         .    Focusing on Community Relationship Banking.

         We are committed to meeting the financial needs of our customers through relationship banking. Upon completion of Oswego County Savings Bank's conversion to a national bank, we will be the only locally based commercial bank in Oswego County and one of only three locally-based commercial banks in Onondaga County. We intend to use our branch network and focus as a national bank to provide more commercial deposit products and services to our customers. We feel our local knowledge and focus gives us a competitive advantage in providing prompt service as compared to our non-local competitors. Our local and quick decision making capability and ability to provide products specifically tailored to meet the needs of our customers helps build our local reputation and customer loyalty.

         .    Increased Emphasis on Commercial and Consumer Lending.

              We believe that the increased emphasis on commercial and consumer lending will allow Oswego County National Bank to increase the yield on and diversify its loan portfolio and, by attracting more businesses as customers, permit us to obtain low cost deposits. Since 1998, we have hired an experienced commercial lending officer, three experienced commercial loan officers and a business development officer. As a result, Oswego County Savings Bank's commercial loans have increased to $15.0 million, or 13.4% of the loan portfolio, at June 30, 2002 from $7.7 million, or 8.8% of its loan portfolio at December 31, 2000. Commercial mortgages have grown to $20.9 million from $10.8 million during the same period and now comprise 18.7% of the loan portfolio. Likewise, consumer loans have grown to $8.9 million, or 8.0% of the loan portfolio at June 30, 2002 from $4.7 million or 5.4% of its portfolio at December 31, 2000.

              These types of loans generally have higher yields than residential mortgages, but expose Oswego County Savings Bank to greater credit risk than loans secured by residential real estate. Following the reorganization and conversion, we intend to continue to expand our commercial lending consistent with safety and soundness practices.

         .    Maintaining High Asset Quality.

         Since 1998, our management team has significantly improved our asset quality through the implementation of more stringent underwriting policies and procedures and diligent monitoring of our loan portfolio by our collection department. The ratio of non-performing assets to total assets was 0.48% at June 30, 2002 as compared to 0.60% at December 31, 2001.

         .    Expanding Our Market Presence.

              We believe that a well-positioned branch network is critical to properly cultivate and service new and existing customers. Since 1999, we have added two de novo branches in the Syracuse market and acquired a branch in Oswego that complements our existing locations. We expect to continue to find growth opportunities in the Syracuse market and we will continue to engage in branch expansion to pursue lending and deposit opportunities.

Reasons for the Conversion and Stock Offering, and Charter Conversion

         The conversion and stock offering are intended to provide an additional source of capital not currently available to us. Funds raised in the stock offering will allow Oswego County National Bank to better serve the needs of the community which it serves through:

         . increasing lending to support continued growth in its commercial and consumer loan portfolio;

         .   opening or acquiring additional branch offices;

         . to enhance the quality of its facilities so that it may better serve the needs of its customers;

         . financing acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

         . expanding the financial products and services currently offered by Oswego County Savings Bank.

         As part of the reorganization and conversion, Oswego County Savings Bank will also convert to a national bank. We believe that significant opportunities for growth in the commercial lending portfolio are better addressed by a commercial bank charter. In addition, as a commercial bank, Oswego County National Bank would be eligible to accept municipal deposits. Oswego County Savings Bank, as a savings bank, has experienced difficulties in acquiring commercial banks or branches because of the inability to accept municipal deposits. Because of continued commercial loan growth, Oswego County Savings Bank is also concerned that it may have difficulty in the future meeting the "qualified thrift lender test." Because of these factors, senior management and the Board of Directors believe that conversion to a national bank charter is critical to the implementation of the new business plan. There is no assurance that Oswego County National Bank will obtain regulatory approval to convert to a national bank.

         The reorganization and stock offering are also intended to provide an additional source of capital to Bridge Street Financial in order to allow us to:

         .   pay dividends to stockholders;

         .   repurchase shares of our common stock;

         . finance acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

         .   use proceeds for other general corporate purposes.

         The Board of Directors and senior management also believe that the conversion and reorganization will be beneficial to the population within our primary market area. The Board and management believe that, through expanded local stock ownership, current customers and non-customers who purchase common stock will seek to enhance the financial success of Oswego County National Bank through consolidation of their banking business and increased referrals to Oswego County National Bank.

         After considering the advantages and risks of the conversion and stock offering, as well as applicable fiduciary duties, the Boards of Directors of Oswego County MHC, Oswego County Bancorp and Oswego County Savings Bank unanimously approved the conversion and stock offering as being in the best interests of Oswego County Savings Bank, Oswego County Bancorp and Oswego County MHC, and the depositors and the communities we serve.

Terms of the Stock Offering

         We are offering between 1,232,500 and 1,667,500 shares of common stock of Bridge Street Financial to the public. The maximum number of shares that we sell in the stock offering may increase by 15% to 1,917,625 shares as a result of market demand, regulatory considerations or changes in financial markets. Unless the number of shares to be issued is increased to more than 1,917,625 or decreased below 1,232,500, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Friedman Billings Ramsey, our financial advisor and marketing agent in connection with the stock offering, will use its best efforts to assist us in selling our stock.

The Exchange of Oswego County Bancorp Common Stock

         If you are now a stockholder of Oswego County Bancorp, the existing publicly traded mid-tier holding company, your shares will be cancelled and exchanged for new shares of our common stock. The number of shares you receive will be based on an exchange ratio determined as of the closing of the conversion and reorganization and will depend upon the number of shares we sell in our offering and the final appraised value of Oswego County Bancorp and Oswego County MHC.

         The following table shows how many shares a hypothetical owner of Oswego County Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

                                                                               Total shares
                                                                                of common                   Shares of our
                                                                               stock to be                   common stock
                                                    Shares to be exchanged     outstanding                  that would be
                      Shares to be sold in this       for Oswego County         after the       Exchange    exchanged for
                              offering              Bancorp common stock        conversion       ratio        100 shares
                      -------------------------     -----------------------    ------------     --------    -------------

                         Amount        Percent     Amount         Percent
                      -----------     ---------  ---------      -----------
Minimum ...........     1,232,500       56.1%      962,616         43.9%         2,195,116       0.84266          84
Midpoint ..........     1,450,000       56.1%    1,132,490         43.9%         2,582,490       0.99137          99
Maximum ...........     1,667,500       56.1%    1,302,363         43.9%         2,969,863       1.14007         114
15% above the
   maximum ........     1,917,625       56.1%    1,497,718         43.9%         3,415,343       1.31109         131

         If you own shares of Oswego County Bancorp which are held in "street name," they will be exchanged without any action on your part. If you are the record owner of shares of Oswego County Bancorp and hold certificates, you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

         No fractional shares of our common stock will be issued to any public stockholder of Oswego County Bancorp upon completion of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

         Under federal regulations, the public stockholders of Oswego County Bancorp do not have dissenters' rights or appraisal rights.

Differences in Stockholders' Rights

         As a result of the conversion, existing stockholders of Oswego County Bancorp, a federal corporation, will become stockholders of Bridge Street Financial, a Delaware corporation. The rights of stockholders of the new Delaware corporation will be less than the rights stockholders currently have. The decrease in stockholder rights results from differences in the Delaware certificate of incorporation and bylaws, and from distinctions between Delaware and federal law. In our mutual holding company form of organization, public stockholders are unable to compel the board of directors to take corporate actions that are deemed by the Board not to be in the best interests of stockholders. As a fully converted institution, the Board has decided to include in its certificate of incorporation and bylaws provisions that would make it more difficult for stockholders to compel action which the Board does not wish to take. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. The differences in stockholder rights include the following: (1) the inability of stockholders to call special meetings; (2) the prohibition of stockholder action without holding a meeting;
(3) limitations on voting right for parties which acquire in excess of 10% of our shares; (4) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder; and (5) greater lead time required for stockholders to submit stockholder proposals. See "Comparison Of Stockholders' Rights" on page __ for a discussion of these differences.

Persons Who May Order Stock in the Stock Offering

         We are offering the shares of common stock of Bridge Street Financial in what we call a "subscription offering" in the order of priority listed below:

         (1) Current or former depositors with accounts at (1) Oswego County Savings Bank with aggregate balances of at least $50 on March 31, 2001 and (2) the Oswego County Savings Bank P&C Food Market branch (acquired from BSB Bank & Trust Co.) with aggregate balances of at least $50 on May 10, 2001;

         (2) Depositors with accounts at Oswego County Savings Bank with aggregate balances of at least $50 on September 30, 2002; and

         (3) Other depositors of Oswego County Savings Bank on the voting record date.

         The shares of common stock not purchased in the subscription offering will be offered in what we call a "direct community offering," on a priority basis, with preference to the natural persons residing within the counties in which Oswego County Savings Bank has a branch office. Thereafter, shares may also be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering to the public through a syndicate of broker-dealers managed by Friedman Billings Ramsey (referred to as a "syndicated community offering"). We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

How We Determined the Offering Range and the $10.00 Price Per Share

         The offering range is based on an independent appraisal of the market value of the common stock to be offered. RP Financial, LC., an appraisal firm experienced in appraisals of banks and financial institutions, has estimated as of August 23, 2002 the full market value of the common stock to be between $22.0 million and $29.7 million. This results in a stock offering of between 1,232,500 and 1,667,500 shares of common stock at an offering price of $10.00 per share. RP Financial's estimate of our full market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this stock offering. RP Financial's independent appraisal will be updated before we complete our stock offering.

         The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of banking institutions and mutual holding companies. The appraisal was based in part on Oswego County Bancorp's financial condition and results of operations, the effect of the additional capital raised by the sale of common stock in the offering, and an analysis of a peer group of publicly traded savings bank and thrift holding companies that RP Financial, LC considered comparable to Oswego County Bancorp. See "Pro Forma Data."

         The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Oswego County Bancorp. Compared to the average pricing of the peer group, Oswego County Bancorp's pro forma pricing ratios at the maximum of the offering range indicated a premium of 31.5% on a price-to-earnings basis and a discount of 25.8% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion.

                                                                                    Pro Forma
                                                         Pro Forma            price-to-tangible book
                                                 price-to-earnings multiple         value ratio
                                                 --------------------------   ----------------------
Oswego County Bancorp
Maximum of offering range ..................                     19.28x                       93.22%
Minimum of offering range ..................                     15.36x                       79.30%

Valuation of peer group
companies as of August 23, 2002:

Average ....................................                     14.66x                      125.69%
Median .....................................                     13.26x                      127.58%

         The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Oswego County Bancorp as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

Limits on Your Purchase of the Common Stock

           Your orders for common stock will be limited in the following ways:

         (1)    the minimum order is 25 shares or $250;

         (2) in the subscription offering, the maximum amount that an individual may purchase is $250,000;

         (3) in the direct community offering and in the syndicated community offering, the maximum amount that an individual may purchase is $250,000;

         (4) in all categories of the stock offering combined, the total amount that an individual may purchase, acting together with others, is $400,000; and

         (5) if we receive orders for a greater number of shares than we are offering, then we will allocate the available shares that we issue. This may result in your receiving fewer shares than you ordered. See "The Conversion and the Stock Offering."

         If you are a stockholder of Oswego County Bancorp, you will not have to sell any of your shares or be limited in receiving exchange shares, even if your ownership of Bridge Street Financial common stock would exceed the $400,000 purchase limitation. However, if your ownership following the exchange exceeds $400,000 you will not be able to purchase common stock in the stock offering. We may increase the purchase limitations at any time. In addition, in any direct community offering or syndicated community offering, we must first fill orders for our common stock on a basis that will promote a widespread distribution of stock. Thereafter, we must allocate any remaining shares on an equal number of shares per order basis, until we fill all orders. For additional information on these purchase limitations see "The Conversion and the Stock Offering - Subscription Offering and Subscription Rights."

How You May Pay for Your Shares

         In the subscription offering and the direct community offering you may pay for your shares only by:

         (1)    personal check, bank check or money order; or

         (2) authorizing us to withdraw money from your non-check writing deposit accounts maintained with Oswego County Savings Bank.

         We may also, but are not required, to permit wire transfers as payment for shares ordered for purchase. Oswego County Savings Bank cannot lend funds to anyone for the purpose of purchasing shares.

You May Not Sell or Transfer Your Subscription Rights

         If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.

Deadline for Orders of Common Stock

         If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by the Stock Center at our main office or any of Oswego County Savings Bank's branch offices no later than ______, New York time, on _______, unless we extend this deadline. You must submit your order forms by mail, overnight courier or by dropping off your order at the Stock Center at our main office or at any of Oswego County Savings Bank's branch offices.

Termination of the Stock Offering

         The subscription offering will terminate at _____, New York time, on ______2002. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until _______, unless regulators approve a later date. If the subscription offering and/or community offering is extended beyond _______, we will be required to resolicit subscriptions before proceeding with the stock offering. All further extensions, in the aggregate, may not last beyond
_____________.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

         If we do not receive orders for at least 1,232,500 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the $250,000 and $400,000 purchase limitations to a maximum of $833,750, which is 5% of the maximum of the offering range. In addition, we may seek regulatory approval to extend the stock offering beyond the _____ expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering. See "Restrictions on Transfer of Subscription Rights and Shares of Common Stock - Limitations on Common Stock Purchases." If we fail to sell the minimum number of shares, we will return your funds with interest.

Market for the Common Stock

         We have applied to have the common stock of Bridge Street Financial listed on the Nasdaq SmallCap Market under the symbol "OCNB." See "Market for Common Stock."

How We Intend to Use the Proceeds We Raise from the Stock Offering

         Assuming we sell 1,667,500 shares in the stock offering, we intend to distribute the net proceeds from the stock offering as follows:

         .    $8,022,500 will be contributed to Oswego County National Bank; and

         .    $8,022,500 will be retained by Bridge Street Financial.

         We intend to use the net proceeds retained from the stock offering to pay dividends; to repurchase common stock; to finance acquisitions of financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); or for other general corporate purposes.

         Oswego County National Bank may use the proceeds it receives to increase its lending activities and legal lending limits, especially to support the continued growth of its commercial and consumer loan portfolios; for branch expansion, either de novo or through acquisition; to acquire other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); to expand the products and services it offers; and to enhance its facilities so that it may better serve the needs of its customers. Initially, both we and Oswego County National Bank intend to invest the net proceeds from the stock offering in short-term investments and mortgage-backed securities until these proceeds can be deployed for the purposes discussed above.

Our Policy Regarding Dividends

         Oswego County Bancorp paid a cash dividend of $.05 per share on August 14, 2002, or $.20 per share on an annualized basis. After the conversion, we expect to pay a dividend at an initial rate of $0.04 per share per quarter, at the minimum to the adjusted maximum of the offering range. Based on our earnings history and the proceeds from the stock offering, we believe we will have the financial ability to pay this dividend. Your current dividends per share will initially decrease following the conversion and stock offering because we will continue the policy of Oswego County Bancorp of maintaining a dividend payout ratio equal to 25% of earnings, but the number of outstanding shares will increase. Future dividends are not guaranteed and will depend on our ability to pay them.

Our Directors and Officers Will Have Additional Compensation and Benefit Programs After the Conversion and Stock Offering

         Following the conversion and reorganization, we intend to establish a new stock option plan and management recognition plan for our directors and officers. The new management recognition plan will increase our future costs of compensating our directors and officers, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest if newly issued shares are used to fund new stock options and the new management recognition plan. Our employee stock ownership plan (ESOP) will not purchase any shares in connection with the stock offering, so that compensation expense associated with the ESOP will not be affected by the offering.

         We will also convert ESOP shares, restricted stock awards and options previously awarded to officers, employees and directors of Oswego County Bancorp and Oswego County Savings Bank. The number of restricted stock awards received, the number of options received and the exercise price of the options will be adjusted based upon the exchange ratio and the vesting periods will remain unchanged. See "Risk Factors- The implementation of stock-based benefits will increase our future compensation expense and reduce our earnings -The implementation of stock-based benefit plans may dilute your ownership interest in "Bridge Street Financial" and "Management-Benefit Plans and -Future Stock Benefit Plans."

         Following the conversion and stock offering, we will continue to account for stock options in the same manner. Management recognition awards will continue to be expensed. The impact of stock option grants will continue to be disclosed in financial statement footnotes as allowed by SFAS No. 123.

How You May Obtain Additional Information Regarding the Conversion and Stock Offering

         If you have any questions regarding the stock offering or the conversion, please call the Stock Center at (315) 326-3266, Monday through Friday between 9:00 a.m. and 4:00 p.m., New York time.

                                  Risk Factors

--------------------------------------------------------------------------------
You should consider carefully the following risk factors before deciding whether to invest in our common stock.
--------------------------------------------------------------------------------

Consumer, commercial and commercial real estate lending increase credit risk because of the higher risk that the loans will not be repaid.

         Oswego County Savings Bank originates commercial loans, commercial mortgage loans, consumer loans and residential mortgage loans primarily within its market area. Consumer, commercial and commercial mortgage loans generally expose a lender to greater credit risk than loans secured by residential real estate. These loans have higher risks than loans secured by residential real estate for the following reasons:

         . Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower's business.

         . Commercial Mortgage Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

         . Consumer Loans. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage or loss.

         In recent years, Oswego County Savings Bank has developed and implemented a lending strategy that focuses less on residential real estate and more on servicing commercial customers, including increased emphasis on commercial and consumer lending. As a result of this strategy, Oswego County Savings Bank's credit risk has increased. This strategy will continue with the conversion of Oswego County Savings Bank to a national bank. The change in lending strategy indicates that Oswego County Savings Bank may have greater overall credit risk exposure than other community savings banks. This greater overall credit risk may also reflect an increased risk that commercial and consumer borrowers will default on their loans as the economy slows.

Consumer, commercial and commercial real estate lending increase risk because the collateral securing these loans may not be sold as easily as residential real estate loans.

         Oswego County Savings Bank originates commercial loans, commercial mortgage loans, consumer loans and residential mortgage loans primarily inside its market area. Consumer, commercial and commercial mortgage loans may expose us to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate.

Because we have only recently increased our focus on commercial and consumer loans and we may enter new business lines, past performance might not be indicative of our future results.

         Since 1998, we have increased our focus on commercial and consumer loans and reduced the relative amount of residential real estate loans in our portfolio. Commercial and consumer loans generally have higher yields than residential mortgage loans, but expose us to greater credit risk. In addition, after Oswego County Savings Bank converts to a national bank, we may enter new lines of businesses. Because we have only recently emphasized commercial and consumer loans relative to residential mortgage loans and may enter new lines of business upon Oswego County Savings Bank's conversion to a national bank, past performance might not be indicative of our future results.

Because Oswego County Savings Bank's loans are concentrated in a small geographical area, downturns in its local economy may affect its profitability and future growth possibilities.

         Since 1990, Oswego County has experienced zero population growth rate, which is well below the national average, while Onondaga County's population has declined 0.2%. The total population for Oswego and Onondaga counties was 580,000 as of 2001, with Oswego County representing 21% of the population base. Some significant job losses in Oswego County in the early 1990s contributed to a declining real estate market and a relatively high unemployment rate. While the local economy has been stable in recent years, it has not enjoyed the better economic conditions experienced in other parts of the nation. Because of this slow growth, any downturn in the economy of either Onondaga or Oswego Counties may limit funds available for deposit and may negatively affect our borrowers' ability to repay their loans on a timely basis, both of which could have an impact on our profitability.

Changes in interest rates could adversely affect our results of operations and financial condition.

         Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

         We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

After the stock offering, our return on average equity will be low compared to other companies. This could hurt the price of your common stock.

         We will not be able to deploy all of the increased capital from this stock offering into high-yielding earning assets immediately. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios. For the six months ended June 30, 2002, our annualized return on average equity was 6.56%. Until we can leverage our increased capital and increase interest earning assets, we expect our return on equity to be below the industry average, which may negatively impact the value of your stock.

Stock market volatility may affect the price of your common stock.

         Publicly traded stocks have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After your shares begin trading, the trading price of your common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of us and general industry and economic conditions. If market volatility continues, it may affect the price of your common stock.

The implementation of stock-based benefits will increase our future compensation expense and reduce our earnings.

         We intend to adopt a new stock option plan that will provide for grants to eligible officers and directors of options to purchase common stock of up to 10% of the common stock sold in the stock offering. We also intend to adopt a new management recognition plan that will provide for awards of common stock to eligible officers and directors of up to 4% of the common stock sold in the stock offering. These plans will increase our future costs of compensating our officers and directors, thereby reducing our earnings.

The implementation of stock-based benefits may dilute your ownership interest in Bridge Street Financial.

         We intend to adopt a new stock option plan and a new management recognition plan following the conversion and reorganization. We will fund these plans through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and restricted stock awards.

Our certificate of incorporation, bylaws and certain laws and regulations may prevent transactions you might favor, including a sale or merger of Bridge Street Financial.

         Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware and federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of Bridge Street Financial through a tender offer, business combination, proxy contest or some other method even though some of our stockholders might believe a change in control is desirable. In addition, only the Chairperson of the Board, President or three-fourths of the board of directors of Bridge Street Financial may call a special meeting of shareholders. Therefore, as a shareholder of Bridge Street Financial, you will not be able to call a special meeting of shareholders to consider a tender offer, business combination or other transaction.

         In addition, during the conversion process and for three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. There are limited exceptions to this prohibition. Although Oswego County Savings Bank will be converting to a national bank, the national bank will continue to be subject to these restrictions.

There is a decrease in the rights of stockholders under our Delaware certificate of incorporation and bylaws.

         As a result of the conversion, existing stockholders of Oswego County Bancorp, a federal corporation, will become stockholders of Bridge Street Financial, a Delaware corporation. The rights of stockholders of the new Delaware corporation will be less than the rights stockholders currently have. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders.

         For example, Oswego County Bancorp's stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Oswego County Bancorp at least five days before the date of any such meeting. Bridge Street Financial's Delaware bylaws generally provide, however, that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Bridge Street Financial at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, special meetings of Oswego County Bancorp's stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. Bridge Street Financial's Delaware certificate of incorporation prohibits stockholders from calling special meetings. See "Comparison Of Stockholders' Rights" on page ___ for a discussion of these differences.

We intend to remain independent which may mean you will not receive a premium for your conversion stock.

         We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Oswego County Savings Bank's conversion to a national bank may be delayed or denied if the Board of Directors elects not to proceed with the national bank conversion or we do not receive regulatory approval.

         The plan of conversion permits the Board of Directors of Oswego County Savings Bank to elect, at any time, not to proceed with the national bank conversion. While the Office of the Comptroller of the Currency ("OCC") has conditionally approved the national bank conversion, the Federal Reserve Board must approve our application to become a bank holding company. If this election is made by the Board of Directors or the Federal Reserve Board denies the holding company application, Oswego County MHC will only proceed with the conversion and stock offering. If the Board of Directors makes this election, we will not resolicit subscribers for our common stock. It is currently our intent to proceed with both the stock offering and the national bank conversion.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

         .        general and local economic conditions;

         . changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;

         .        changes in accounting principles, policies, or guidelines;

         .        changes in legislation or regulation; and

         . other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

         Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The summary information presented below at or for each of the five years in the period ended December 31, 2001 is derived in part from and should be read in conjunction with the consolidated financial statements of Oswego County Bancorp and the notes thereto presented elsewhere in the prospectus. The information at June 30, 2002 and for the six months ended June 30, 2002 and 2001 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the six month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the entire year.

                                            At June 30,                                     At December 31,
                                      ----------------------   ---------------------------------------------------------------------
                                        2002         2001         2001          2000           1999          1998(1)        1997(1)
                                      ---------   ----------   ----------    ----------     ----------    -------------   ----------
                                                                           (In thousands)
Selected Financial Condition
    Data:
    Total assets .................... $ 173,432    $ 153,339    $ 162,985     $ 136,460      $ 122,849      $ 110,866      $ 111,993
    Cash and due from banks .........     7,582        5,809        6,478         7,119          6,450          4,007          4,083
    Securities available for sale ...    40,686       40,128       41,160        19,859         20,834         14,784         10,921
    Securities held to maturity .....        --           --           --        13,308         16,307         13,730         10,441
    Loans, net ......................   110,773       94,918      103,917        85,960         72,029         71,013         79,052
    Deposits ........................   139,804      121,297      129,183       105,887        100,118         95,564         97,899
    Borrowings ......................    14,000       14,000       14,874        12,200          5,900             --             --
    Stockholders' equity ............    16,553       15,382       15,817        14,732         14,219         11,694         11,392

                                        For the Six Months                               For the Years Ended
                                           Ended June 30,                                     December 31,
                                      ----------------------   ---------------------------------------------------------------------
                                        2002         2001         2001          2000           1999           1998           1997
                                      ---------   ----------   ----------    ----------     ----------    -------------   ----------
                                                                  (In thousands, except per share data)
Selected Operating Data:
    Total interest income ...........  $ 4,910      $ 4,937      $10,011      $ 9,150        $ 7,753        $ 7,915        $ 8,252
    Total interest expense ..........    1,955        2,393        4,700        4,150          3,148          3,388          3,738
                                       -------      -------      -------      -------        -------        -------        -------
    Net interest income .............    2,955        2,544        5,311        5,000          4,605          4,527          4,514
    Provision for loan losses .......      142           72          144          169            120            120            525
                                       -------      -------      -------      -------        -------        -------        -------
    Net interest income after
       provision for loan losses ....    2,813        2,472        5,167        4,831          4,485          4,407          3,989
    Total noninterest income ........    1,291          897        2,005        1,338            585            469            516
    Total noninterest expense .......    3,505        2,718        5,750        5,310          4,864          4,405          4,115
                                       -------      -------      -------      -------        -------        -------        -------
    Income before income taxes ......      599          651        1,422          859            206            471            390
    Income tax expense ..............       75          137          297          244             37            162            201
                                       -------      -------      -------      -------        -------        -------        -------
       Net income ...................  $   524      $   514      $ 1,125      $   615        $   169        $   309        $   189
                                       =======      =======      =======      =======        =======        =======        =======

Per Share Data:
    Basic income (loss) per
       share(2) .....................      .21          .21          .46          .24           (.17)             -              -
    Diluted income (loss) per
       share(2) .....................      .21          .21          .45          .24           (.17)             -              -
    Cash dividends per share ........      .09          .037         .10          .03              -              -              -
    Dividend payout ratio ...........      .30          .19          .24          .12              -              -              -
    Book value per share ............     6.67         6.24         6.40         6.01           5.49              -              -

----------------------------------
       (1) Data is for Oswego County Savings Bank only.
       (2) 1999 includes the period after conversion to stock form.

                                            At or for the Six
                                                 Months                                At or for the Years Ended
                                             Ended June 30,                                 At December 31,
                                          ---------------------    ----------------------------------------------------------------
                                             2002        2001        2001          2000          1999          1998          1997
                                          ----------   --------    --------      --------      --------      --------      --------
Selected Financial Ratios and
Other Data (1):
   Performance Ratios:
     Return on average assets .........        0.63%       0.73%       0.75%         0.47%         0.15%         0.28%         0.17%
     Return on average equity .........        6.56        6.92        7.33          4.29          1.27          2.71          1.60
     Average equity to average
     assets ...........................        9.67       10.48       10.20         11.00         11.66         10.38         10.41
     Equity to assets at end of
     period ...........................        9.54       10.03        9.70         10.80         11.57         10.55         10.17
     Average interest rate spread .....        3.89        3.56        3.55          3.66          3.71          3.73          3.68
     Net interest margin(2) ...........        4.30        4.14        4.11          4.31          4.34          4.37          4.25
     Average interest earning
     assets to average interest
     bearing liabilities ..............      115.72      115.49      116.23        118.30        121.19        119.48        116.19
     Total noninterest expense to
     average assets ...................        4.24        3.84        3.82          4.07          4.25          4.02          3.62
      Efficiency ratio(3) .............       78.55       78.35       76.54         82.44         93.85         88.17         81.81
   Regulatory Capital Ratios:
   Tangible capital ...................         9.5%       10.4%       10.2%         11.3%         12.9%         10.7%         10.0%
   Core capital .......................        14.9        14.6        14.8          15.0          15.3          15.5          18.7
   Risk-based capital .................        15.9        15.8        15.7          16.1          16.4          16.7          19.9
   Asset Quality Ratios:
   Nonperforming loans as a percent
     of total loans ...................        0.75        1.01        0.93          1.50          1.80          2.49          2.20
   Nonperforming assets as a
     percent of total assets ..........        0.48        0.66        0.60          1.08          1.28          1.70          2.12
   Allowance for loan losses as a
     percent of total loans ...........        0.92        1.25        0.89          1.29          1.46          1.58          1.75
   Allowance for loan losses as
     percent of nonperforming assets ..      122.34%     119.13%      95.69%        76.36%        68.13%        56.72%        59.88%
   Number of:
        Banking offices ...............           7           6           6             5             5             4             4
        Full-time equivalent
         employees ....................          80          65          67            52            51            48            47

         ----------------------------
         (1) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. Ratios for the six months ended June 30 are annualized.
         (2) Net interest margin represents net interest income as a percentage of average interest earning assets.
         (3) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and noninterest income less gains and losses on sale of securities.

           OSWEGO COUNTY SAVINGS BANK AND OSWEGO COUNTY NATIONAL BANK

         Oswego County Savings Bank, a New York state-chartered stock savings bank is the wholly-owned subsidiary of Oswego County Bancorp. Oswego County Savings Bank conducts operations mainly through Oswego County Savings Bank's headquarters office in Oswego, New York and six additional branch offices in Oswego and Onondaga counties. The majority of loans and deposits held by Oswego County Savings Bank are generated within Oswego and Onondaga counties, a region consisting of a mixture of urban, suburban and rural areas and which includes the cities of Oswego, Fulton and Syracuse.

         Oswego County Savings Bank also invests in mortgage-backed and other investment securities, consisting primarily of U.S. government and federal agency securities, New York State municipal securities and corporate securities. Oswego County Savings Bank also operates a charitable foundation, Oswego County Charitable Foundation, which owns ____ shares of Oswego County Bancorp common stock. For further information on Oswego County Savings Bank operations and financial condition, see "Business of Oswego County Savings Bank."

         Upon consummation of its conversion to a national bank, the deposits of Oswego County National Bank will continue to be insured by the Bank Insurance Fund of the FDIC, and, as such, the national bank will continue to be subject to regulation and supervision by the FDIC. Oswego County National Bank will not be subject to Office of Thrift Supervision regulation and supervision; but rather, the primary regulator of the Oswego County National Bank will be the OCC. Oswego County National Bank will remain a member of the Federal Home Loan Bank of New York. As a national bank, Oswego County National Bank will also be required to become a member of the Federal Reserve Bank of New York.

         The executive offices of all companies listed in this prospectus are or will be located at 44 East Bridge St., Oswego, NY 13126, telephone number -
(315) 343-4100.

                OSWEGO COUNTY BANCORP AND BRIDGE STREET FINANCIAL

         Oswego County Bancorp conducts operations mainly through its wholly owned subsidiary, Oswego County Savings Bank. Oswego County Bancorp is a federally chartered stock-form mid-tier holding company that owns all of the issued and outstanding shares of common stock of Oswego County Savings Bank. Oswego County MHC, which is a federally-chartered mutual holding company, owns more than a majority of the outstanding shares of Oswego County Bancorp's common stock. The remaining shares of common stock of Oswego County Bancorp are owned by public stockholders. Oswego County Bancorp will cease to exist, but will be succeeded by us, as the sole stockholder of Oswego County National Bank. This stock offering is being made by Bridge Street Financial.

         Following the conversion and reorganization, we will become a bank holding company and will be regulated by the Federal Reserve because we will own 100% of the common stock of Oswego County National Bank. At June 30, 2002, Oswego County Bancorp had total assets of $173.4 million, total deposits of $139.8 million and total stockholders' equity of $16.6 million.

                                OSWEGO COUNTY MHC

         Oswego County MHC is the federally chartered mutual holding company parent of Oswego County Bancorp. The principal business purpose of Oswego County MHC is owning a majority of the outstanding shares of common stock of Oswego County Bancorp. Oswego County MHC will no longer exist upon completion of the conversion and reorganization.

            HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

         The net proceeds will depend on the total number of shares of common stock sold in the stock offering, which will in turn depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the stock offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the stock offering, we estimate that the net proceeds to be between $11.7 million and $16.0 million, or $18.5 million if the stock offering is increased by 15%.

Bridge Street Financial intends to distribute the net proceeds from the stock offering as follows:

                                                                                 Number of Shares Sold
                                                                     ----------------------------------------------
                                                                      Minimum          Maximum        Super-Maximum
                                                                     1,232,500        1,667,500         1,917,625
                                                                       shares           shares           shares
                                                                     ---------       -----------      -------------
                                                                                   (In thousands)
Offering proceeds .................................................  $  12,325        $  16,675        $  19,196
Less: offering expenses ...........................................        630              630              630
Net offering proceeds .............................................     11,695           16,045           18,546
Less:
Proceeds contributed to Oswego County National Bank ...............      5,848            8,023            9,273
Proceeds contributed to Bridge Street Financial ...................      5,847            8,022            9,273

         The net proceeds may vary because total expenses relating to the reorganization and stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Oswego County Bancorp and Oswego County Savings Bank. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Oswego County Savings Bank but will result in a reduction of Oswego County Savings Bank's deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.

Oswego County National Bank may use the proceeds it receives from the stock offering:

         . to increase lending, especially to support the continued growth in its commercial loan portfolio;

         .     to establish or acquire new branches;

         . to finance the acquisition of financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time;

         . to enhance the quality of its facilities so that it may better serve the needs of its customers; and

         .     for general corporate purposes.

Bridge Street Financial may use the proceeds it retains from the stock offering:

         .     to pay dividends to stockholders;

         . to repurchase shares of common stock issued in the stock offering;

         . to finance the acquisition of financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

         .     for general corporate purposes.

         Initially, both Oswego County National Bank and Bridge Street Financial intend to invest the net proceeds from the stock offering in short-term investments and mortgage-backed securities until these proceeds can be deployed for the purposes discussed above.

                         OUR POLICY REGARDING DIVIDENDS

         Oswego County Bancorp has paid quarterly cash dividends in each quarter since the second quarter of 2000. To date, Oswego County MHC has waived its right to receive approximately $140,000 in dividends. Oswego County MHC may waive its right to receive dividends until the completion of the reorganization and conversion. This will cause a dilution of the exchange ratio for shareholders of Oswego County Bancorp. Oswego County Bancorp paid a cash dividend per share of $.05 per share on August 14, 2002, or $.20 per share on an annualized basis. After the conversion and reorganization, we expect to pay a dividend at an initial rate of $0.04 per share per quarter, at the minimum to the adjusted maximum of the offering range, based upon $10.00 per share. Former stockholders of Oswego County Bancorp will initially experience a decline in their dividend payments following the conversion and reorganization. While we will continue to maintain Oswego County Bancorp's current policy of maintaining a dividend payout ratio of 25% of earnings, we will have more shares of common stock outstanding which will initially reduce the dividends paid per share.

         The continued payment of dividends will also depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount and frequency of these dividends.

         The only funds available for the payment of dividends on our capital stock will be cash and cash equivalents held by us, earnings from the investment of proceeds from the sale of Common Stock retained by us, dividends paid by Oswego County National Bank to us, and borrowings. Oswego County National Bank will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Oswego County National Bank's capital below required capital levels or would impair the liquidation account to be established for the benefit of the Oswego County Savings Bank's eligible account holders and supplemental eligible account holders at the time of the conversion and stock offering. See "The Conversion and the Stock Offering - Effects of the Conversion - Liquidation Rights."

         If we issue preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

         Oswego County National Bank's ability to pay dividends will be governed by the National Bank Act and the regulations of the Office of the Comptroller of the Currency. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits. In addition, the prior approval of the Office of the Comptroller of the Currency is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

                           MARKET FOR THE COMMON STOCK

         Oswego County Bancorp's common stock is currently traded on the OTC Bulletin Board under the symbol "OCSB.OB," and there is an established market for our common stock. At June 30, 2002, Oswego County Bancorp had two market makers, including Friedman Billings Ramsey, which intends to remain a market maker in our stock following the stock offering. Friedman Billings Ramsey will also assist in obtaining other market makers after the stock offering. Our common stock will trade under the symbol "OCNB" on the Nasdaq SmallCap Market after completion of the stock offering.

         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

         On February 21, 2002, Oswego County Bancorp's Board of Directors authorized a three-for-one stock split in the form of a stock dividend for shareholders of record at the close of business on March 4, 2002. All historical share and per-share amounts disclosed herein have been restated to give effect to the stock split.

         At the close of business on June 30, 2002, there were 2,557,600 shares outstanding, held by approximately 331 shareholders of record. The high bid and low bid prices noted below for the first three quarters of fiscal 2002 and for the quarters of fiscal 2001 and 2000 are obtained from the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

                                             Price Per Share
                                   ----------------------------------
                                                                             Cash Dividends
                                     High Bid              Low Bid             Declared
                                   ------------         -------------        --------------
                 2002
Third Quarter ...................
Second Quarter ..................    $   14.25              $    9.00        $          .05
First Quarter ...................        10.00                   6.00                   .04

                 2001
Fourth Quarter ..................         7.00                   4.92                   .04
Third Quarter ...................         5.83                   4.42                   .0267
Second Quarter ..................         4.42                   3.62                   .02
First Quarter ...................         3.67                   3.63                   .0167

                 2000
Fourth Quarter ..................         3.42                   3.00                   .01
Third Quarter ...................         3.46                   3.33                   .01
Second Quarter ..................         3.29                   2.10                   .01
First Quarter ...................         3.00                   2.00                    --

         In connection with the conversion and reorganization, each existing share of common stock of Oswego County Bancorp will be converted into and become the right to receive a number of shares of our common stock determined pursuant to the exchange ratio, and options to purchase Oswego County Bancorp common stock will be converted into options to purchase shares of our common stock determined pursuant to the exchange ratio for the same aggregate exercise price. At June 19, 2002, the business day immediately proceeding the public announcement of the conversion and reorganization, and at November __, 2002, the closing prices of our common stock were $11.50 per share and $ ____________ per share, respectively.

                       BANK REGULATORY CAPITAL COMPLIANCE

     At June 30, 2002, we exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under accounting principles generally accepted in the United States of America ("GAAP") and our compliance with regulatory capital standards at June 30, 2002, on a historical and pro forma basis under FDIC regulations. We have assumed that the indicated number of shares were sold as of June 30, 2002 and that Oswego County National Bank received 50% of the net proceeds from the offering. For purposes of the table below, the amount to be acquired by the new management recognition plan are deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to us, see "Regulation of Oswego County Savings Bank, Oswego County Bancorp, Bridge Street Financial, Oswego County MHC and Oswego County National Bank- Federal Banking Regulation - Capital Requirements."

                                                    Pro Forma at June 30, 2002 Based Upon the Sale at $10.00 Per Share
                                    ------------------------------------------------------------------------------------------------
                                                                                                                       1,917,625
                                                            1,232,500          1,450,000          1,667,500              Shares
                                                              Shares             Shares             Shares             (15% Above
                                       Historical at       (Minimum of        (Midpoint of        (Maximum of          Maximum of
                                       June 30, 2002         Range)              Range)             Range)             Range)(1)
                                    ------------------- ------------------ -------------------- ------------------  ----------------
                                              Percent            Percent               Percent            Percent          Percent
                                                of                 of                    of                 of               of
                                     Amount   Assets(2)  Amount  Assets(2)  Amount    Assets(2)  Amount   Assets(2) Amount Assets(2)
                                    --------  --------- -------- --------- --------   --------- --------  --------- ------ ---------
                                                                                (Dollars in thousands)
Capital under generally accepted
  accounting principles ..........   $15,645     9.02%  $20,999     11.74% $22,000      12.23%   $23,000     12.72% $24,151  13.27%
                                     =======    =====   =======   =======  =======     ======    =======   =======  =======  =====

Tier 1 leverage capital(3) .......    14,861      8.92   20,215     11.76   21,216      12.27     22,216     12.77   23,367   13.35
                                     -------    ------  -------   -------  -------     ------    -------   -------  -------  ------
Requirement(4) ...................     4,998      3.00    5,158      3.00    5,188       3.00      5,218      3.00    5,253    3.00
                                     -------    ------  -------   -------  -------     ------    -------   -------  -------  ------
Excess ...........................     9,863      5.92   15,057      8.76   16,028       9.27     16,998      9.77   18,114   10.35
                                     =======    ======  =======   =======  =======     ======    =======   =======  =======  ======

Tier 1 risk-based capital(3)(5) ..    14,861     14.06   20,215     18.94   21,216      19.84     22,216     20.74   23,367   21.76
Requirement ......................     4,227      4.00    4,270      4.00    4,278       4.00      4,286      4.00    4,295    4.00
                                     -------    ------  -------   -------  -------     ------    -------   -------  -------  ------
Excess ...........................    10,634     10.06   15,946     14.94   16,938      15.84     17,931     16.74   19,072   17.76
                                     =======    ======  =======   =======  =======     ======    =======   =======  =======  ======

Total risk-based capital(3)(4) ...    15,885     15.03   21,239     19.90   22,240      20.80     23,240     21.69   24,391   22.72
Requirement(4) ...................     8,454      8.00    8,540      8.00    8,556       8.00      8,572      8.00    8,590    8.00
                                     -------    ------  -------   -------  -------     ------    -------   -------  -------  ------

Excess ...........................   $ 7,431      7.03% $12,700     11.90% $13,684      12.80%   $14,669     13.69% $15,801   14.72%
                                     =======    ======  =======   =======  =======     ======    =======   =======  =======  ======

----------------------
(1) As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of "average total assets," and risk-based capital levels are calculated on the basis of a percentage of "risk-weighted assets," each as defined in the FDIC regulations.
(3) Pro forma capital levels assume receipt by Oswego County National Bank of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint and maximum of the offering range. These levels assume funding by Bridge Street Financial of the management recognition plan equal to 4% of the common stock sold in the stock offering.
(4) The current leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4%.
(5) Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                         HOLDING COMPANY CAPITALIZATION

     The following table presents the historical deposits and consolidated capitalization of Oswego County Bancorp at June 30, 2002, and the pro forma capitalization of Bridge Street Financial after giving effect to the conversion and stock offering, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." A change in the number of shares to be sold in the stock offering may affect materially the capitalization.

                                                                           Pro Forma Based Upon Sale at $10.00 Per Share
                                                                     ----------------------------------------------------------
                                                                                                                    1,917,625
                                                                      1,232,500      1,450,000       1,667,500        Shares
                                                      Historical        Shares         Shares         Shares        (15% Above
                                                         as of        (Minimum       (Midpoint       (Maximum       Maximum of
                                                     June 30, 2002    of Range)      of Range)       of Range)      Range) (1)
                                                    --------------   -----------    -----------    -----------     ------------
                                                                                  (In thousands)
Deposits(2) .......................................    $ 139,804      $ 139,804      $ 139,804      $ 139,804      $ 139,804
Borrowed funds ....................................       14,000         14,000         14,000         14,000         14,000
                                                       ---------      ---------      ---------      ---------      ---------
Total deposits and borrowed funds .................    $ 153,804      $ 153,804      $ 153,804      $ 153,804      $ 153,804
                                                       =========      =========      =========      =========      =========

Stockholders' equity:
  Common stock, $.01 par value,
     5,000,000 shares authorized;
     shares to be issued as
     reflected(3) .................................    $      27      $      22      $      26      $      30      $      34
  Preferred stock, $.01 par value, 1,000,000
     shares authorized; no shares to be issued ....            -              -              -              -              -
  Additional paid-in capital(3) ...................        3,336         14,511         16,682         18,853         21,350
  Treasury stock ..................................         (525)             -              -              -              -
  Retained earnings(4) ............................       13,776         13,776         13,776         13,776         13,776
  Accumulated other comprehensive income (5) ......          463            463            463            463            463

Less:
  Common stock acquired by ESOP ...................         (213)          (213)          (213)          (213)          (213)
  Common stock acquired by management
     recognition plan(6) ..........................          (60)          (553)          (640)          (727)          (827)
                                                       ---------      ---------      ---------      ---------      ---------
Total stockholders' equity ........................    $  16,804      $  28,006      $  30,094      $  32,182      $  34,583
                                                       =========      =========      =========      =========      =========

---------------------------
(1) As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) Reflects the issuance of shares sold in the offering at a value of $10.00 per share as follows: 1,232,500 shares at the minimum of the estimated valuation range, 1,450,000 shares at the midpoint, 1,667,500 shares at the maximum, and 1,917,625 at 15% above the maximum. Includes assets held by Oswego County MHC. No effect has been given to the issuance of additional shares of common stock pursuant to Bridge Street Financial proposed stock option plan intended to be adopted by Bridge Street Financial and presented for approval of stockholders at a meeting of the stockholders to be held at least six months following completion of the offering.
(4) The retained earnings of Oswego County National Bank will be substantially restricted after the stock offering. Includes assets held by Oswego County, MHC ($251,000).
(5) Represents the unrealized gain on securities classified as available-for-sale, net of related taxes.
(6) Assumes that, subsequent to the stock offering, an amount equal to 4% of shares of common stock sold in the stock offering is purchased by a management recognition plan through open market purchases. The new management recognition plan is intended to be adopted by Bridge Street Financial and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the stock offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders' equity.

                                 PRO FORMA DATA

     We cannot determine the actual net proceeds from the sale of the common stock until the stock offering is completed. However, we estimate that net proceeds will be between $11.7 million and $16.0 million, or $18.5 million if the offering range is increased by 15%, based upon the following assumptions:

     .    we will sell all shares of common stock in the subscription offering;

     . we will pay Friedman Billings Ramsey a fixed fee of $175,000. See "Marketing Arrangements" on page ____; and

     . total expenses, excluding fees and expenses paid to Friedman Billings Ramsey, will be approximately $455,000.

     We calculated the pro forma consolidated net income and stockholders' equity of Oswego County Bancorp for the six months ended June 30, 2002 and the year ended December 31, 2001, as if the common stock had been sold at the beginning of each year and the net proceeds had been invested at 4.86% for the six months ended June 30, 2002 and 5.58% for the year ended December 31, 2001. These yields reflect the arithmetic average method required by Office of Thrift Supervision regulations, which assumes reinvestment of the net proceeds at a rate equal to the average yield on interest earning assets and cost of deposits for these periods. We assumed a tax rate of 34% for both periods. This results in annualized after-tax yields of 3.21% for the six months ended June 30, 2002 and 3.68% for the year ended December 31, 2001.

     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical stockholders' equity to reflect the earnings on the estimated net proceeds. As discussed under "How We Intend to Use the Proceeds from the Stock Offering," we intend to infuse Oswego County National Bank with 50% of the net proceeds from the stock offering and retain all of the rest of the proceeds at the holding company for capital needs that arise in the future.

     The tables and footnotes on pages __ through __ give effect to the new "restricted stock program" or "management recognition plan," which we expect to adopt following the reorganization and stock offering and present to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the management recognition plan is approved by stockholders, the management recognition plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock. In preparing the following tables we assumed that stockholder approval has been obtained and that the shares acquired by the management recognition plan are purchased in the open market at $10.00 per share.

     As discussed under "How We Intend to Use the Proceeds from the Stock Offering," we intend to infuse Oswego County National Bank with 50% of the net proceeds from the stock offering and retain all of the remaining proceeds at the holding company level for capital needs that arise in the future.

     An increase in the number of shares of common stock outstanding as a result of an increase in the estimated pro forma market value of the common stock would decrease both the percentage of outstanding shares owned by a subscriber and the pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock outstanding would increase both a subscriber's ownership interest and the pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis.

     The following tables do not give effect to:

     . the shares to be reserved for issuance under the new stock option plan, which requires stockholder approval at an annual or special meeting of stockholders to be held at least six months following completion of the reorganization and stock offering;

     . withdrawals from deposit accounts to purchase common stock in the stock offering;

     .    our results of operations after the conversion and stock offering; or

     . changes in the market price of the common stock after the conversion and stock offering.

     The following pro forma information may not represent the financial effects of the reorganization and stock offering at the date on which the conversion actually occurs and you should not use the table as an indicator of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Oswego County Bancorp computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                                                 At or for the Six Months Ended June 30, 2002
                                                 ---------------------------------------------------------------------------
                                                     1,232,500          1,450,000           1,667,500      1,917,625 Maximum
                                                       Minimum           Midpoint            Maximum          As Adjusted
                                                      Shares             Shares             Shares             Shares
                                                     at $10.00          at $10.00           at $10.00          at $10.00
                                                     Per Share          Per Share           Per Share        Per Share(1)
                                                 -----------------   ---------------   ------------------- -----------------
                                                              (Dollars in thousands, except per share amounts)
Gross proceeds ................................     $   12,325         $    14,500         $    16,675       $    19,176
Less: expenses ................................            630                 630                 630               630
                                                    ----------         -----------         -----------       -----------
     Estimated net proceeds ...................     $   11,695         $    13,870         $    16,045       $    18,546
Less: Common stock purchased by MRP(2) ........           (493)               (580)               (667)             (767)
Add: MHC capital addition(3) ..................            251                 251                 251               251
                                                    ----------         -----------         -----------       -----------
     Estimated investable net proceeds ........     $   11,453         $    13,541         $    15,629       $    18,030
                                                    ==========         ===========         ===========       ===========

For the 6 months ended June 30, 2002:
------------------------------------
Consolidated net income:
    Historical ................................     $      524         $       524         $       524       $       524
    Pro forma income on net proceeds ..........            184                 217                 251               289
    Pro forma MRP adjustment(2) ...............            (33)                (38)                (44)              (51)
                                                    ----------         -----------         -----------       -----------
         Pro forma net income .................     $      675         $       703         $       731       $       762
                                                    ==========         ===========         ===========       ===========
Per share net income(4):
    Historical ................................     $     0.24         $      0.21         $      0.18       $      0.16
    Pro forma income on net proceeds ..........           0.10                0.09                0.09              0.09
    Pro forma MRP adjustment(2) ...............          (0.02)              (0.02)              (0.02)            (0.02)
                                                    ----------         -----------         -----------       -----------
    Pro forma net income per share(4) .........     $     0.32         $      0.28         $      0.25       $      0.23
                                                    ==========         ===========         ===========       ===========
    Offering price as a multiple of pro
       forma net annualized income per
       share ..................................          15.63x              17.86x              20.00x            21.74x
    Number of shares used in calculation of
       income per share .......................      2,139,669           2,517,259           2,894,847         3,329,075

At June 30, 2002:
----------------
Stockholders' equity:
Historical ....................................     $   16,553         $    16,553         $    16,553       $    16,553
Estimated net proceeds ........................         11,695              13,870              16,045            18,546
MHC Capital addition ..........................            251                 251                 251               251
Less: Common Stock acquired by MRP(2) .........           (493)               (580)               (667)             (767)
                                                    ----------         -----------         -----------       -----------
         Pro forma stockholders' equity .......     $   28,006         $    30,094         $    32,182       $    34,583
         Intangible assets (5) ................            324                 324                 324               324
                                                    ----------         -----------         -----------       -----------
         Pro forma tangible stockholders'
            equity ............................     $   27,682         $    29,770         $    31,858       $    34,259
                                                    ==========         ===========         ===========       ===========
Stockholders' equity per share (6):

    Historical ................................     $     7.54         $      6.41         $      5.57       $      4.85
    Estimated net proceeds ....................           5.33                5.36                5.41              5.43
    MHC capital addition ......................           0.11                0.10                0.08              0.07
    Less: Common stock acquired by MRP(6) .....          (0.22)              (0.22)              (0.22)            (0.22)
                                                    ----------         -----------         -----------       -----------
    Pro forma stockholders' equity per
       share ..................................     $    12.76         $     11.65         $     10.84       $     10.13
                                                    ----------         -----------         -----------       -----------
    Pro forma tangible stockholders' equity
       per share ..............................     $    12.61         $     11.53         $     10.73       $     10.03
                                                    ==========         ===========         ===========       ===========
    Offering price as a percentage of pro
       forma stockholders' equity per share ...          78.37%              85.84%              92.25%            98.72%
                                                    ==========         ===========         ===========       ===========
    Offering price as a percentage of pro
       forma tangible equity ..................          79.30%              86.73%              93.20%            99.70%
                                                    ==========         ===========         ===========       ===========
    Number of shares used in calculation of
       book value per share ...................      2,195,116           2,582,490           2,969,863         3,415,343

-----------------------
(1) We reserve the right to issue up to a total of 1,917,625 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $19,176,250 (15% above the maximum of the offering range.)

(2) Assumes 4% of the common stock sold in the stock offering will be purchased by the new management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Oswego County Bancorp would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 2.3%.

(3) Reflects addition of Oswego County MHC's capital as a result of the conversion and reorganization.

(4) Per share figures include publicly held shares of Oswego County Bancorp common stock that will be exchanged for new shares of Bridge Street Financial in the conversion. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5) Intangible assets represents the outstanding balance of goodwill related to the acquisition of a banking branch office in May 2001.

(6) Per share figures include publicly held shares of Oswego County Bancorp common stock that will be exchanged for new shares of Bridge Street Financial in the conversion. Stockholders equity per share calculations are based upon the sum of (a) the number of subscription shares assumed to be sold in the offering and (b) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.84266, 0.99137, 1.14007 and 1.31109, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed shares.

                                                                         At or for the Year Ended December 31, 2001
                                                           ----------------------------------------------------------------------
                                                             1,232,500        1,450,000         1,667,500      1,917,625 Maximum
                                                              Minimum          Midpoint          Maximum          As Adjusted
                                                              Shares            Shares            Shares             Shares
                                                             at $10.00         at $10.00         at $10.00          at $10.00
                                                             Per Share         Per Share         Per Share         Per Share(1)
                                                           ------------    --------------     --------------    -----------------
                                                                      (Dollars in thousands, except per share amounts)
Gross proceeds ..........................................  $     12,325    $       14,500     $       16,675    $        19,176
Less: expenses ..........................................           630               630                630                630
                                                           ------------    --------------     --------------    ---------------
     Estimated net proceeds .............................  $     11,695    $       13,870     $       16,045    $        18,546
Less: Common stock purchased by MRP(2) ..................          (493)             (580)              (667)              (767)
Add: MHC capital addition(3) ............................           251               251                251                251
                                                           ------------    --------------     --------------    ---------------
     Estimated investable net proceeds ..................  $     11,453    $       13,541     $       15,629    $        18,030
                                                           ============    ==============     ==============    ===============

For the 12 months ended December 31, 2001:
-----------------------------------------
Consolidated net income:
    Historical ..........................................  $      1,125    $        1,125     $        1,125    $         1,125
    Pro forma income on net proceeds ....................           422               499                576                664
    Pro forma MRP adjustment(2) .........................           (65)              (77)               (88)              (101)
                                                           ------------    --------------     --------------    ---------------
         Pro forma net income ...........................  $      1,482    $        1,547     $        1,613    $         1,688
                                                           ============    ==============     ==============    ===============

Per share net income(reflects SOP 93-6)(4):
    Historical ..........................................  $       0.53    $         0.45     $         0.39    $          0.34
    Pro forma income on net proceeds ....................          0.19              0.20               0.20               0.20
    Pro forma MRP adjustment(2) .........................         (0.03)            (0.03)             (0.03)             (0.03)
                                                           ------------    --------------     --------------    ---------------
    Pro forma net income per share(4) ...................  $       0.69    $         0.62     $         0.56    $          0.51
                                                           ============    ==============     ==============    ===============

    Offering price as a multiple of pro
       forma net annualized income per share ............         14.49x            16.15x             17.86x             19.61x
    Number of shares used in calculation of
       income per share .................................     2,135,629         2,512,506          2,889,381          3,322,790

At December 31, 2001
--------------------
Stockholders' equity:
Historical ..............................................  $     15,817    $       15,817     $       15,817    $        15,817
Estimated net proceeds ..................................        11,695            13,870             16,045             18,546
MHC Capital addition ....................................           251               251                251                251
Less: Common Stock acquired by MRP(2) ...................          (493)             (580)              (667)              (767)
                                                           ------------    --------------     --------------    ---------------
         Pro forma stockholders' equity .................  $     27,270    $       29,358     $       31,446    $        33,847
         Intangible assets (5) ..........................           336               336                336                336
                                                           ------------    --------------     --------------    ---------------
         Pro forma tangible stockholders' equity ........  $     26,934    $       29,022     $       31,110    $        33,511
                                                           ============    ==============     ==============    ===============


Stockholders' equity per share (does not
    reflect SOP 93-6)(6):
    Historical ..........................................  $       7.21    $         6.12     $         5.33     $         4.63
    Estimated net proceeds ..............................          5.32              5.37               5.40               5.43
    MHC capital addition ................................          0.11              0.10               0.08               0.07
    Less: Common stock acquired by MRP(6) ...............         (0.22)            (0.22)             (0.22)             (0.22)
                                                           ------------    --------------     --------------    ---------------
    Pro forma stockholders' equity per share ............  $      12.42    $        11.37     $        10.59    $          9.91
                                                           ------------    --------------     --------------    ---------------
    Pro forma tangible stockholders' equity
       per share ........................................  $      12.27    $        11.24     $        10.48    $          9.81
                                                           ============    ==============     ==============    ===============

    Offering price as a percentage of pro
       forma stockholders' equity per share .............         80.52%            87.95%             94.43%            100.91%
                                                           ============    ==============     ==============    ===============

    Offering price as a percentage of pro
       forma tangible equity ............................         81.50%            88.97%             95.42%            101.94%
                                                           ============    ==============     ==============    ===============

    Number of shares used in calculation of
       book value per share .............................     2,195,116         2,582,490          2,969,863          3,415,343

-----------------------
(1) We reserve the right to issue up to a total of 1,917,625 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $19,176,250 (15% above the maximum of the offering range.)

(2) Assumes 4% of the common stock sold in the stock offering will be purchased by the new management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Oswego County Bancorp would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 2.3%.

(3) Reflects addition of Oswego County MHC's capital as a result of the conversion and reorganization.

(4) Per share figures include publicly held shares of Oswego County Bancorp common stock that will be exchanged for new shares of Bridge Street Financial in the conversion. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5) Intangible assets represents the outstanding balance of goodwill related to the acquisition of a banking branch office in May 2001.

(6) Per share figures include publicly held shares of Oswego County Bancorp common stock that will be exchanged for new shares of Bridge Street Financial in the conversion. Stockholders equity per share calculations are based upon the sum of (a) the number of subscription shares assumed to be sold in the offering and (b) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.84266, 0.99137, 1.14007 and 1.31109, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed shares.

                              OSWEGO COUNTY BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME

     The Consolidated Financial Statements of Oswego County Bancorp for the years ended December 31, 2001 and 2000 have been audited by KPMG LLP, independent auditors and are included in this prospectus, along with their Auditors' Report on page F-1. The consolidated statements of income for the three years ended December 31, 2001 have been extracted from the audited consolidated statements of income and should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page __ of this prospectus. The consolidated statements of income for the six-month periods ended June 30, 2002 and 2001 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for such periods. The results for the six-month period ended June 30, 2002 are not necessarily indicative of the results of Oswego County Bancorp for the entire year.

                                                                For the Six Months                  For the Years Ended
                                                                  Ended June 30,                       December 31,
                                                            ------------------------      ----------------------------------------
                                                              2002           2001           2001           2000             1999
                                                            ---------      ---------      ---------      ---------       ---------
                                                                   (unaudited)             (In thousands, except per share data)
Interest income:
    Loans .............................................       $ 3,875        $ 3,823        $ 7,782        $ 6,801         $ 5,770
    Securities ........................................         1,032            980          2,065          2,280           1,827
    Federal funds sold and other short-term
       investments ....................................             3            134            164             69             156
                                                              -------        -------        -------        -------         -------
      Total interest income ...........................         4,910          4,937         10,011          9,150           7,753
                                                              -------        -------        -------        -------         -------
Interest expense:
    Deposits and escrow accounts ......................         1,536          1,996          3,899          3,537           3,131
    Borrowings ........................................           419            397            801            613              17
                                                              -------        -------        -------        -------         -------
       Total interest expense .........................         1,955          2,393          4,700          4,150           3,148
                                                              -------        -------        -------        -------         -------
       Net interest income ............................         2,955          2,544          5,311          5,000           4,605
     Provision for loan losses ........................           142             72            144            169             120
                                                              -------        -------        -------        -------         -------
     Net interest income after provision
       for loan losses ................................         2,813          2,472          5,167          4,831           4,485
                                                              -------        -------        -------        -------         -------
Noninterest income:
    Service charges ...................................         1,033            707          1,591          1,055             450
    Net gains (losses) on securities transactions .....             1             47             51            (14)              7
    Net gains on sale of loans ........................            30              2            110              5              --
    Increase in value of Bank-owned life insurance ....           129            103            200            137               -
    Other .............................................            98             39             45            155             128
                                                              -------        -------        -------        -------         -------
       Total noninterest income .......................         1,291            897          2,005          1,338             585
                                                              -------        -------        -------        -------         -------
Noninterest expenses:
    Salaries and employee benefits ....................         1,721          1,272          2,787          2,454           2,122
    Occupancy and equipment ...........................           485            441            877            835             776
    Data processing ...................................           380            281            626            437             435
    Office supplies, printing and postage .............           173            131            280            199             219
    Professional fees .................................           211            159            295            551             421
    Real estate owned, net ............................            --             23             26            (14)             85
    Director fees .....................................            62             54            109            125             128
    Marketing and advertising .........................           101             92            205            145             159
    Contributions .....................................            34             64             76             40             200
    Deposit insurance premiums ........................             -              -              -              -              11
    Other .............................................           338            201            469            538             319
                                                              -------        -------        -------        -------         -------
       Total noninterest expense ......................         3,505          2,718          5,750          5,310           4,864
                                                              -------        -------        -------        -------         -------
    Income before income tax expense ..................       $   599        $   651        $ 1,422        $   859             206
    Income tax expense ................................            75            137            297            244              37
                                                              -------        -------        -------        -------         -------
           Net income .................................       $   524        $   514        $ 1,125        $   615         $   169
                                                              =======        =======        =======        =======         =======

     Basic income (loss) per share (1)(2) .............       $  0.21        $  0.21        $  0.46        $  0.24         $ (0.17)
                                                              =======        =======        =======        =======         =======
     Diluted income (loss) per share (1)(2) ...........       $  0.21        $  0.21        $  0.45        $  0.24         $ (0.17)
                                                              =======        =======        =======        =======         =======


___________________
(1) 1999 includes the period after conversion to stock form.
(2) All historical amounts have been restated to give effect to the March 4, 2002 stock split.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
This discussion and analysis reflects Oswego County Bancorp's consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Oswego County Bancorp's Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. Unless otherwise indicated, the financial information presented in this section reflects the consolidated financial condition and operations of Oswego County Bancorp.
--------------------------------------------------------------------------------

     The consolidated financial condition and operating results of Oswego County Bancorp are primarily dependent on its wholly owned subsidiary, Oswego County Savings Bank, and all references to Oswego County Bancorp prior to July 13, 1999, except where otherwise indicated are to Oswego County Savings Bank.

General

     Oswego County Bancorp's results of operations depend primarily on net interest income, which is the difference between income on interest-earning assets and expense on interest-bearing deposits and borrowings. Interest-earning assets principally consist of loans and securities. Oswego County Bancorp's results of operations also are affected by the provision for losses on loans; the level of its noninterest income, consisting primarily of service charges; its noninterest expenses, including compensation and benefits, occupancy and equipment expense, data processing and other expenses and its income tax expense. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Market Risk Analysis

Efforts to Address Interest Rate Risk

     To reduce the potential for materially adverse effects of changes in interest rates on results of operations, Oswego County Bancorp has implemented asset and liability management policies designed to better match the maturities and repricing terms of interest-earning assets and interest-bearing liabilities. Oswego County Bancorp's policies have consisted primarily of the following:

     .    originating adjustable-rate long-term loans for portfolio;

     . purchasing adjustable-rate mortgage-backed securities and short or intermediate-term investment securities;

     . since February 1998, originating fixed-rate one-to four-family residential loans with terms of 15 to 30 years under terms and conditions which will permit their sale in the secondary market; and

     . managing interest expense by maintaining a strong retail deposit base and emphasizing core deposits.

     From the early 1980s until early 1998, Oswego County Bancorp originated primarily adjustable-rate mortgage loans and did not originate fixed-rate residential mortgage loans with terms over 15 years. Approximately 61.8% of Oswego County Bancorp's one-to four-family residential mortgage loans have interest rates that adjust annually or every three years. Oswego County Bancorp's total portfolio of adjustable-rate one-to-four family residential mortgage loans amounted to approximately 77.9% and 72.0% of residential mortgages at June 30, 2002 and December 31, 2001, respectively.

     As long-term interest rates decreased during the 1990s, many customers indicated a preference for fixed-rate residential mortgage loans. In February 1998, Oswego County Bancorp began the origination of long-term, fixed-rate one-to four-family residential mortgage loans in order to provide a full range of products to customers, but only under terms, conditions and documentation which allow their sale in the secondary market. During 2001 as residential mortgage interest rates declined a significant portion of loans originated were 15 and 30 year fixed rate loans. To reduce the long term interest rate exposure of these loans, Oswego County Bancorp sold the majority of all fixed rate 15 and 30 year loans originated during 2001 in the secondary market. Future originations may be designated and sold in the secondary markets.

     In order to better match the maturity or repricing of interest-bearing liabilities and interest-earning assets, Oswego County Bancorp offers certificates of deposit. At June 30, 2002, $13.3 million or 26.7% of Oswego County Bancorp's certificates of deposit mature in more than one year. In Oswego County Bancorp's efforts to address interest-rate risk and competition, higher rates are paid on longer term and higher balance certificates of deposit.

     Oswego County Bancorp considers its savings deposit and money market accounts to be core deposits that are a more stable and lower cost source of funds than certificates of deposit. Oswego County Bancorp's savings and money market accounts have variable interest rates, and management believes that the interest rates on the accounts can be adjusted to retain a substantial portion of these deposits. Savings and money market accounts amounted to $68.4 million or 48.9% of total deposits at June 30, 2002. Oswego County Savings Bank also has NOW and demand deposits as part of its deposit base, which totaled $4.3 million and $21.5 million, respectively at June 30, 2002.

How Interest Rate Risk Is Measured

     Prolonged increases in market rates of interest could adversely affect the interest rate spread and net interest margin. Moreover, prolonged increases in interest rates could adversely affect the demand for residential mortgage loans within Oswego County Bancorp's primary market area. The asset and liability management committee regularly reviews interest rate risk. Oswego County Bancorp forecasts the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of existing assets, liabilities and off-balance sheet instruments. Such impacts are evaluated against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the Board of Directors.

         The following table sets forth at June 30, 2002 the estimated percentage and dollar change in Oswego County Bancorp's net interest income over a two-quarter period and the market value of portfolio equity based on the indicated changes in interest rates. Certain assumptions have been made in preparing the table below. Although management believes these assumptions to be reasonable, the interest rate sensitivity of assets and liabilities and the estimated effects of changes in interest rates on net interest income and the market value of portfolio equity indicated in the following table could vary substantially if different assumptions were used or if actual experience differs from such assumptions.

                                                                          Market Value of Portfolio Equity
                                   Net Interest Income                    Based on June 30, 2002 Balances
                      ---------------------------------------------  -----------------------------------------
 Change in Interest                                    Percentage                    Dollar        Percentage
   Rates in Basis      Estimated     Dollar Change     Change from    Estimated    Change from    Change from
      Points(1)          Amount        from Base          Base         Amount         Base            Base
--------------------  -----------   ---------------   -------------  -----------  -------------  -------------
        +200            $ 6,396           57              .90%        $ 19,933       (1,133)         (5.38)%
        +100              6,385           46              .73           20,050       (1,016)         (4.82)
        Base              6,339            -                -           21,066            -              -
        -100              6,399           60              .95           23,897        2,831          13.44
        -200              6,403           64             1.01           24,113        3,047          14.46

----------------------------
(1) Assumes an instantaneous uniform change in interest rates. Basis point equals 0.01%.

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net interest income and market value of portfolio equity requires the utilization of assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the above table's presentation assumes that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve, regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the above table provides an indication of Oswego County Bancorp's interest-rate risk exposure at a particular point in time, these measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Oswego County Bancorp's net interest income and will differ from actual results.

         Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following table presents the total dollar amount of interest income from Oswego County Bancorp's average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Monthly average balances utilized are not believed to differ significantly from averages based on daily balances.

                                                                                           Six Months Ended June 30,
                                                                           ---------------------------------------------------------
                                                    At June 30, 2002           Interest      Average Yield/Rates   Average Balances
                                               --------------------------  ---------------- --------------------- ------------------
                                               Actual Balance Yield/Rates    2002     2001     2002       2001      2002      2001
                                               -------------- -----------  -------- ------- ---------- ---------- --------  --------
Interest earnings assets:                                                           (Dollars in thousands)
Loans, gross(1) ..............................   $ 111,797        6.98%    $ 3,875  $ 3,823    7.22%      8.55%   $108,190  $ 90,203
Securities, at amortized cost(2) .............      39,915        6.30%      1,249    1,055    6.24%      6.44%     40,371    33,011
Federal funds sold and other .................           -           -           3      134    8.77%      6.24%         69     4,329
                                                 ---------       -----     -------  ------- -------    -------    --------  --------

    Total interest earning assets ............     151,712        6.80%      5,127    5,012    6.96%      7.92%    148,630   127,543

Noninterest earning assets ...................      21,720                                                          18,082    15,359
                                                 ---------                                                        --------  --------

    Total assets .............................     173,432                                                        $166,712  $142,902
                                                 =========                                                        ========  ========

Interest bearing liabilities:
Savings, NOW, money market(3) ................      69,427        1.81%        632      744    1.91%      2.75%   $ 66,693    54,514
Time deposits ................................      49,868        3.64%        904    1,252    3.97%      5.79%     46,060    43,635
Borrowings ...................................      14,000        5.78%        419      397    5.39%      6.51%     15,688    12,299
                                                 ---------       -----     -------  ------- -------    -------    --------  --------

    Total interest bearing liabilities .......     133,295        2.91%      1,955    2,393    3.07%      4.37%    128,441   110,448

Noninterest bearing deposits .................      21,512                                                          20,055    15,701
Other noninterest liabilities ................       2,072                                                           2,101     1,781
                                                 ---------                                                        --------  --------

    Total liabilities ........................     156,879                                                         150,597   127,930
Shareholders' equity .........................      16,553                                                          16,115    14,972
                                                 ---------                                                        --------  --------

    Total liabilities and equity .............     173,432                                                        $166,712   142,902
                                                 =========                                                        ========  ========

Net interest income ..........................                             $ 3,172  $ 2,619
                                                                           =======  =======

Excess of earnings assets over interest
    bearing liabilities ......................                                                                    $ 20,189  $ 17,095
                                                                                                                  ========  ========

Net interest rate spread .....................                                                 3.89%      3.55%
Net interest rate margin(4) ..................                                                 4.30%      4.14%
Average interest-earning assets to average
    interest-bearing liabilities .............                                               115.72%    115.48%

----------------------
(Footnotes on following page)

                                                                 Year Ended December 31,
                                                  -------------------------------------------------------
                                                     Interest     Average Yield/Rates    Average Balances
                                                  -------------- ---------------------- -----------------
                                                   2001    2000      2001       2000      2001     2000
                                                  ------- ------    ------     ------   -------- --------
                                                                 (Dollars in thousands)
Interest earnings assets:
Loans, gross(1) ................................  $ 7,782 $6,801     8.07%      8.44%   $ 96,406 $ 80,594
Securities, at amortized cost(2) ...............    2,312  2,369     6.50       6.43      35,593   36,816
Federal funds sold and other ...................      164     69     5.33       9.24       3,075      747
                                                  ------- ------                        -------- --------

    Total interest earning assets ..............  $10,258 $9,239     7.59%      7.82%    135,074  118,157

Noninterest earning assets .....................                                          15,301   12,288
                                                                                        -------- --------

    Total assets ...............................                                        $150,375 $130,445
                                                                                        ======== ========
Interest bearing liabilities:
Savings, NOW, money market(3) ..................  $ 1,467 $1,365     2.51%      2.73%   $ 58,341 $ 49,934
    Time deposits ..............................    2,432  2,172     5.39       5.36      45,120   40,497
Borrowings .....................................      801    613     6.28       6.49      12,747    9,447
                                                  ------- ------                        -------- --------

    Total interest bearing liabilities .........  $ 4,700 $4,150     4.04%      4.16%    116,208   99,878

Noninterest bearing deposits ...................                                          17,332   14,393
Other noninterest liabilities ..................                                           1,493    1,823
                                                                                        -------- --------

    Total liabilities ..........................                                         135,033  116,094
Shareholders' equity ...........................                                          15,342   14,351
                                                                                        -------- --------

    Total liabilities and equity ...............                                        $150,375 $130,445
                                                                                        ======== ========

Net interest income ............................  $ 5,558 $5,089
                                                  ======= ======

Excess of earnings assets over interest bearing
    liabilities ................................                                        $ 18,866 $ 18,279
                                                                                        ======== ========

Net interest rate spread .......................                     3.55%      3.66%
Net interest rate margin(4) ....................                     4.11%      4.31%
Average interest-earning assets to average
interest-bearing liabilities ...................                   116.23%    118.30%

_________________
(1)  Includes nonaccruing loans.
(2) Includes tax equivalent adjustment for Oswego County Bancorp's tax-exempt securities income. Average balance represents the amortized cost of securities excluding net unrealized gains or losses.
(3) Includes advance payments by borrowers for taxes and insurance (mortgage escrow deposits).
(4)  Equals net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Oswego County Bancorp's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                   Six Months Ended                     Twelve Months Ended
                                               June 30, 2002 Compared to           December 31, 2001 Compared to
                                                    Six Months Ended                     Twelve Months Ended
                                                     June 30, 2001                        December 31, 2000
                                                  Increase/(Decrease)                    Increase/(Decrease)
                                          -------------------------------------  ------------------------------------
                                                  Due to                                  Due to
                                          -----------------------                ----------------------
                                            Volume        Rate         Net         Volume       Rate          Net
                                          -----------   ---------   ---------    ----------   ---------    ----------
                                                                       (In thousands)
Interest-earning assets:
   Loans .............................    $    698       $   (646)   $     52     $  1,290      $   (309)  $    981
   Securities ........................         228            (34)        194          (81)           24        (57)
   Federal funds sold and other ......        (170)            39        (131)         135           (40)        95
                                          --------       --------    --------     --------      --------   --------
     Total investments ...............         756           (641)        115        1,344          (325)     1,019
                                          --------       --------    --------     --------      --------   --------

Income-bearing liabilities:
   Saving, Now and money market
      deposits .......................         145           (257)       (112)         218          (116)       102
   Time deposits .....................          66           (414)       (348)         248            12        260
   Borrowings ........................          98            (76)         22          208           (20)       188
                                          --------       --------    --------     --------      --------   --------
     Total interest-bearing
      liabilities ....................         309           (747)       (438)         674          (124)       550
                                          --------       --------    --------     --------      --------   --------
Increase (decrease) in net
      interest income ................    $    447       $    106    $    553     $    670      $   (201)  $    469
                                          ========       ========    ========     ========      ========   ========

Critical Accounting Policies

         Our most critical accounting policy is our policy regarding the provision for loan losses and related allowance for loan losses. Oswego County Bancorp's provision for loan losses charged to operations is based upon management's evaluation of the loan portfolio. The allowance for loan losses is maintained at an amount management deems adequate to provide for probable loan losses considering the specific character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Oswego County Bancorp's allowance for loan losses. Such agencies may require Oswego County Bancorp to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

         Oswego County Bancorp considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of principal and interest under the original terms of the agreement. Large groups of smaller balance, homogenous loans such as Oswego County Bancorp's residential mortgages, home equity loans and consumer loans are collectively evaluated for impairment. Accordingly, Oswego County Bancorp measures impaired commercial mortgages and commercial loans based on the present value of future cash flows value of the collateral if the loan is collateral dependent. Impairment losses are recognized as a component of the allowance for loan losses.

Comparison of Financial Condition at June 30, 2002 and December 31, 2001

         Total assets increased by $10.4 million or 6.4% to $173.4 million at June 30, 2002 from $163.0 million at December 31, 2001. Shareholders' equity increased by $736,000 during the six-month period ended June 30, 2002, mainly as a result of Oswego County Bancorp's net income of $524,000 and a $347,000 increase in accumulated other comprehensive income, which was partially offset by dividends paid in the six- month period of $155,000 and an increase in treasury stock of $52,000.

         Total securities decreased by $474,000, or 1.2% to $40.7 million at June 30, 2002 due primarily to principal payments received. During the six-month period investments in municipal securities increased by $4.7 million, investments in government agency bonds and mortgage-backed securities decreased by $3.0 million and investments in corporate securities decreased by $2.2 million. Changes in the securities portfolio are the result of Oswego County Bancorp's continued implementation of an investment strategy to preserve tax-equivalent yields during the low point of interest rate cycle and provide future cash flows that can be reinvested as market rates cycle upward. Oswego County Bancorp began implementing this strategy during 2001 with the purchase of mortgage-backed securities that will be self-liquidating and provide future funds for reinvestment at higher rates. During 2001 and 2002, Oswego County Bancorp purchased mid-term municipal securities to provide yield support for the short-term portion of the portfolio. Additionally, during 2002, Oswego County Bancorp reduced the corporate securities portion of the portfolio to maintain asset quality. A net gain of $1,000 was recorded from the sale of securities available for sale in the six-month period ended June 30, 2002. The composition of Oswego County Bancorp's securities portfolio is summarized below.

                                                                   June 30,            December 31,
                                                                     2002                 2001
                                                             --------------------   ------------------
                                                                             (In thousands)
Securities available for sale (fair value):
------------------------------------------
Debt Securities:
U.S. Government agency obligations .............................   $     837           $   2,859
Municipal securities ...........................................      14,915              10,178
Corporate securities ...........................................       4,664               6,909
Mortgage-backed securities .....................................      15,342              16,335
Federal Home Loan Bank and other equity securities .............       4,928               4,879
                                                                   ---------           ---------

     Total securities ..........................................   $  40,686           $  41,160
                                                                   =========           =========

         Loans increased by $6.9 million, or 6.6%, to $111.8 million at June 30, 2002 from $104.8 million at December 31, 2001. Commercial mortgages and commercial loans increased $6.5 million, or 22.2%, to $35.8 million at June 30, 2002 from $29.3 million at December 31, 2001. Consumer loans increased $420,000, or 4.9%, to $8.9 million at June 30, 2002 from $8.5 million at December 31, 2001. Residential mortgages remained stable totaling $67.0 million at June 30,

2002 and at December 31, 2001. Commercial loans, commercial mortgages and consumer loans comprised 13.4%, 18.7% and 8.0% of the loan portfolio, respectively, at June 30, 2002. The increase in commercial loans, commercial mortgages and consumer loans reflect management's strategy to emphasize commercial and consumer lending in order to increase interest income. Such loans typically carry higher rates of interest than certain other loan products, and many of the loans carry interest rates that vary with changes in the prime rate.

         In addition to the previously mentioned loan balances, Oswego County Bancorp had $1.4 million of loans held for sale on June 30, 2002. The loans held for sale consisted of fixed rate residential mortgages. During the six-month period Oswego County Bancorp originated $17.7 million of loans for sale and received $16.3 million of proceeds from loans sold. Total loan by category are presented in the table that follows.

                                                                     June 30,           December 31,
                                                                       2002                2001
                                                                ------------------  ------------------
                                                                           (In thousands)
Loans (a):
---------
Residential mortgages and home equity loans ....................   $  66,998             $  67,004
Commercial mortgages ...........................................      20,864                15,626
Commercial loans ...............................................      14,986                13,690
Consumer loans .................................................       8,949                 8,529
                                                                   ---------             ---------

                                                                   $ 111,797             $ 104,849
------------------------------------                               =========             =========
     (a)  Excludes loans held for sale


         Oswego County Bancorp's deposits increased by $10.6 million or 8.2% to $139.8 million at June 30, 2002 from $129.2 million at December 31, 2001. Savings and money market deposits increased by $5.6 million, time deposits increased by $3.5 million and demand deposits increased by $1.5 million. The increase in deposits is the result of customers' continued acceptance of deposit products combined with customers' movement of funds away from volatile and risky equity investments.

         Oswego County Bancorp's short-term borrowings with the Federal Home Bank of New York ("FHLB") decreased by $874,000 to $300,000 at June 30, 2002 due to a reduction in overnight borrowing. At June 30, 2002 and December 31, 2001, Oswego County Bancorp had long-term borrowings of $13.7 million with the FHLB.

         Shareholders' equity increased $736,000 or 4.7% to $16.6 million during the six-month period ended June 30, 2002. The increase in shareholders' equity resulted from net income for the period of $524,000, a $347,000 increase in accumulated other comprehensive income from the net appreciation of securities, the issuance of $12,000 of common stock that resulted from the exercise of options, and $60,000 from the release of ESOP shares and the amortization of restricted stock. The increases were partially offset by dividend payments of $155,000 and open market purchases of common stock of $52,000.

         At June 30, 2002, nonperforming assets were 0.48% of total assets as compared to 0.60% at December 31, 2001. A summary of Oswego County Bancorp's nonperforming assets and related ratios follows.

                                                                     June 30,       December 31,
                                                                       2002            2001
                                                                   -------------- ----------------
                                                                         (Dollars in thousands)
Non-accruing loans:
------------------
Total non-accruing loans .......................................   $       617      $       754
Restructured commercial mortgage loans .........................           220              220
                                                                   -----------      -----------
   Total non-performing loans ..................................   $       837      $       974
                                                                   ===========      ===========

Nonperforming assets to total assets ...........................          0.48%            0.60%
                                                                   ===========      ===========
Nonperforming loans to total assets ............................          0.48%            0.60%
                                                                   ===========      ===========


         While management views the recent experience with respect to nonperforming assets to be favorable, future experience may be affected by regional and national economic conditions, underwriting judgments and business and personal factors affecting Oswego County Savings Bank's customers. Although management considers Oswego County Bancorp's loan loss allowance to be adequate, similar factors will determine the adequacy of the allowance in future periods. In addition, banking regulators' judgments regarding the adequacy of the allowance may differ from management's and further additions may be required.

Comparison of Operating Results for the Six Months Ended June 30, 2002 and 2001

         Net income was $524,000 in the six months ended June 30, 2002 compared to net income of $514,000 for the six month period ended June 30, 2001. For the six month period ended June 30, 2002 compared to the six month period ended June 30, 2001 net interest income increased $411,000 and noninterest income increased by $394,000. These increases were partially offset by an increase in noninterest expenses of $787,000 and an increase in the provision for loan losses of $70,000. Return on average equity was 6.56% in the six month period of 2002 compared to 6.92% in the six month period ended June 30, 2001. Return on average assets was 0.63% for the six month period ended June 30, 2002 compared to 0.73% in the same period of 2001.

Net Interest Income

         Net interest income increased $411,000 in the six month period ended June 30, 2002 to $3.0 million as compared to $2.5 million in 2001. The increase in net interest income during the six month period was the result of interest expense decreasing more significantly than interest income. Interest income decreased $27,000 and interest expense decreased $438,000. Oswego County Bancorp's net interest rate spread on a tax equivalent basis of 3.89% for the six months of 2002 increased 33 basis points from the six month period of 2001. The increase in interest rate spread on a tax equivalent basis was due to lower rates on deposits and borrowings, which were partially offset by lower interest rates on interest earning assets. For the six month period ended June 30, 2002 net interest income on a tax equivalent basis increased $447,000 from increases in volume of interest earning assets and interest bearing liabilities and increased $106,000 from changes in interest rates.

Interest Income

     Interest income on a tax equivalent basis increased by $115,000 or 2.3%, to $5.1 million in the six months period ended June 30, 2002 compared to $5.0 million for same period in 2001. The increase in interest income resulted from a $194,000 increase in securities interest income and a $52,000 increase in loan interest income, which was partially offset by a $131,000 decrease in interest income from federal funds investments. The increase in securities income was the result of a $7.4 million increase in average securities partially offset by a 20 basis point reduction in interest rates on securities. The interest income rate on securities decreased to 6.24% in 2002 from 6.44% in 2001. The increase in loan interest income was the result of an $18.0 million increase in the balances of average loans partially offset by a 133 basis point reduction in the average yield to 7.22% in 2002 from 8.55% in 2001.

Interest Expense

     Interest expense decreased by $438,000 to $2.0 million for the six month period ended June 30, 2002 compared to $2.4 million for the six months ended June 30, 2001. The decrease in interest expense resulted from lower rates paid on deposits and borrowings, which was partially offset by higher average balances of deposits and borrowings. Average deposit balances increased $14.6 million or 14.9% compared to 2001. Average borrowings increased $3.4 million due to increased borrowing to fund asset growth.

Provision for Loan Losses

     The provision for loan losses was $142,000 in the six month period ended June 30, 2002 compared to $72,000 in the same period of 2001. The increase in the provision for loan losses reflects the higher level of charge-offs during the six months ended June 30, 2002 as compared to the comparative period in 2001, the growth in the loan portfolio and the increased emphasis on commercial loans which generally expose Oswego County Savings Bank to greater credit risk than loans secured by residential real estate. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover losses which are deemed probable and can be estimated. Additional information regarding the allowance for loan losses is provided in the table that follows.

                                                                            Six Months Ended
                                                                               June 30,
                                                                     ----------------------------
                                                                         2002             2001
                                                                     -------------    -----------
                                                                       (Dollars in thousands)
Allowance for loan losses:
-------------------------
Balance, beginning of period ......................................     $   932         $ 1,121
   Provision for loan losses ......................................         142              72
   Charge-offs ....................................................         (71)            (24)
   Recoveries .....................................................          21              33
                                                                        -------         -------

Balance, end of period ............................................     $ 1,024         $ 1,202
                                                                        =======         =======

Annualized net charge-offs (recoveries) to average loans ..........        0.09%          (0.02)%
                                                                        =======         =======
Allowance to period end loans .....................................        0.92%           1.25%
                                                                        =======         =======

Noninterest Income

     Noninterest income increased $394,000 to $1.3 million for the six month period ended June 30, 2002 compared to $897,000 in 2001. The increase in noninterest income is due, in part, to Oswego County Bancorp's continued efforts to increase revenues from noninterest sources through revising fee structures and enhancing services. Additionally, Oswego County Bancorp's noninterest income included net earnings on bank-owned life insurance policies acquired on the lives of directors. For the six month period ended June 30, 2002 the increase in noninterest income was the result of a $326,000 increase in fee revenue from increased income on deposit accounts and increased loan income, a $26,000 increase in income from bank-owned life insurance, a $60,000 increase in other income and a $28,000 increase in gain on loans sold, which was partially offset by a $46,000 reduction in income from gains on securities transactions.

Noninterest Expense

     Noninterest expense increased during the six month period ended June 30, 2002 by $787,000 or 29.0%. The primary reasons for the increase in noninterest expense were increased expenses associated with a branch acquisition completed in May of 2001, costs associated with a new branch that opened in May of 2002 and costs for Oswego County Bancorp's strategic initiative to convert the data processing function from an outsourced service to an in-house data center. For the six month period ended June 30, 2002, salaries and employee benefits expenses increased $449,000, occupancy and equipment expenses increased $44,000, data processing costs increased $99,000, professional fees increased $52,000, office supplies, printing and postage increased $42,000 and other expenses increased by $137,000 primarily due to increases in training, travel and correspondent bank costs. Employee benefits expense increased primarily due to increased staffing as a result of the new branch offices. Additionally, other expenses increased $46,000 due to an increase in the directors' deferred compensation liability. These increases were partially offset by a $30,000 reduction in contribution expense.

Income Taxes

     Income tax expense for the six month period ended June 30, 2002 was $75,000 as compared to $137,000 in 2001. The decrease in income tax expense was primarily due to the tax benefit received as a result of a greater proportion of our income being derived from tax-exempt municipal securities. The effective income tax rate of 12.5% for the six month period ended June 30, 2002 is based on the projected effective income tax rate for the twelve month period ended December 31, 2002. The income tax rate is below statutory rates due primarily to favorable tax benefits from tax-exempt income on securities and income from bank-owned life insurance.

Comparison of Financial Condition at December 31, 2001 and 2000

     Total assets increased by $26.5 million or 19.4% to $163.0 million at December 31, 2001 from $136.5 million at December 31, 2000. On May 10, 2001, Oswego County Bancorp acquired the Oswego branch of the BSB Bank & Trust Co. As a result of this acquisition total assets increased approximately $4.1 million. The increase in total assets was primarily due to a

$17.8 million increase in loans and an $8.0 million increase in securities. The increase in total assets was funded with a $2.7 million increase in borrowings and a $23.3 million increase in total deposits to $129.2 million at December 31, 2001 from $105.9 million at December 31, 2000.

     The $17.8 million increase in loans during 2001 was the result of a $3.0 million increase in residential mortgages and home equity loans, a $4.9 million increase in commercial mortgages, a $6.0 million increase in commercial loans and a $3.8 million increase in consumer loans. Residential loans were generated by Oswego County Bancorp's retail banking offices and originations through a real estate firm operating in a community outside Oswego County Bancorp's primary marketing area. As a result of Oswego County Bancorp's strategy to increase commercial lending, commercial loans and commercial mortgages at December 31, 2001 increased to 28.0% of the loan portfolio from 21.1% at December 31, 2000. Commercial loans typically carry higher interest rates than certain other loan products, and many of the loans have interest rates that vary with changes in the prime rate. At December 31, 2001, net loans amounted to $103.9 million or 63.8% of total assets, compared to $86.0 million or 63.0% at December 31, 2000.

     Total securities increased by $8.0 million, or 24.1% during the twelve month period due primarily to increased investments in corporate bonds, municipal securities, Freddie Mac and Fannie Mae preferred stock. At December 31, 2001, total securities amounted to $41.2 million or 25.3% of total assets as compared to $33.2 million or 24.3% of total assets at December 31, 2000. A net gain of $51,000 was recorded from the sale of securities available for sale in the twelve month period ended December 31, 2001. On January 1, 2001, Oswego County Bancorp adopted SFAS No. 133. As a part of the adoption, all securities classified as held to maturity were transferred to securities available for sale and reported at fair value. The securities transferred had an amortized cost of $13.3 million and a fair value of $13.2 million. The net unrealized holding loss at the date of transfer was recognized as a separate component of shareholders' equity. The composition of Oswego County Bancorp's securities portfolios is summarized below.

                                                                                    At December 31,
                                                                               --------------------------
                                                                                  2001            2000
                                                                               -----------     -----------
                                                                                     (In thousands)
Securities available for sale (fair value)
Debt securities:
U.S. Government agency obligations ......................................        $ 2,859         $18,967
Corporate securities ....................................................          6,909               -
Municipal securities ....................................................         10,178               -
Mortgage-backed securities ..............................................         16,335               -
                                                                                 -------         -------
Total debt securities ...................................................         36,281          18,967
Federal Home Loan Bank and other equity securities ......................          4,879             892
                                                                                 -------         -------

Total securities available for sale .....................................         41,160          19,859
                                                                                 -------         -------

Securities held to maturity (amortized cost)
U.S. Government agency obligations ......................................              -           3,000
Corporate securities ....................................................              -           4,229
Municipal securities ....................................................              -           3,672
Mortgage-backed securities ..............................................              -           1,838
Small Business Administration ...........................................              -             569
                                                                                 -------         -------
Total securities held to maturity .......................................              -          13,308
                                                                                 -------         -------
       Total securities .................................................        $41,160         $33,167
                                                                                 =======         =======

     Non-performing assets decreased to $974,000 at December 31, 2001 from $1.5 million at December 31, 2000. Total non-performing assets as a percentage of total assets decreased to 0.6% at December 31, 2001 from 1.1% at December 31, 2000. At December 31, 2001, the allowance for loan losses equaled $932,000 representing 0.9% of total loans outstanding and 95.7% of total non-performing loans. At December 31, 2000 the allowance for loan losses was $1.1 million representing 1.3% of total loans outstanding and 86.0% of total non-performing loans.

     A summary of Oswego County Bancorp's non-performing assets and related ratios follows:

          Non-Performing Assets                                          At December 31,
------------------------------------------------------------------   -----------------------
                                                                        2001          2000
                                                                     ----------     --------
                                                                      (Dollars in thousands)
Nonaccrual loans .................................................    $  754          $1,083
Restructured commercial mortgage loans ...........................       220             220
                                                                      ------          ------
       Total nonperforming loans .................................       974           1,303
Other real estate ................................................        --             165
                                                                      ------          ------

Nonperforming assets .............................................    $  974          $1,468
                                                                      ======          ======
Nonperforming assets to total assets .............................      0.60%           1.08%
                                                                      ======          ======
Allowance for loan losses to nonperforming assets ................     95.69%          76.36%
                                                                      ======          ======

     Future developments with respect to non-performing assets may depend upon regional and national economic conditions, underwriting judgments and business and personal factors affecting Oswego County Bancorp's customers. Although management considers Oswego County Bancorp's December 31, 2001 loan loss allowance to be adequate, changes in the factors above and actual loss experience will impact the allowance adequacy. In addition, banking regulators' judgments regarding the adequacy of the allowance may differ from management's judgments and further additions may be required.

     Total deposits increased during 2001 by $23.3 million or 22.0% to $129.2 million at December 31, 2001 from $105.9 million at December 31, 2000. Increases were realized in all categories of deposits with time deposits increasing $5.4 million, demand deposits increasing $4.8 million and savings and money market deposits increasing $13.1 million. The increase in deposits included approximately $4.1 million of deposits related to the BSB Bank & Trust Co. branch acquisition. Oswego County Bancorp believes stock market volatility has driven some customers to seek less risky guaranteed interest returns offered by Oswego County Bancorp's various insured deposit programs.

     Oswego County Bancorp's borrowings increased $2.7 million to $14.9 million during 2001. Borrowings increased to fund asset growth during the year. The increase in borrowings resulted from a $4.7 million increase in long-term debt and a $2.0 million reduction in short-term borrowings. In June, Oswego County Bancorp borrowed $2.0 million from the Federal Home Loan Bank of New York for a term of 10 years with a fixed rate of 4.5% for the first two years and convertible at the option of the Federal Home Loan Bank to current market rates thereafter. In October, short-term borrowings were reduced by $3.0 due to the maturity of a Federal Home Loan advance. In December 2001, Oswego County Bancorp borrowed $3.0 million from the

Federal Home Loan Bank with various maturities ranging from December 2002 to December 2006 and with fixed interest rates ranging from 2.5% to 5.31%. Additionally, at December 31, 2001, borrowing under an overnight line of credit increased $0.7 million compared to 2000.

     Shareholders' equity increased $1.1 million or 7.4% for the year ended December 31, 2001. The increase in shareholders' equity resulted from net income for the period of $1.1 million, a $155,000 increase in accumulated other comprehensive income from the net appreciation of securities, the issuance of $21,000 of common stock that resulted from the exercise of options, the release of ESOP shares and the amortization of restricted stock. The increases were partially offset by dividend payments of $272,000.

     In April 2001, Oswego County Bancorp announced a share buyback program covering up to 5% of Oswego County Bancorp's outstanding common stock, subject to market conditions. No shares were purchased under this program during 2001. Oswego County Bancorp had a similar program during 2000 under which Oswego County Bancorp purchased 133,500 shares of common stock.

Results of Operations for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Net income was $1.1 million for the year ended December 31, 2001, compared to $615,000 in 2000. The total of net interest income and noninterest income improved by $1.0 million as Oswego County Bancorp increased earning assets and noninterest income. The increases in net interest income and noninterest income were partially offset by a $440,000 increase in noninterest expense. Return on average equity improved in 2001 to 7.33% from 4.29% in 2000. Return on average assets also increased in 2001 to 0.75% from 0.47% in 2000.

Net Interest Income

     Net interest income is determined by the average interest rate spread (i.e., the difference between the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $311,000 or 6.2% from $5.0 million in 2000 to $5.3 million in 2001. The increase in net interest income was generated from increased earnings on higher average loan balances. The increase in interest income was partially offset by increased interest expense which resulted from higher average deposits and borrowings. Oswego County Bancorp's interest rate spread on a tax equivalent basis decreased in 2001 by eleven basis points primarily due to lower rates on interest earning assets partially offset by lower rates on interest bearing liabilities. For the year ended December 31, 2001, net interest income on a tax equivalent basis increased $670,000 from increases in volume of interest-earning assets and interest bearing liabilities and decreased $201,000 from lower rates.

Interest Income

     Total interest income on a tax equivalent basis increased by $1.0 million or 11.0%, to $10.3 million for 2001 compared to $9.2 million for 2000. The primary reason for the increase in interest income was a $981,000 increase in interest earned on outstanding loans. The average balance of loans increased $15.8 million from $80.6 million in 2000 to $96.4 million in 2001. The average yield on the loan portfolio decreased to 8.07% in 2001 from 8.44% in 2000. The decreases in the average yield on the loan portfolio resulted from the decreasing rate environment during 2001 that developed due to actions taken by the Federal Reserve Board. Interest income from securities on a tax equivalent basis decreased $57,000 for the year ended December 31, 2001 as compared to 2000. The decrease in interest income from securities was due primarily to a $1.2 million decrease in average balance of securities to $35.6 million for 2001 compared to $36.8 million in 2000, which was partially offset by an increase in average yield on securities to 6.50% in 2001 from 6.43% in 2000.

     Other interest income, which consists of interest on federal funds sold and other short-term investments, was $164,000 in 2001 as compared to $69,000 in 2000. The average amount of federal funds and short-term investments increased to $3.1 million in 2001 compared to $0.7 million in 2000.

Interest Expense

     Interest expense, which consisted primarily of interest paid on deposits and borrowings, was $4.7 million in 2001 compared to $4.2 million in 2000. The increase in interest expense for 2001 resulted from increased interest expense on deposits of $362,000 and increased interest expense on borrowings of $188,000. Deposit interest expense increased as a result of volume increases from new deposits. Oswego County Bancorp offers its deposit customers tiered pricing schedules whereby higher balances earn higher rates of interest. Interest expense on borrowings increased as a result of Oswego County Bancorp's decision to finance asset growth with borrowed funds.

Provision for Loan Losses

     The provision for loan losses was $144,000 in 2001 and $169,000 in 2000. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover losses which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Net loan charge-offs were $333,000 in 2001 and $117,000 in 2000. Net charge-offs for 2001 include a $290,000 charge-off of a commercial loan for a customer who filed for bankruptcy and had insufficient funds after liquidation to pay-off the loan obligations. At December 31, 2001, the allowance for loan losses equaled $932,000, representing 0.9% of total loans outstanding and 95.7% of total non-performing loans. Additional information regarding the allowance for loan losses is provided in the table below:

                                                                    For the Year Ended
                                                                       December 31,
                                                                --------------------------
                                                                  2001              2000
                                                                ---------         --------
Allowance for loan losses:                                         (Dollars in thousands)
Balance, beginning of year ................................     $ 1,121              1,069
Provision for loan losses .................................         144                169
Charge-offs ...............................................        (388)              (162)
Recoveries ................................................          55                 45
                                                                -------            -------

Balance, end of year ......................................     $   932            $ 1,121
                                                                =======            =======

Net charge-offs to average loans ..........................        0.35%              0.15%
                                                                =======            =======
Allowance for loan losses to ending loans .................        0.89%              1.29%
                                                                =======            =======

     Although Oswego County Bancorp believes that the allowance for loan losses is adequate, there can be no assurances that additions to such allowance will not be necessary in future periods, adversely affecting results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Oswego County Bancorp's allowance for loan losses and the carrying value of non-performing assets based on their judgments about information available to them at the time of their examinations. No assurance can be given as to whether any such agencies might require additional provisions for loan losses in the future. Furthermore, as Oswego County Bancorp attempts to increase the amount of loan originations and diversify the types of loans offered, increased future provisions for loan losses may be required.

Noninterest Income

     Noninterest income increased $667,000 to $2.0 million in 2001 compared to $1.3 million in 2000. The increase in noninterest income is due, in part, to Oswego County Bancorp's continued efforts to increase revenues from noninterest sources through revising fee structures and enhancing services. Additionally, Oswego County Bancorp's noninterest income included net earnings on life insurance policies acquired on the lives of Directors, net gains on sale of loans and net gains from security transactions. For 2001 compared to 2000, service charges and other income increased $426,000, net gains on the sale of loans increased $105,000, net gains on security transactions increased $65,000 and life insurance policy income increased $71,000.

Noninterest Expense

     Noninterest expense increased during 2001 by $440,000 compared to 2000. Increased expense that resulted from the branch acquisition is the primary reason for the increase in expenses. During 2001, payroll expenses increased $333,000, data processing costs increased $189,000, office supplies, printing and postage increased $81,000, marketing and advertising expense increased $60,000, and contribution expense increased $36,000. The expense increases were partially offset by a $256,000 decrease in professional fees. The reduction of professional fees in 2001 is the result of a reduction from professional fees incurred in 2000 associated with a profitability study.

Income Taxes

     Income tax expense for the year ended December 31, 2001, was $297,000 as compared to income tax expense of $244,000 in 2000. The increase in tax expense was primarily caused by the $563,000 increase in income before taxes for the year ended December 31, 2001, as compared to the prior year. The increase in tax expense for 2001 is below statutory income tax rates due primarily to favorable tax benefits from tax-exempt income on securities and income from bank-owned life insurance.

Results of Operations for the Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Net income was $615,000 for the year ended December 31, 2000, compared to $169,000 in 1999. The total of net interest income and noninterest income improved by 22.1% as Oswego County Bancorp increased earning assets and developed programs that increased fee income. The increases in net interest income and noninterest income were partially offset by increases in noninterest expenses. Return on average equity improved in 2000 to 4.29% from 1.27% in 1999. Return on average assets also increased in 2000 to 0.47% from 0.15% in 1999.

Net Interest Income

     Net interest income is determined by the average interest rate spread (i.e., the difference between the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

     Net interest income increased $395,000 or 8.6% from $4.6 million in 1999 to $5.0 million in 2000. The increase in net interest income was generated from increased earnings on higher average loan and investment balances at higher interest rates. The increase in interest income was partially offset by increased interest expense which resulted from higher average deposits and borrowings at higher interest rates. Oswego County Bancorp's interest rate spread decreased in 2000 by seventeen basis points primarily due to increased use of higher-rate borrowings to fund asset growth. For the year ended December 31, 2000, net interest income increased $162,000 from increases in volume of interest-earning assets and interest bearing liabilities and increased $322,000 from higher rates.

Interest Income

     Total interest income increased by $1.4 million, or 18.0%, to $9.2 million for 2000 compared to $7.8 million for 1999. The primary reason for the increase in interest income was a $1.0 million increase in interest earned on outstanding loans and a $0.5 million increase in interest income from securities. The average balance of loans increased $8.5 million from $72.1 million in 1999 to $80.6 million in 2000. The average yield on the loan portfolio increased to 8.44% in 2000 from 8.01% in 1999. The increases in the average yield on the loan portfolio resulted from Oswego County Bancorp's increase in commercial lending which earns a higher interest rate and increased interest rates on new and adjustable rate loans. The increase in interest income from securities was due primarily to a $5.8 million increase the average balance of securities to $36.8 million for 2000 compared to $31.1 million in 1999. The average yield on the securities portfolio increased to 6.43% in 2000 from 5.88% in 1999.

     Other interest income, which consists of interest on federal funds sold and other short-term investments, was $69,000 in 2000 as compared to $156,000 in 1999. The average amount of federal funds and short-term investments decreased from $2.9 million in 1999 to $0.7 million in 2000.

Interest Expense

     Interest expense, which consisted primarily of interest paid on deposits and borrowings, was $4.2 million in 2000 compared to $3.1 million in 1999. The increase in interest expense for 2000 resulted from increased interest expense on borrowings of $596,000 and increased interest expense on deposits of $406,000. Interest expense on borrowings increased as a result of Oswego County Bancorp's decision to finance asset growth with borrowed funds. Deposit interest expense increased as result of volume increases from new deposits and competitive rate increases in a rising rate environment. Oswego County Bancorp offers its deposit customers tiered pricing schedules whereby higher balances earn higher rates of interest.

Provision for Loan Losses

     The provision for loan losses was $169,000 in 2000 and $120,000 in 1999. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover losses which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Net loan charge-offs were $117,000 in 2000 and $119,000 in 1999, which were primarily residential mortgage loans. At December 31, 2000, the allowance for loan losses equaled $1.1 million, representing 1.3% of total loans outstanding and 86.0% of total non-performing loans. Additional information regarding the allowance for loan losses is provided in the table below:

                                                          For the Years Ended
                                                             December 31,
                                                        -----------------------
                                                          2000          1999
                                                        ---------     ---------
                                                        (Dollars in thousands)
Allowance for loan losses:
Balance, beginning of period .....................      $ 1,069        $ 1,068
   Provision for loan losses .....................          169            120
   Charge-offs ...................................         (162)          (157)
   Recoveries ....................................           45             38
                                                        -------        -------

Balance, end of period ...........................      $ 1,121        $ 1,069
                                                        =======        =======

Net charge-offs to average loans .................         0.15%          0.17%
                                                        =======        =======
Allowance for loan losses to ending loans ........         1.29%          1.46%
                                                        =======        =======

     Although the Company believes that the allowance for loan losses is adequate, there can be no assurances that additions to such allowance will not be necessary in future periods, adversely affecting results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Oswego County Bancorp's allowance for loan losses and the carrying value of non-performing assets based on their judgments about information available to them at the time of their examinations. No assurance can be given as to whether any such agencies might require additional provisions for loan losses in the future. Furthermore, as Oswego County Bancorp attempts to increase the amount of loan originations and diversify the types of loans offered, increased future provisions for loan losses may be required.

Noninterest Income

     Noninterest income increased $753,000 to $1.3 million in 2000 compared to $585,000 in 1999. The increase in noninterest income has been generated by Oswego County Bancorp efforts to increase revenues from noninterest sources through revising fee structures and enhancing services. Oswego County Bancorp continued efforts to reduce fee and service charge waivers during 2000. Additionally, during 2000 Oswego County Bancorp acquired life insurance policies on the lives of its Directors. Net earnings on the life insurance policies result from an increase in cash value of the policies and these earnings are included in other noninterest income.

Noninterest Expense

     Noninterest expense increased during 2000 by $446,000, or 9.2%, to $5.3 million compared to $4.9 million in 1999. The primary reasons for the increase was a $332,000 increase in salaries and benefits, a $59,000 increase in occupancy and equipment expenses, a $130,000 increase in professional fees, and a $219,000 increase in other expenses. Partially offsetting these increases were a $160,000 reduction in contribution expense and a $99,000 reduction of real estate owned expense. Higher salary and benefit costs reflect a full year's expense for a new branch that was opened in late 1999 and inflationary increases in benefit expenses. The increase in professional fees reflect incremental costs of operating as a public company and costs associated with a profitability study. Other expenses increased primarily due to collection costs related to the recovery of assets. Contribution expense for 2000 was lower due to the 1999 contribution of $160,000 of common stock to the Oswego County Charitable Foundation. Real estate owned expense was lower due to the reduction in problem real estate loans and lower costs related to carrying and disposing of foreclosed properties.

Income Taxes

     Income tax expense for the year ended December 31, 2000, was $244,000 as compared to income tax expense of $37,000 in 1999. The increase in tax expense was primarily caused by the $653,000 increase in income before taxes for the year ended December 31, 2000, as compared to the prior year.

Liquidity and Capital Resources

     Oswego County Bancorp's liquidity, represented by cash, cash equivalents, securities available for sale and potential borrowings, is a product of its operating, investing and financing activities. The primary sources of funds are deposits and borrowings; the amortization, prepayment and maturity of outstanding loans, securities and other short-term investments; and funds provided from operations. While scheduled payments from the amortization of loans, maturing securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Oswego County Bancorp invests excess funds in federal funds sold and other short-term interest-earning assets that provide liquidity to meet lending requirements. Oswego County Bancorp also utilizes borrowings to fund a portion of its asset growth.

     Excess liquidity is generally invested in short-term investments such as federal funds sold or U.S. Treasury securities. On a longer term basis, Oswego County Bancorp maintains a strategy of investing in various lending products. Such products frequently have short terms (five years or less) or interest rates that adjust at least every three years. Funds are utilized to meet ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a portfolio of investment securities. At June 30, 2002, Oswego County Bancorp had outstanding commitments to originate loans of approximately $13.3 million and unused letters of credit of approximately $1.4 million. At June 30, 2002, Oswego County Bancorp also had certificates of deposit scheduled to mature in one year or less totaling $36.6 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Oswego County Bancorp. It is anticipated that Oswego County Bancorp will continue to have sufficient deposit funds and available borrowings to meet its current commitments.

     During 2001, Oswego County Bancorp entered into two new borrowing arrangements to provide funds for asset growth. Both arrangements were with the Federal Home Loan Bank of New York. In June 2001, Oswego County Bancorp borrowed $2.0 million from the Federal Home Loan Bank of New York for a term of 10 years with a fixed rate of 4.5% for the first two years and convertible at the option of the Federal Home Loan Bank to current market rates thereafter. In December 2001, Oswego County Bancorp borrowed $3.0 million from the Federal Home Loan Bank with various maturities ranging from December 2002 to December 2006 and with fixed interest rates ranging from 2.5% to 4.5%. At June 30, 2002, Oswego County Bancorp had total borrowings from the Federal Home Loan Bank of New York of $14.0 million. Also available to Oswego County Bancorp are overnight and one-month borrowing facilities with the Federal Home Loan Bank of New York, each in the amount of $7.7 million, an overnight credit plus line of $7.0 million with the Federal Home Loan Bank of New York and a $5.0 million overnight line of credit with a commercial bank.

     Oswego County Bancorp and Oswego County Savings Bank are subject to various regulatory capital requirements administered by the Federal and New York State banking regulators. Failure to meet minimum capital requirements could result in certain mandatory and discretionary responses by regulators that could have a material effect on Oswego County Bancorp's financial condition and results of operations. In addition, the ability of Oswego

County Bancorp and Oswego County Savings Bank to pay dividends is subject to regulations administered by federal banking agencies. At June 30, 2002, Oswego County Bancorp and Oswego County Savings Bank exceeded minimum capital requirements of the agencies and also exceeded levels established for banking organizations considered well capitalized by the regulators. Additional information regarding regulatory capital status is provided in notes to Oswego County Bancorp's consolidated financial statements beginning on page F-__ of this prospectus.

Impact of Inflation and Changing Prices

     The financial statements and related financial data presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Oswego County Bancorp's assets and liabilities are monetary in nature. As a result, changes in interest rates generally have a more significant impact on Oswego County Bancorp's performance than does the direct effect of inflation.

Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 supercedes Accounting Principles Board ("APB") No. 16, "Business Combinations," and requires all business combinations to be accounted for under the purchase method of accounting, thus eliminating the pooling of interests method of accounting. The Statement is effective for business combinations initiated after June 30, 2001.

     Statement No. 142 requires acquired intangible assets (other than goodwill) to be amortized over their useful economic life, while goodwill and any acquired intangible asset with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on an annual basis based upon guidelines specified by the Statement. Statement No. 142 also requires additional disclosures pertaining to goodwill and intangible assets. Oswego County Bancorp adopted Statement No. 142 on January 1, 2002.

     At December 31, 2001, Oswego County Bancorp had goodwill of $336,000; however, this relates to the acquisition of a banking branch office; therefore, Oswego County Bancorp's goodwill will continue to be amortized over the estimated life. As goodwill acquired in connection with branch acquisitions is specifically excluded from the new non-amortization provisions of Statement No. 142, the adoption of the Statement did not have a material effect on Oswego County Bancorp's results of operations.

     In October 2001, the FASB issued Statement No. 144, Accounting for Impairment or Disposal of Long -Lived Assets, that replaces Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of Statement No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The adoption of Statement No. 144 on

January 1, 2002, did not have a material impact on Oswego County Bancorp's financial condition or results of operations.

     In May 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The provisions of Statement No. 145 are generally effective for financial statements issued for fiscal years beginning after May 15, 2002. The adoption of Statement No. 145 is not expected to have a material impact on the Company's financial condition or results of operations.

     In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The provisions of Statement No. 146 are effective for exit or disposal activities initiated after December 31, 2002 on prospective basis. The adoption of Statement No. 146 is not expected to have a material impact on the Company's financial condition or results of operations.

                     BUSINESS OF OSWEGO COUNTY SAVINGS BANK

General

     Since 1998, our strategy has been to broaden our line of banking products, improve our asset quality and extend our market presence while maintaining a well-capitalized, profitable and community-oriented financial institution. Since implementing our strategy, we have:

  . diversified our products by increasing the origination of commercial and consumer loans;

  . followed more stringent underwriting policies and procedures, which has resulted in improved asset quality; and

  . opened two new branches in the Syracuse market and acquired one new branch in the Oswego market.

     The benefits of our strategy include an improvement in net income, decrease in non-performing assets and greater sources of income while continuing to focus on serving the needs of our customers in Oswego and Onondaga counties.

     Our business strategy, as discussed above, includes the diversification of our banking products through the origination of commercial and consumer loans. In addition to increasing our loan products for our commercial customers, we are also continuing to diversify our deposit services for our commercial customers. This strategy is consistent with management's focus to operate Oswego County Savings Bank more like a commercial bank, rather than a savings bank and its intention to convert to a national bank charter. Our president and chief executive officer, Gregory J. Kreis, who joined Oswego County Savings Bank in January, 1997, has previous experience in operating a national bank in Vermont. Mr. Kreis and his management team continue to implement our operating strategy.

Market Area

     Oswego County Savings Bank conducts operations mainly through headquarters in Oswego, New York and six additional branch offices, including a branch which opened in Onondaga County in May 2002. The majority of loans and deposits held by Oswego County Savings Bank are generated within Oswego and Onondaga counties, a region consisting of a mixture of urban, suburban and rural areas and which includes the cities of Oswego, Fulton and Syracuse.

     The city of Oswego is located on Lake Ontario, 35 miles north of Syracuse. Oswego County includes the cities of Oswego, Fulton and Pulaski. Onondaga County includes the city of Syracuse, a major regional population center for north-central New York. Oswego and Onondaga counties had a combined population of approximately 580,000 as of 2001, with Oswego County containing 122,000 residents or 21% of the total. Oswego County has been historically and continues to have a large concentration of employment in electrical power generation and other industrial employment. The local employment base has been diversified to a substantial extent from prior years as services, wholesale/retail trade and government are all major employers. While the local economy has been stable in recent years, it has not enjoyed the better economic conditions experienced in other parts of the nation.

     Unemployment in Onondaga County, however, has been lower than the national average at 4.8% compared to 5.7% nationally for April 2002. Median household income and the total number of households in Onondoga County have increased 2.7% and 0.1% respectively from 1990 to 2001 and 2.2% and 0.7% in Oswego County. While Oswego County's median household income has increased; it is lower than the national average.

Competition

     Oswego County Savings Bank faces intense competition both in making loans and attracting deposits. Its primary market area is highly competitive and it faces direct competition from other financial institutions headquartered in the counties served by Oswego County Savings Bank, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger than and have greater financial resources than Oswego County Savings Bank.

     Oswego County Savings Bank's competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, insurance companies and brokerage and investment banking firms. Oswego County Savings Bank's most direct competition for deposits has historically come from commercial banks, savings banks, co-operative banks and credit unions. Oswego County Savings Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies. Historically, Oswego County Savings Bank's most direct competition for deposits has come from savings banks, co-operative banks, credit unions and commercial banks.

Lending Activities

     General. At June 30, 2002, Oswego County Savings Bank's total loans amounted to $111.8 million. Net of the $1.0 million allowance for loan losses, loans were $110.8 million at June 30, 2002 representing 63.9% of total assets. Oswego County Savings Bank offers the following types of loans:

     .    one-to four-family residential mortgages;

     .    home equity loans;

     .    commercial mortgages;

     .    commercial loans; and

     .    consumer loans.

     At June 30, 2002, $67.0 million or 59.9% of total loans consisted of residential mortgage and home equity loans. Commercial mortgage loans totaled $20.9 million on that date, representing 18.7% of total loans. Commercial loans totaled $15.0 million or 13.4% of total loans and consumer loans totaled $8.9 million or 8.0% of total loans at June 30, 2002. Our strategy is to diversify our banking products with an emphasis on increasing our commercial loans, commercial mortgages and consumer loans.

     The types of loans that Oswego County Savings Bank may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by loan demand and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general economic conditions, the monetary policy of the federal government, including the Federal Reserve, legislative and tax policies, and governmental budgetary matters.

     A New York-chartered savings bank generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At June 30, 2002, Oswego County Savings Bank's in-house policy limits on loans to one borrower was $1.2 million. Following the conversion to a national bank, Oswego County National Bank will be subject to similar loans to one borrower limitations.

     Loan Portfolio. The following table sets forth the composition of Oswego County Savings Bank's loan portfolio by type of loan at the dates indicated.

                                                 At June 30,                                 At December 31,
                                                                         --------------------------------------------------------
                                                    2002                          2001                            2000
                                          ------------------------       ------------------------       -------------------------
                                            Amount           %           Amount            %             Amount             %
                                          -----------    ---------       ----------     ---------       ----------      ---------
                                                                  (Dollars in thousands)
Residential mortgages and home equity
    loans .............................   $    66,998        59.93%      $   67,004         63.91%      $   63,979          73.47%
Commercial mortgages ..................        20,864        18.67           15,626         14.90           10,762          12.36
Commercial loans ......................        14,986        13.40           13,690         13.06            7,651           8.79
Consumer loans ........................         8,949         8.00            8,529          8.13            4,689           5.38
                                          -----------    ---------       ----------     ---------       ----------      ---------
      Total loans .....................       111,797       100.00%         104,849        100.00%          87,081         100.00%
                                                         =========                      =========                       =========
      Allowance for loan losses .......        (1,024)                         (932)                        (1,121)
                                          -----------                    ----------                     ----------
           Net loans ..................   $   110,773                    $  103,917                     $   85,960
                                          ===========                    ==========                     ==========

     Loan Maturity and Repricing. The following table shows the repricing dates or contractual maturity dates as of June 30, 2002. The table does not reflect prepayments or scheduled principal amortization. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less.

                                                                                     June 30, 2002
                                                 -------------------------------------------------------------------------------
                                                   Residential
                                                  Mortgages and
                                                   Home Equity        Commercial      Commercial       Consumer
                                                     Loans            Mortgages         Loans            Loans            Totals
                                                  ------------        ----------      -----------      ---------        ---------
                                                                                   (In thousands)
Amounts due:
Within one year ............................      $      3,642        $   1,515       $   4,162        $   2,508        $  11,827

After one year:
     One to three years ....................               365              310           2,457            1,698            4,830
     Three to five years ...................             1,522              954           3,185            2,888            8,549
     Five to fifteen years .................            26,969            8,955           1,347            1,830           39,101
     Over fifteen years ....................            34,500            9,130           3,835               25           47,490
                                                  ------------        ---------       ---------        ---------        ---------
Total due after one year ...................            63,356           19,349          10,824            6,441           99,970
                                                  ------------        ---------       ---------        ---------        ---------

Total amount due:                                 $     66,998        $  20,864       $  14,986        $   8,949        $ 111,797
                                                  ============        =========       =========        =========        =========

     The following table presents, as of June 30, 2002, the dollar amount of all loans contractually due or scheduled to reprice after June 30, 2003 and whether such loans have fixed interest rates or adjustable interest rates.

                                                   Due after June 30, 2003
                                            ------------------------------------
                                              Fixed      Adjustable      Total
                                            ---------   ------------   ---------
                                                       (In thousands)

Residential mortgages and
  home equity loans ..................       $14,018       $49,338       $63,356
Commercial mortgages .................         1,387        17,962        19,349
Commercial loans .....................         6,247         4,577        10,824
Consumer loans .......................         6,441             -         6,441
                                             -------       -------       -------
  Total loans ........................       $28,093       $71,877       $99,970
                                             =======       =======       =======

     Origination, Purchase and Sale of Loans. The lending activities of Oswego County Savings Bank are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Board of Directors, management, secondary market investors such as Freddie Mac and private mortgage insurance companies. Oswego County Savings Bank obtains loan originations from a variety of sources, including referrals from real estate brokers, developers, builders, existing customers, newspaper, radio and walk-in customers. Loan applications are taken by lending personnel, and the loan origination department supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers licensed in New York State. Oswego County Savings Bank requires borrowers to obtain hazard insurance on any property securing a loan, and title insurance is normally required on all newly originated mortgage loans.

     The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. A loan application file is first reviewed by a loan originator or branch manager and then underwritten to established standards and policies. The Board has granted underwriting authority to branch managers, loan underwriters, senior consumer and commercial loan officers, and the president in varying levels. The Board's Loan Committee usually must approve any loan made over $500,000, except those which conform to standards permitting their resale into the secondary market (which must be approved by one of four designated officers).

     Historically, Oswego County Savings Bank has originated substantially all of the loans in the portfolio and held them until maturity. However, in early 1998, because of customer preference for fixed-rate mortgage loans, Oswego County Savings Bank began originating long-term, fixed-rate residential mortgage loans with terms conforming to secondary market standards. In 2000 Oswego County Savings Bank began acquiring newly originated adjustable-rate residential mortgage loans from a real estate firm operating in a nearby community outside Oswego County Savings Bank's primary market area. Prior to purchase, these loans are evaluated under Oswego County Savings Bank's normal underwriting criteria.

     The following table shows total loans originated and repaid during the periods indicated.

                                                       For the Six Months Ended June 30,     For the Years Ended December 31,
                                                      ----------------------------------   ----------------------------------
                                                          2002                2001             2001                 2000
                                                      --------------      --------------   -------------        --------------
                                                                                (In thousands)
Loans:
     Balance outstanding at beginning
       of period ................................       $104,849           $ 87,081           $ 87,081             $ 73,098

Loan originations:
    Residential mortgages and home
       equity loans .............................         25,093              5,318             28,547               23,842
    Commercial mortgages ........................          7,348                694              3,867                4,937
    Commercial loans ............................          4,343              5,934              9,545                3,810
    Consumer loans ..............................          1,697              2,955              6,059                5,620
                                                        --------           --------           --------             --------
        Total loans originated ..................         38,481             14,901             48,018               38,209
                                                        --------           --------           --------             --------

Commercial loans purchased ......................              -              4,100              5,100                    -

Loan principal reductions:
     Loans sold .................................         16,304                385             13,519                  725
     Decrease due to other items, net ...........         15,229              9,577             21,831               23,501
                                                        --------           --------           --------             --------
       Total deductions .........................         31,533              9,962             35,350               24,226
                                                        --------           --------           --------             --------

       Ending balance ...........................       $111,797           $ 96,120           $104,849             $ 87,081
                                                        ========           ========           ========             ========

Residential Lending

     Residential Mortgages. Historically, Oswego County Savings Bank has concentrated its lending activities on the origination of loans secured primarily by first mortgage liens on existing one-to four-family residences and home equity loans secured by second mortgages on one-to four-family residences. At June 30, 2002, $67.0 million or 59.9% of total loans consisted of such loans.

     From the early 1980s until early 1998, Oswego County Savings Bank originated primarily adjustable-rate residential mortgage loans in order to manage its interest-rate risk. However, in February 1998, Oswego County Savings Bank commenced the origination of long-term, fixed-rate one-to four-family residential mortgage loans in order to provide a full range of products to its customers, but only under terms, conditions and documentation which conform to standards which permit their resale in the secondary market. Oswego County Savings Bank's fixed-rate loans range from terms of 15, 20, or 30 years. Since September 2001, the majority of fixed-rate loans originated were sold by Oswego County Savings Bank in the secondary market with all servicing retained. Loans serviced for others at June 30, 2002 totaled $29.8 million.

     Adjustable-rate, one-to four-family, residential mortgage loans generally have up to 30-year terms and an interest rate which adjusts every year, three years or five years in accordance with a designated index (currently the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, three years or five years, respectively, as made available by the Federal Reserve Board). Oswego County Savings Bank generally does not offer deeply discounted interest rates. Loans generally have a cap on the amount of any increase or decrease in the interest rate during the applicable adjustment period, and various caps, depending on when the loan was originated, on the amount which the interest rate can increase or decrease over the life of the loan. Adjustable-rate loans currently being originated are not assumable without Oswego County Savings Bank's consent, and do not contain prepayment penalties.

     Oswego County Savings Bank has not engaged in the practice of establishing a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization. Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Approximately $52.2 million or 77.9% of the permanent residential mortgage loans in the loan portfolio at June 30, 2002 had adjustable interest rates.

     The demand for adjustable-rate loans in Oswego County Savings Bank's primary market area has been a function of several factors, including the level of interest rates, the expectations for changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Through mid-1999, interest rate levels were conducive to originations of Oswego County Savings Bank's fixed rate residential mortgages. As interest rates continued to rise in the latter part of 1999 and in 2000, borrowers have preferred adjustable rate loans and originations of such loans continued to increase during 2000. During 2001, mortgage rates declined and as a result of the lower rate environment, borrowers' preference shifted to fixed-rate loans.

     Pursuant to underwriting guidelines adopted by the Board of Directors, Oswego County Savings Bank lends up to 100% of the appraised value of the property securing a one-to four-family residential loan, and generally requires borrowers to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80% of the appraised value of the security property. Oswego County Savings Bank generally requires title insurance insuring the priority and validity of its mortgage lien, as well as fire and extended coverage casualty insurance in order to protect the properties securing its residential and other mortgage loans. Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which Oswego County Savings Bank makes disbursements for items such as real estate taxes, hazard insurance premiums and mortgage insurance premiums as they become due. The properties securing mortgage loans are appraised by independent appraisers licensed in New York State.

     Home equity loans are typically originated for up to 90% of the appraised value, less the amount of any existing prior liens on the property. Oswego County Savings Bank secures home equity loans with a mortgage on the property (generally a second mortgage) and will originate the loan even if another institution holds the first mortgage. There is a maximum term of ten years on fixed-rate and 15 years on adjustable-rate home equity loans. At June 30, 2002, home equity loans totaled $595,000 or 0.5% of total loans.

     Oswego County Savings Bank also offers home equity lines of credit in amounts of up to 80% of the appraised value, or 90% if Oswego County Savings Bank already has a first lien on the property, less the amount of existing prior liens. At June 30, 2002, home equity lines of credit totaled $3.6 million or 3.2% of total loans.

Commercial Lending

     General. We view our new emphasis on commercial lending as a natural outgrowth of traditional community banking services. Since 1998, Oswego County Savings Bank has made a major commitment to commercial lending (involving commercial loans and commercial mortgages) as a means to increase the yield on its loan portfolio and attract lower cost transaction deposit accounts. Oswego County Savings Bank has worked to develop a niche of making commercial loans to the small and medium sized companies in a wide variety of industries located in Oswego and Onondaga counties and, to a lesser extent, Jefferson, Cayuga and Oneida counties. In particular, Oswego County Savings Bank has expanded its lending to the business community located in Onondaga County which comprises a growing sector of its market area. Because of this strategy to expand our business banking on both the lending and deposit side, we believe that conversion to a national bank will be beneficial for implementation of our business plan. Oswego County Savings Bank offers these businesses a variety of traditional loan products and commercial services administered by Oswego County Savings Bank's commercial sales department which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the refinancing of existing corporate debt. Oswego County Savings Bank also offers a variety of deposit products to serve the needs of its commercial customers. In addition, in order to better serve the banking needs of its commercial customers, Oswego County Savings Bank recently opened a new branch in Liverpool, Onondaga County that offers 24-hour access to a business banking suite to make deposits and/or obtain coin and currency, providing commercial customers with 24-hour convenience to make deposits to their accounts and get rolled coin for opening the next morning.

     Since 1998, Oswego County Savings Bank has staffed its commercial sales department with five officers with considerable commercial lending expertise in its market area and has developed a staff to support the commercial sales department and a business development officer works with each commercial loan officer to promote complementary loan and deposit products.

     Oswego County Savings Bank is also an approved lender of the Small Business Administration ("SBA") in order to better serve the needs of local businesses while simultaneously reducing credit risk. At June 30, 2002 the commercial loan portfolio included $5.0 million of loans guaranteed by the SBA.

     After the conversion, Oswego County National Bank will continue to increase the emphasis on commercial lending activities.

     Commercial Mortgage Loans. The majority of commercial mortgage loans are secured by mixed-use properties (partly commercial and partly residential) and apartment buildings located in Oswego County Savings Bank's primary market area. Oswego County Savings Bank originates commercial real estate loans to finance the purchase of real property, which generally consists of apartment buildings, business properties, multi-family investment properties and construction loans to developers of commercial and residential properties. In underwriting commercial real estate loans, consideration is given to the property's historic cash flow, current and projected occupancy, location and physical condition. At June 30, 2002, Oswego County

Savings Bank's commercial real estate loan portfolio consisted of 136 loans, totaling $20.9 million, or 18.7% of total loans.

     Substantially all of the commercial real estate portfolio consists of loans which are collateralized by properties in Oswego County Savings Bank's normal lending area. Oswego County Savings Bank's commercial real estate loan portfolio is diverse, and does not have any significant loan concentration by type of property or borrower. Oswego County Savings Bank generally lends up to a maximum loan-to-value ratio of 80% on commercial properties and requires a minimum debt coverage ratio of 1.20x. Oswego County Savings Bank's largest loan relationship consists of six loans which totaled $1.1 million at June 30, 2002. In addition, Oswego County Savings Bank has a letter of credit obligation for $1.1 million secured by a real estate mortgage on a housing project that provides assisted living for the elderly located in the town of Volney.

     In addition to interest earned on loans, Oswego County Savings Bank may receive loan origination fees or "points" on the origination of commercial mortgage loans. Loan points are a percentage of the principal amount of the mortgage loan which is charged to the borrower at the time the loan is originated.

     Commercial mortgage lending is generally considered to involve a higher degree of risk than one-to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally.

     Because of increased risks associated with commercial real estate loans, Oswego County Savings Bank's commercial real estate loans generally have higher rates and shorter maturities than residential mortgage loans. Oswego County Savings Bank usually offers commercial real estate loans at adjustable rates tied to the prime rate or to yields on U.S. Treasury securities. The terms of such loans generally do not exceed 20 years.

     Commercial Loans. Oswego County Savings Bank offers commercial loan products and services which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the financing of existing corporate debt. Oswego County Savings Bank offers business installment loans, vehicle and equipment financing, lines of credit, equipment leasing and other commercial loans. At June 30, 2002, Oswego County Savings Bank's commercial loan portfolio consisted of 229 loans, totaling $15.0 million or 13.4% of its total loans. Since December 31, 2000, commercial loans have grown $7.3 million from $7.7 million.

     Oswego County Savings Bank had not been an active originator of such loans until 1998 when an experienced commercial lending manager joined Oswego County Savings Bank and began developing and promoting Oswego County Savings Bank's related loan products. Since that time, Oswego County Savings Bank has added three commercial loan officers, a business development officer and a support person. Oswego County National Bank may hire additional commercial loan officers on an as needed basis in connection with its potential branch expansion.

     Oswego County Savings Bank concentrates its efforts on making commercial loans in amounts of $50,000 to $1.0 million to small and medium-sized entities located in Oswego County Savings Bank's market area. Oswego County Savings Bank has targeted commercial loans for expansion because yields are generally higher, terms are typically shorter and the prevalence of adjustable or floating rates of interest is greater than in certain other types of lending.

     As part of Oswego County Savings Bank's strategy of increasing its emphasis on commercial lending, Oswego County Savings Bank seeks to attract its business customers' entire banking relationship. Oswego County Savings Bank also provides complementary commercial products and services, including an equipment leasing program with a third party vendor, a variety of commercial deposit accounts, cash management services, sweep accounts, a broad ATM network and night deposit services. Commercial loan officers are based in its main and branch offices, and Oswego County Savings Bank views its recent and potential branch expansion as a means of facilitating these commercial relationships. Oswego County Savings Bank intends to use the proceeds of the stock offering to continue to expand the volume of its business products and services within its current underwriting standards.

     Oswego County Savings Bank's commercial loan portfolio does not have any significant loan concentration by type of property or borrower. The largest concentration of loans were for loans to purchase investor owned real estate which comprise approximately 5.4% of the total loan portfolio. At June 30, 2002, Oswego County Savings Bank's largest loan was $992,000 which is 100% guaranteed by the SBA.

     Commercial loans are limited to terms of seven years but generally have terms of five years or less. Although Oswego County Savings Bank does originate fixed-rate commercial loans, substantially all of its commercial loans have variable interest rates tied to the prime rate. Alternatively, Oswego County Savings Bank may collateralize these loans with a lien on business assets and equipment. In some cases, both types of liens are required. Oswego County Savings Bank also generally requires the personal guarantee of the business owner. Interest rates on commercial loans generally have higher yields than residential or commercial mortgages.

     Commercial loans are generally considered to involve a higher degree of risk than residential or commercial real estate loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. These risks can be significantly affected by economic conditions. In addition, business lending generally requires substantially greater oversight efforts by Oswego County Savings Bank's staff compared to residential or commercial real estate lending. In order to mitigate this risk, Oswego County Savings Bank monitors its loan concentration and its loan policies generally limit the amount of loans to a single borrower or group of borrowers. Oswego County Savings Bank also utilizes the services of an outside consultant to conduct on-site credit quality reviews of the commercial loan portfolio.

     While commercial lending is relatively new to Oswego County Savings Bank, Oswego County Savings Bank has implemented underwriting and collection policies and procedures, and third-party loan review that management believes provides prudent control.

Consumer Lending

     Oswego County Savings Bank makes loans for a wide variety of personal or consumer purposes. The consumer loans offered include secured and unsecured personal lines of credit, home equity lines of credit, as well as loans secured by deposit accounts, automobile loans, recreational vehicle loans and boat loans. At June 30, 2002, $8.9 million or 8.0% of total loans consisted of consumer loans. Oswego County Savings Bank originates consumer loans in order to provide a full range of financial services to customers and because such loans generally have shorter terms and higher interest rates than one-to four-family residential mortgage loans.

     Loans secured by deposit accounts amounted to $277,000 or 0.3% of total loans at June 30, 2002. Such loans are originated for up to 100% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. Oswego County Savings Bank offers automobile loans on both new and used vehicles, with most of the loans secured by used vehicles. Automobile loans have terms of up to five years and have fixed interest rates. Such loans amounted to $3.6 million or 3.2% of total loans at June 30, 2002. Unsecured personal loans amounted to $2.6 million or 2.3% of total loans at June 30, 2002. Unsecured personal lines of credit amounted to $2.1 million or 1.9% of total loans at June 30, 2002. Secured personal loans amounted to $339,000 or 0.9% of total loans at June 30, 2002.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans but generally involve more credit risk than residential mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. At June 30, 2002, Oswego County Savings Bank did not have any repossessed collateral on its books. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans if a borrower defaults.

Asset Quality

     General. When a borrower fails to make a required payment on a loan, Oswego County Savings Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Late charges are generally imposed following the tenth day after a payment is due on consumer and commercial loans and the fifteenth day after a payment is due on residential mortgage loans. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 30 days, the loan and payment history is reviewed and efforts are made to collect the loan. While Oswego County Savings Bank generally prefers to work with borrowers to resolve such problems, when the account becomes 60 to 90 days delinquent, Oswego County Savings Bank institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.

     A loan is placed on non-accrual status when it is 90 days or more past due. In addition, Oswego County Savings Bank places any loan on non-accrual status if any part of it is classified as doubtful or loss (or if any part has been charged off.) When a loan is placed on non-accrual status, total interest accrued and unpaid to date is reversed and charged to interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

     Real estate acquired by Oswego County Savings Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified, under generally accepted accounting principles, as real estate owned until sold. At June 30, 2002, Oswego County Savings Bank had no real estate owned. Real estate owned properties are carried at fair value minus estimated costs to sell the property. Writedowns to estimated fair value at the time of foreclosure are charged to the allowance for loan losses. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized. Adjustments to the carrying value of such properties that result from subsequent declines in fair value are charged to operations in the period in which the decline occurs.

     Asset Quality Committee and Delinquent Loan Review. Oswego County Savings Bank has an Asset Quality Committee that meets every other week to review every delinquent loan. The Committee is chaired by Mr. Kreis, the President and CEO, and the members include a full-time collection staff person, the head of Retail Banking, the head of Commercial Banking, and the head of Sales Support (operations). The Asset Quality Committee assesses the quality of the loan portfolio, review trends, recommend and follow legal actions, review the status of any REO properties or other repossessed collateral, review the "Watchlist" and any necessary loan grading changes, and assess the adequacy of the loan loss reserve. Any loan that is seriously delinquent has the loan file pulled for a review of the original underwriting to see if a problem could have been detected at the time of the loan.

     In addition to its internal loan review, Oswego County Savings Bank has contracted with an outside loan consultant to provide loan review and loan loss allowance analysis of Oswego County Savings Bank's operations. Services provided by the loan consultant include internal compliance with regulatory requirements and documentation and a review of each loan on the "Watchlist." In addition, the outside consultant performs a review of all new commercial mortgage and commercial loans originated by Oswego County Savings Bank, and on an annual basis reviews all commercial mortgage and commercial loans with a balance of $50,000 or more.

     Loan Approval Procedures. Loan underwriting authorities are issued to individual officers engaged in approving loans based on their experience and track record and the authorities are approved by the Board. Loans over the individual loan authorities are brought to the Officers' Loan Committee that meets on an as needed basis. That Committee is chaired by the President and CEO and the members include the head of Retail Banking, the retail banking underwriter, the head of Commercial Banking and the five members of the Commercial Banking Department. The Officers' Loan Committee has loan authority to $500,000. Minutes of the Officers' Loan Committee meetings are reviewed by the Board of Directors. All loan relationships over $500,000 go to the Directors' Loan Committee that consists of two outside Directors and the President and CEO.

     Non-Performing Assets. The following table sets forth the amounts and categories of Oswego County Savings Bank's nonperforming assets at the dates indicated.

                                                            At June 30,            At December 31,
                                                                         --------------------------------
                                                               2002            2001             2000
                                                          -------------  ---------------  ---------------
                                                                      (Dollars in thousands)
Nonaccruing loans:
   Residential mortgages and home
    equity loans ...................................      $         446     $     520       $         335
   Commercial mortgages and loans ..................                 92           110                 705
   Consumer ........................................                 79           124                  43
                                                          -------------     ---------       -------------
      Total ........................................                617           754               1,083
Restructured commercial mortgage loan ..............                220           220                 220
                                                          -------------     ---------       -------------
Total nonperforming loans ..........................      $         837           974               1,303
                                                          -------------     ---------       -------------
Foreclosed assets:
   Residential real estate .........................                  -             -                 165
                                                          -------------     ---------       -------------
       Total .......................................                  -             -                 165
                                                          -------------     ---------       -------------
Total nonperforming assets .........................      $         837     $     974       $       1,468
                                                          -------------     ---------       -------------
Nonperforming assets to total assets ...............               0.48%         0.60%               1.08%
                                                          =============     =========       =============
Nonperforming loans to total assets ................               0.48%         0.60%               0.95%
                                                          =============     =========       =============

     Oswego County Savings Bank had no accruing loans which were more than 90 days delinquent at June 30, 2002, December 31, 2001 or 2000. If all nonaccruing loans had been current in accordance with their terms during the six months ended June 30, 2002, and years ended December 31, 2001 and 2000, additional interest income on such loans would have amounted to approximately $13,000, $80,000 and $82,000, respectively.

     Classified Assets. Federal regulations require that each insured savings bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for potential losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

     Exclusive of any assets classified as loss which have been fully reserved or charged-off, Oswego County Savings Bank's classified assets at June 30, 2002 consisted of $1.3 million of assets classified as substandard, which represented 0.7% of total assets. At June 30, 2002, $509,000 of assets were classified as doubtful. There were no assets classified as loss at June 30, 2002.

     Allowance for Loan Losses. At June 30, 2002, the allowance for loan losses amounted to $1.0 million or 0.9% of the total loan portfolio. Oswego County Savings Bank's loan portfolio consists primarily of residential mortgage, home equity and commercial mortgage loans and, to a lesser extent, consumer loans and commercial loans. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance at a level sufficient to cover probable losses. The allowance for loan losses consists of amounts specifically allocated to nonperforming loans and potential problem loans (if any) as well as allowances determined for each major loan category. Loan categories such as one-to four-family residential mortgages and consumer loans are generally evaluated on an aggregate or "pool" basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in Oswego County Savings Bank's market area. While Oswego County Savings Bank uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require Oswego County Savings Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

     The following table sets forth an analysis of Oswego County Savings Bank's allowance for loan losses during the periods indicated.

                                                          At or for the Six Months Ended  At or for the Years Ended
                                                                     June 30,                    December 31,
                                                          ------------------------------  -------------------------
                                                              2002               2001       2001            2000
                                                          ------------       -----------  --------       ----------
                                                                             (Dollars in thousands)
Allowance for loan losses at beginning
     of period .........................................  $        932       $    1,121   $  1,121       $    1,069
                                                          ------------       ----------   --------       ----------
Charge-offs:
    Residential loans ..................................            --                8         35              113
    Commercial and industrial loans ....................             1                4        318               --
    Consumer loans .....................................            70               12         35               49
                                                          ------------       ----------   --------       ----------
         Total charge-offs .............................            71               24        388              162
                                                          ============       ==========   ========       ==========

Recoveries:
    Residential loans ..................................            --               --         25               31
    Commercial and industrial loans ....................            12               --         17               --
    Consumer loans .....................................             9               33         13               14
                                                          ------------       ----------   --------       ----------
         Total recoveries ..............................            21               33         55               45
                                                          ============       ==========   ========       ==========
Net charge-offs (recoveries) ...........................            50               (9)       333              117
Provision for loan losses ..............................           142               72        144              169
                                                          ------------       ----------   --------       ----------
Allowance for loan losses at end of period .............  $      1,024       $    1,202   $    932       $    1,121
                                                          ============       ==========   ========       ==========
Average loans outstanding ..............................  $    108,190       $   90,203   $ 96,406       $   80,594
                                                          ============       ==========   ========       ==========
Allowance for loan losses as a percent
   of total loans outstanding ..........................          0.92%            1.25%      0.89%            1.29%
                                                          ============       ==========   ========       ==========
Ratio of net charge-offs (recoveries) to average
   loans outstanding ...................................          0.09%           (0.02)%     0.35%            0.15%
                                                          ============       ==========   ========       ==========

     The following table presents the allocation of Oswego County Savings Bank's allowance for loan losses by type of loan at each of the dates indicated.

                                          At June 30,                     At December 31,
                                                           -----------------------------------------------
                                           2002                    2001                    2000
                                   ----------------------- ----------------------- -----------------------
                                             Loan Category           Loan Category           Loan Category
                                   Amount of   as a % of   Amount of   as a % of   Amount of   as a % of
                                   Allowance  Total Loans  Allowance  Total Loans  Allowance  Total Loans
                                   --------- ------------- --------- ------------- --------- -------------
                                                           (Dollars in thousands)
Residential mortgages and home
    equity loans ...............   $     313        59.93%  $    304        63.91%       290        73.47%
Commercial mortgages ...........         263        18.67        213        14.90        169        12.36
Commercial loans ...............         167        13.40        135        13.06        382         8.79
Consumer loans .................         171         8.00        162         8.13         90         5.38
Unallocated ....................         110            -        118            -        190            -
                                   --------- ------------  --------- ------------  --------- ------------

Total ..........................   $   1,024       100.00%  $    932       100.00%   $ 1,121       100.00%
                                   =========      =======  =========      =======    ======= ============

Securities

     Oswego County Savings Bank has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certain corporate securities, certificates of deposit at federally insured banks and savings institutions and federal funds. Each purchase of a security is ratified by the Board of Directors.

     At June 30, 2002, Oswego County Savings Bank's securities portfolio had an amortized cost of $39.9 million and a fair value of $40.7 million. All securities were classified as available for sale at June 30, 2002. At June 30, 2002 Oswego County Savings Bank's securities portfolio consisted of U.S. government sponsored agency obligations, New York State municipalities, corporate securities, mortgage-backed securities and equity securities.

     Changes in the securities portfolio are the result of Oswego County Bancorp's continued implementation of an investment strategy to preserve tax-equivalent yields during the low interest rate environment and provide future cash flows that can be reinvested as market interest rates increase. Oswego County Bancorp began implementing this strategy during 2001 with the purchase of mortgage-backed securities that will be self-liquidating and provide future funds for reinvestment at higher rates. During 2001 and 2002 Oswego County Bancorp purchased mid-term municipal securities to provide yield support for the short-term portion of the securities portfolio. Additionally, during 2002 Oswego County Bancorp reduced the corporate securities portion of the securities portfolio to maintain asset quality.

     The following table presents the composition of Oswego County Savings Bank's securities portfolio at the dates indicated.

                                                          At June 30,                          At December 31,
                                                                              -------------------------------------------------
                                                             2002                      2001                      2000
                                                     ---------------------    ----------------------    -----------------------
                                                     Carrying   Percent of    Carrying    Percent of    Carrying     Percent of
                                                       Value       Total        Value        Total        Value         Total
                                                     --------   ----------    --------    ----------    --------     ----------
                                                                              (Dollars in thousands)

Securities available for sale (fair value):
  Debt securities:
  United States Government agency obligations .....   $   837        2.06%     $   2,859       6.95%     $  18,967      95.51%
  Corporate securities ............................     4,664       11.46          6,909      16.79              -          -
  Municipal securities ............................    14,915       36.66         10,178      24.72              -          -
  Mortgage-backed securities ......................    15,342       37.71         16,335      39.69              -          -
                                                      -------     -------      ---------    -------      ---------     ------
         Total debt securities ....................    35,758       87.89         36,281      88.15         18,967      95.51
  Equity securities ...............................     4,928       12.11          4,879      11.85            892       4.49
                                                      -------     -------      ---------    -------      ---------     ------
    Total securities available for sale ...........    40,686      100.00%        41,160     100.00%        19,859     100.00%

Securities held to maturity (amortized cost):
United States Government agency obligations .......         -           -%             -          -%         3,000      22.54%
Corporate securities ..............................         -           -              -          -          4,229      31.78
Municipal securities ..............................         -           -              -          -          3,672      27.59
Mortgage-backed securities ........................         -           -              -          -          1,838      13.81
Small Business Administration .....................         -           -              -          -            569       4.28
                                                      -------     -------      ---------    -------      ---------     ------
    Total securities held to maturity .............         -           -              -          -%        13,308     100.00%

      Total securities ............................   $40,686           -%     $  41,160          -%     $  33,167          -%
                                                      =======     =======      =========    =======      =========     ======

     The following table presents information regarding the carrying value, weighted average yields and contractual maturities of Oswego County Savings Bank debt securities available for sale including mortgage-backed securities, as of the periods indicated. Weighted average yields are based on amortized cost.

                                                                         At June 30, 2002
                                  --------------------------------------------------------------------------------------------------
                                                         More than One     More than Five
                                                            Year to           Years to
                                   One Year or Less        Five Years         Ten Years      More than Ten Years       Total
                                  ------------------  ------------------  ------------------ -------------------  ------------------
                                            Weighted            Weighted            Weighted            Weighted            Weighted
                                  Carrying   Average  Carrying   Average  Carrying   Average  Carrying   Average  Carrying  Average
                                   Value      Yield     Value     Yield     Value     Yield     Value     Yield     Value    Yield
                                  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                         (Dollars in Thousands)
Securities Available for sale
(fair value):
     U.S. Government Agency
      obligations ...............  $    -        -%   $   837     5.60%   $    -         -%    $     -        -%   $   837    5.60%
     Corporate and municipal
      securities ................   1,191     5.67      4,007     5.52     2,467      4.80      11,914     4.65     19,579    4.91
     Mortgage-backed
      securities ................       -        -        113     5.56     1,442      5.57      13,787     5.80     15,342    5.78
                                   ------    -----    -------     ----    ------      ----     -------     ----    -------    ----

           Total ................  $1,191     5.67%   $ 4,957     5.54%   $3,909      5.08%    $25,701     5.27%   $35,758    5.30%
                                   ======    =====    =======     ====    ======      ====      ======     ====     ======    ====

                                                                         At December 31, 2001
                                  --------------------------------------------------------------------------------------------------
                                                         More than One     More than Five
                                                            Year to           Years to
                                   One Year or Less        Five Years         Ten Years      More than Ten Years       Total
                                  ------------------  ------------------  ------------------ -------------------  ------------------
                                            Weighted            Weighted            Weighted            Weighted            Weighted
                                  Carrying   Average  Carrying   Average  Carrying   Average  Carrying   Average  Carrying  Average
                                   Value      Yield     Value     Yield     Value     Yield     Value     Yield     Value    Yield
                                  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                         (Dollars in Thousands)
Securities Available for sale
(fair value):
     U.S. Government Agency
      obligations ...............  $1,510        -    $ 1,349     5.47%   $    -         -%    $     -        -%   $ 2,859    4.71%
     Corporate and municipal
      securities ................     254     5.99      6,995     5.87     2,506      4.99       7,332     4.72     17,087    5.25
     Mortgage-backed
      securities ................       -        -        140     5.66       506      6.10      15,689     5.92     16,335    5.92
                                   ------    -----    -------     ----    ------      ----     -------     ----    -------    ----

           Total ................  $1,764     4.33%   $ 8,484     5.81%   $3,012      5.17%    $23,021     5.52%   $36,281    5.50%
                                   ======    =====    =======     ====    ======      ====      ======     ====     ======    ====

         Mortgage-Backed Securities. Mortgage-backed securities represent a participation interest in a pool of single-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as Oswego County Savings Bank. U.S. Government agencies and government-sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and Ginnie Mae.

         Freddie Mac, which is a corporation chartered by the U.S. Government, issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by the Ginnie Mae and backed by the full faith and credit of the U.S. Government. Because these government sponsored agencies were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. To accommodate larger-sized loans and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

         Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages of varying maturities with interest rates that are within a range. The underlying pool of mortgages may be fixed-rate or adjustable-rate, and prepayment risk is passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

         Mortgage-backed securities generally yield less than the loans which underlie such securities because of payment guarantees or credit enhancements and fees paid to servicers. Furthermore, mortgage-backed securities are generally more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Oswego County Savings Bank.

         The following table sets forth the activity in our mortgage-backed securities portfolio during the periods indicated.

                                                                        At or for the Year Ended
                                                   At or for the Six          December 31,
                                                     Months Ended      --------------------------
                                                     June 30, 2002          2001         2000
                                                   -----------------   -------------- -----------
                                                               (Dollars in thousands)
Mortgage-backed securities at beginning of
   period (amortized cost) .....................      $   16,200         $   1,838     $  2,430
Purchases ......................................           2,054            18,757           --
Repayments .....................................          (3,026)           (4,321)        (588)
Discount accretion, net ........................             (71)              (74)          (4)
                                                      ----------         ---------     --------

Mortgage-backed securities at end of period
   (amortized cost) ............................          15,157            16,200        1,838
                                                      ==========         =========    =========
Mortgage-backed securities at end of period
   (fair value) ................................          15,342            16,335        1,900
                                                      ==========         =========    =========
Weighted average yield at end of period ........            5.78%             5.92%        6.11%
                                                      ==========         =========    =========

Sources of Funds

         General. Deposits are the primary source of Oswego County Savings Bank's funds for lending and other investment purposes. In addition to deposits, funds are derived from borrowings and principal and interest payments on loans and mortgage-backed securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Oswego County Savings Bank has also financed a portion of its asset growth with borrowings from the Federal Home Loan Bank of New York.

         At June 30, 2002, Oswego County Savings Bank had total borrowings from the Federal Home Loan Bank of New York of $14.0 million. Also available to Oswego County Savings Bank are overnight and one-month borrowing facilities with the Federal Home Loan Bank of New York, each in the amount of $7.7 million, an overnight credit plus line of $7.0 million with the Federal Home Loan Bank of New York and a $5.0 million overnight line of credit with a commercial bank. Federal Home Loan Bank advances are collateralized by Federal Home Loan Bank stock owned by Oswego County Savings Bank and mortgage-backed securities with a fair value of approximately $4.5 million at June 30, 2002. In addition, the advances are collateralized by a blanket lien on Oswego County Savings Bank's one-to four-family mortgage loans.

         Deposits. Oswego County Savings Bank's deposit products include a broad selection of deposit instruments, including demand deposits, money market deposits, savings deposits and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         Oswego County Savings Bank's deposits are obtained primarily from residents of Oswego County and Onondaga County in New York State. It is estimated that less than 1% of current deposits are obtained from customers residing outside New York State. Brokers are not retained to solicit funds for deposit with Oswego County Savings Bank or to actively solicit negotiable-rate certificates of deposit with balances of $100,000 or more.

         Oswego County Savings Bank sets interest rates, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal and state regulations.

         The following table sets forth activity in our deposits during the periods indicated.

                                                  For the Six                       For the
                                                  Months Ended              Year Ended December 31,
                                                    June 30,         ------------------------------------
                                                      2002                  2001                 2000
                                                 --------------      ----------------        ------------
                                                                      (In thousands)
Beginning balance ..........................       $  129,183            $  105,887           $  100,118
Net increase before interest credited ......            9,085                19,397                2,232
Interest credited ..........................            1,536                 3,899                3,537
                                                   ----------            ----------           ----------
Net increase in deposits ...................           10,621                23,296                5,769
                                                   ----------            ----------           ----------
Ending balance .............................       $  139,804            $  129,183           $  105,887
                                                   ==========            =========            ==========

         The following table sets forth the dollar amount of deposits in the various types of programs offered by Oswego County Savings Bank at the dates indicated.

                                                                                   At December 31,
                                             At June 30,         ---------------------------------------------------
                                                 2002                      2001                       2000
                                         --------------------    ------------------------   ------------------------
                                           Amount       %          Amount          %          Amount           %
                                         ---------- ---------    ----------  ------------   ----------    ----------
                                                                   (Dollars in thousands)
Time deposits:
     1.50% - 3.99% ...................   $  29,880     21.37%    $   14,184       10.98%    $        7         0.01%
     4.00% - 5.99% ...................      14,685     10.50         23,922       18.52         13,959        13.18
     6.00% - 7.99% ...................       5,303      3.79          8,232        6.37         27,001        25.50
                                         ---------  --------     ----------  ----------     ----------    ---------

         Total time deposits: ........      49,868     35.66         46,338       35.87         40,967        38.69
                                         ---------  --------     ----------  ----------     ----------    ---------

Transaction accounts:
     Savings deposits ................      46,234     33.08         42,788       33.12         44,544        42.07
     Money market deposits ...........      22,190     15.87         20,043       15.52          5,193         4.90
     Demand deposits .................      21,512     15.39         20,014       15.49         15,183        14.34
                                         ---------  --------     ----------  ----------     ----------    ---------
         Total transaction accounts ..      89,936     64.34         82,845       64.13         64,920        61.31
                                         ---------  --------     ----------  ----------     ----------    ---------
         Total deposits ..............   $ 139,804    100.00%   $   129,183      100.00%    $  105,887       100.00%
                                         =========  ========    ===========  ==========     ==========    =========

         The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

                                              For the Six
                                              Months Ended                  For the Year Ended December 31,
                                                June 30,          ---------------------------------------------------
                                                  2002                       2001                      2000
                                        ------------------------- -------------------------  ------------------------
                                          Average       Average    Average       Average       Average      Average
                                          Balance      Rate Paid    Balance     Rate Paid      Balance     Rate Paid
                                        -----------   ----------- ----------  -------------  -----------  -----------
                                                                   (Dollars in thousands)
NOW ..................................  $     4,443       1.36%      $  3,199       1.69%     $    2,231       2.15%
Savings deposits .....................       43,575       1.61         41,695       2.17          45,709       2.67
Demand deposits ......................       20,055         --         17,332         --          14,393         --
Money market deposits ................       18,675       2.76         13,447       3.79           1,994       4.91
Time deposits ........................       46,060       3.96%        45,120       5.39%         40,497       5.36%
                                        -----------                  --------                 ----------
         Total deposits: .............  $   132,808                  $120,793                 $  104,824
                                        ===========                  ========                 ==========

     The following table shows the interest rate and maturity information for our time deposits at June 30, 2002.

                                            Maturity Date
                    ------------------------------------------------------------------
                               Over Six
                    Six Months Months to Over 1 to Over 2 to 3
                     or Less    1 Year    2 Years     Years    Over 3 Years    Total
                    ---------- --------- --------- ----------- ------------  ---------
                                               (Dollars in thousands)
Amount ...........  $  21,766  $ 14,813  $  7,970    $   2,677    $   2,642  $ 49,868
Average Rate .....       3.41%     3.63%     4.11%        4.84%        4.75%     3.64%

     The following table sets forth the maturities of certificates of deposit with principal amounts of $100,000 or more at June 30, 2002.

Certificates of deposit
maturing in quarter ending:                                                     Amount
---------------------------                                                 --------------
                                                                            (In thousands)
September 30, 2002 ......................................................   $        1,634
December 31, 2002 .......................................................            2,148
March 31, 2003 ..........................................................            2,071
June 30, 2003 and after .................................................            6,455
                                                                            --------------
     Total certificates of deposit with balances of $100,000 or more ....   $       12,309
                                                                            ==============

Properties

     We conduct our business through our executive offices and six other banking offices in our primary market area. The properties are owned or leased by us and are listed below:

                                                       Lease       Net Book
                                         Owned or    Expiration  Value at June  Deposits at
                                          Leased        Date       30, 2002    June 30, 2002
                                         --------   ------------ ------------- -------------
Executive Office:                                          (In thousands)
   44 East Bridge Street
   Oswego, New York 13126 .............     Owned             --   $     300     $  41,912
Branch Offices:
   4879 North Jefferson Street
   Pulaski, New York 13142 ............     Owned             --         333        37,414
   1930 State Route 3
   Fulton, New York 13069 .............     Owned             --         139        16,294
   State Route 104 East
   Oswego, New York 13126 .............    Leased   July 1, 2005         155         5,388
   30 West Utica Street
   Oswego, New York 13126 .............     Owned             --         827        21,307
   700 Main Street
   N. Syracuse, New York 13212 ........     Owned             --         608        16,526
   7799 Oswego Road
   Liverpool, New York 13090 ..........     Owned             --         859           963

Legal Proceedings

     We are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are expected to be resolved for amounts that would not be material to our financial condition.

Personnel

     As of June 30, 2002, Oswego County Savings Bank had 67 full-time employees and 23 part-time employees. The employees are not represented by a collective bargaining unit, and we consider our relationship with our employees to be excellent.

                       BUSINESS OF BRIDGE STREET FINANCIAL

     Bridge Street Financial has not engaged in any business to date. Upon completion of the conversion and reorganization, Bridge Street Financial will own Oswego County National Bank. Bridge Street Financial will retain up to 50% of the net proceeds from the stock offering. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Stock Offering."

     Immediately after completion of the conversion and stock offering, it is expected that the only business activities of Bridge Street Financial will be to hold all of the outstanding common stock of Oswego County National Bank, to hold a loan to the ESOP, and to contribute 50% of the net proceeds from the stock offering to Oswego County National Bank as additional capital. Oswego County Bancorp may use the net proceeds retained by it to pay dividends to stockholders, to repurchase shares of its common stock and for general corporate purposes. In the future, however, Bridge Street Financial, as the holding company of Oswego County National Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Oswego County National Bank. There are no plans for any additional capital issuance, merger or acquisition, or other diversification of the activities of Bridge Street Financial at the present time.

     Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends that we receive from Oswego County National Bank. Initially, we will neither own nor lease any property, but will instead use the premises, equipment and furniture of Oswego County National Bank. At the present time, we intend to employ only persons who are officers of Oswego County National Bank to serve as our officers. However, we will use the support staff of Oswego County National Bank from time to time. These persons will not be separately compensated by us. We will hire additional employees, as appropriate, to the extent it expands its business in the future. See "How We Intend to Use the Proceeds from the Stock Offering."

                   REGULATION OF OSWEGO COUNTY SAVINGS BANK,
         OSWEGO COUNTY BANCORP, BRIDGE STREET FINANCIAL, OSWEGO COUNTY
                      MHC, AND OSWEGO COUNTY NATIONAL BANK

General

     Oswego County Savings Bank is a New York-chartered stock savings bank, and its deposit accounts are insured up to applicable limits by the FDIC. Oswego County Savings Bank is subject to extensive regulation by both the New York State Banking Department (the "Department") and the FDIC.

     Oswego County Savings Bank must file reports with the Department and the FDIC concerning its activities and financial condition. Oswego County Savings Bank must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Department and the FDIC periodically examine Oswego County Savings Bank's compliance with various regulatory requirements to ensure that Oswego County Savings Bank is being operated in a safe and sound manner. The regulatory authorities have extensive discretion in exercising their supervisory and enforcement activities, including the setting of policies regarding asset classification and loan loss reserves. Following its conversion to a national bank, Oswego County National Bank will be subject to the regulation of the OCC.

     Oswego County Bancorp and Oswego County MHC, as savings and loan holding companies, are required to file certain reports with, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. Following the conversion of Oswego County Savings Bank to a national bank, Bridge Street Financial will become a bank holding company, subject to the regulation of the Federal Reserve. As a publicly held company, Bridge Street Financial will be subject to rules and regulations of the SEC under the federal securities laws. Any change in the regulations governing Oswego County National Bank or Bridge Street Financial, whether by a regulatory agency or through legislation, could have a material adverse impact on Oswego County National Bank and Bridge Street Financial and their operations and stockholders.

     The following is a summary of laws and regulations applicable to Oswego County Savings Bank, Oswego County Bancorp, Bridge Street Financial, Oswego County MHC and Oswego County National Bank.

New York Regulation of Oswego County Savings Bank

     Powers. Oswego County Savings Bank derives its lending, investment and other powers primarily from provisions of the New York Banking Law and regulations. Under these laws and regulations, savings banks may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. A savings bank may also exercise trust powers upon approval of the New York Banking Board. The exercise of these lending, investment and other powers, however, may be limited by federal law and regulations.

     Community Reinvestment Act. The New York Banking Law, like the federal Community Reinvestment Act discussed below, requires New York banking institutions to serve the credit needs of its local community. Under the regulations, the Department makes biennial community reinvestment evaluations of each banking institution and assesses each institution's compliance with the New York regulations for community reinvestment. Oswego County Savings Bank's latest rating from the Department was "satisfactory."

     Limitations on Dividends. Under the New York Banking Law, Oswego County Savings Bank will not be able to declare or pay any dividends if capital is impaired or would be impaired as a result of the dividend. In addition, the New York Banking Law provides that Oswego County Savings Bank cannot declare or pay dividends in any calendar year in excess of its "net profits" for that year combined with its "retained net profits" of the two preceding years, less any required transfer to surplus or a fund for the retirement of preferred stock, without prior regulatory approval.

     Enforcement. Under the New York Banking Law, the New York Superintendent may issue an order to a banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. The New York Superintendent also has authority to take possession of a New York banking organization under certain circumstances, including when it appears that a banking organization is conducting its business in an unauthorized or unsafe manner, is in an unsound or unsafe condition to transact its business or has an impairment of its capital.

Federal Regulation of Oswego County Savings Bank

     Capital Requirements. The FDIC has adopted risk-based minimum capital regulations for insured state nonmember banks, such as Oswego County Savings Bank. The regulations establish a systematic framework that makes regulatory capital requirements more sensitive to differences in risk profiles among insured depository institutions. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital required for the categories perceived as representing greater risk. State nonmember banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, and a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0%. Tier 1 capital includes common equity, certain noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets except mortgage servicing rights and purchased credit card relationships. Total capital consists of Tier 1 capital plus supplementary (Tier
2) capital which includes, among other items, cumulative perpetual and long-term, limited-life, preferred stock, mandatory convertible securities, certain hybrid capital instruments, term-subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. In addition, insured state nonmember banks must maintain a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 3% to 5%, depending on Oswego County Savings Bank's CAMELS rating.

     Capital requirements higher than these minimum requirements may be established for a particular bank if the FDIC determines that a bank's capital is, or may become, inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate if a bank is receiving special supervisory attention, has a high degree of exposure to interest rate risk or poses other safety and soundness concerns. Oswego County Savings Bank currently is not subject to any individually imposed minimum capital requirements.

     Failure to meet capital guidelines could subject Oswego County Savings Bank to a variety of enforcement actions, including issuance of a capital directive, the termination of deposit insurance, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, additional restrictions can be imposed upon banks that fail to meet applicable capital requirements under the FDIC's prompt corrective action regulations.

     The FDIC assesses Oswego County Savings Bank's exposure to declines in the economic value of Oswego County Savings Bank's capital due to changes in interest rates when assessing Oswego County Savings Bank's capital adequacy. FDIC examiners will evaluate Oswego County Savings Bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. Applicable considerations include the quality of Oswego County Savings Bank's interest rate risk management process, the overall financial condition of Oswego County Savings Bank and the level of other risks at Oswego County Savings Bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital.

     Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act generally limits the activities and investments that state-chartered insured banks and their subsidiaries may engage in as principals to those permissible for national banks and their subsidiaries, except for certain exemptions. Any bank that held, at the time of passage of Section 24, an impermissible investment or engaged in an impermissible activity and that did not receive FDIC approval to retain the investment or to continue the activity was required to submit to the FDIC a plan for divesting of the investment or activity as quickly and prudently as possible.

     Enforcement. The FDIC has extensive enforcement authority over Oswego County Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible equity to total assets that is equal to or less than 2%. See "-- Prompt Corrective Action." The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) likelihood that a bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (5) insufficient capital. In the event of any such appointment, it is likely that stockholders of the institution would not receive anything for their interests in the institution.

     Deposit Insurance. Oswego County Savings Bank's deposits are insured through the FDIC's Bank Insurance Fund. Under the FDIC's risk-based insurance assessment system, annual insurance premiums paid by banks may vary between $0.00 and $0.27 per $100 of insured deposits, depending on the risk classification assigned to each institution. Based on its risk classification, Oswego County Savings Bank expects to incur no FDIC deposit insurance premiums for the first half of 2002. However, deposit insurance assessments imposed by the FDIC are subject to change. A second assessment by the FDIC is based on the amount of insured deposits held by an institution irrespective of assigned risk classification. The amount of Oswego County Savings Bank's second assessment, which is subject to change by the FDIC on a quarterly basis, was approximately $5,700 for each of the first two quarters of the year 2002.

     FDIC insurance on deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the insured bank has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations as an insured bank, or has violated any applicable law, regulation, rule or order of, or condition imposed by or written agreement entered into with the FDIC.

     Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by FDIC regulations, a savings bank has an obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution.

     The FDIC rates an institution based on its actual performance in meeting community needs. The evaluation system focuses on a lending test, an investment test, and a service test.

     In its most recent examination for community reinvestment performance, Oswego County Savings Bank received a "satisfactory" rating from the FDIC.

     Safety and Soundness Standards. Oswego County Savings Bank is subject to certain FDIC standards designed to maintain the safety and soundness of individual banks and the banking system. The FDIC has prescribed safety and soundness guidelines relating to:

     (1) internal controls, information systems and internal audit systems;

     (2) loan documentation;

     (3) credit underwriting;

     (4) interest rate exposure;

     (5) asset growth and quality;

     (6) earnings, and

     (7) compensation and benefit standards for officers, directors, employees and principal stockholders.

     The guidelines are intended to set out standards that the FDIC will use to identify and address problems at institutions before capital becomes impaired. Institutions are required to, among other things, establish and maintain a system to identify problem assets and prevent deterioration of those assets in a manner commensurate with their size and the nature and scope of their operations. Furthermore, institutions must establish and maintain a system to evaluate and monitor earnings to ensure that earnings are sufficient to maintain adequate capital and reserves.

     A bank not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the FDIC. In the event that an institution were to fail to submit an acceptable compliance plan or fail in any material respect to implement an accepted compliance plan within the time allowed by the FDIC, the institution would be required to correct the deficiency and the FDIC would also be authorized to:

     (1)  restrict asset growth;

     (2) require the institution to increase its ratio of tangible equity to assets;

     (3)  restrict the rates of interest that the institution may pay or;

     (4) take any other action that would better carry out the purpose of the corrective action.

     Oswego County Savings Bank believes it was in compliance with all such safety and soundness guidelines as of June 30, 2002.

     Prompt Corrective Action. Under the FDIC's prompt corrective action regulations, insured institutions will be considered:

     . "well capitalized" if the institution has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater provided that the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specified capital level for any capital measure;

     . "adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a Tier 1 risk based capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% or greater if the institution is rated composite CAMELS 1 in its most recent report of examination and is not experiencing or anticipating significant growth);

     . "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, or a Tier 1 risk-based ratio of less than 4% and a leverage ratio that is less than 4% (3% if the institution is rated composite CAMELS 1 in its most recent report of examination and is not experiencing or anticipating significant growth);

     . "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3%; and

     . "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

     Under certain circumstances, the FDIC can reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). At December 31, 2001, Oswego County Savings Bank was classified as a "well capitalized" institution.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to the FDIC. An undercapitalized institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives.

     Dividend Restrictions. Oswego County Savings Bank is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, as defined in the prompt corrective action regulations of the FDIC. In addition, if Oswego County Savings Bank becomes "undercapitalized" under the "prompt corrective action" initiatives of the FDIC, payment of dividends would be prohibited without the prior approval of the FDIC. Oswego County Savings Bank also could be subject to these dividend restrictions if the FDIC determines that Oswego County Savings Bank is in an unsafe or unsound condition or engaging in an unsafe or unsound practice.

     Required Reserves. Under Federal Reserve Board regulations, Oswego County Savings Bank is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves of 3% be maintained against aggregate transaction accounts of $46.5 million or less (subject to adjustment) and an initial reserve of $1,395,000 plus 10% (subject to adjustment between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments) are exempted from the reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Oswego County Savings Bank's interest-earning assets.

Regulation of Oswego County National Bank

     Following the reorganization and conversion, Oswego County Savings Bank will convert to a national bank to be known as Oswego County National Bank, which will be regulated by the OCC. The OCC has extensive authority over the operations of national banks. As part of this authority, Oswego County National Bank will be required to file periodic reports with the OCC and is subject to periodic examinations by the OCC. All national banks are subject to a semi-annual assessment, based upon the bank's total assets, to fund the operations of the OCC.

     The OCC also has extensive enforcement authority over all national banks, including Oswego County National Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations as well as unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OCC. Except under certain circumstances, public disclosure of final enforcement actions by the OCC is required.

     The OCC, as well as the other federal banking agencies, have adopted regulations and guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure, asset quality and earnings, and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action.

     Deposit Insurance and Regulation by the FDIC. Following the conversion to a national bank Oswego County National Bank will continue to be a member of the Bank Insurance Fund of the FDIC.

     Capital Requirements. Oswego County National Bank will be subject to the capital regulations of the OCC. The OCC's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

     The leverage ratio adopted by the OCC requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated composite 1 under the CAMELS rating system for banks. National banks not rated composite 1 under the CAMELS rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of common stockholders' equity and retained income and certain non-cumulative perpetual preferred stock and related income, except that no intangibles and certain purchased mortgage servicing rights and purchased credit card relationships may be included in capital.

     The risk-based capital requirements established by the OCC's regulations require national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital," provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital include certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets.

     Prompt Corrective Action. The OCC's prompt corrective authority is similar to the FDIC's described above for Oswego County Savings Bank.

     Community Reinvestment Act. The OCC's Community Reinvestment Act rules and regulations are similar to those of the FDIC described above for Oswego County Savings Bank.

     Limitations on Dividends and Other Capital Distributions. Oswego County National Bank's ability to pay dividends will be governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a cash dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, the bank would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, the bank would be classified as "undercapitalized" under OCC regulations. See "-- Prompt Corrective Action." Finally, Oswego County National Bank would not be able to pay dividends on its capital stock if its capital would thereby be reduced below the remaining balance of the liquidation account.

Holding Company Regulation

     Oswego County Bancorp and Oswego County MHC are currently, as federal corporations, regulated by the Office of Thrift Supervision. Following the conversion and reorganization, Bridge Street Financial will become a bank holding company, subject to the regulation of the Federal Reserve Board. The current and future regulations governing the holding companies are discussed below.

     Regulation of Savings and Loan Holding Companies. Because Oswego County Bancorp, the federal corporation, was formed after May 4, 1999, under the Gramm-Leach Bliley Act it will be prohibited from engaging in non-financial activities. Unitary savings and loan associations acquired before this date are "grandfathered" under the Gramm-Leach Bliley Act and generally have no restrictions on their business activities. Oswego County Bancorp's activities, however, are restricted to:

     . furnishing or performing management services for a savings institution subsidiary of such holding company;

     .    conducting an insurance agency or escrow business;

     . holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company;

     . holding or managing properties used or occupied by a savings institution subsidiary of such company;

     .    acting as trustee under a deed of trust;

     . any other activity (a) that the Federal Reserve Bank, by regulation, has determined to be permissible for bank holding companies under
          Section 4(c) of the Bank Holding Company Act of 1956, unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies, or
          (b) in which multiple savings and loan holding companies were authorized by regulation to directly engage on March 5, 1987;

     . purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the Office of Thrift Supervision; and

     . any activity permissible for financial holding companies under section 4(k) of the Bank Holding Company Act.

     Permissible activities which are deemed to be financial in nature or incidental thereto under section 4(k) of the Banking Holding Company Act include:

     . lending, exchanging, transferring, investing for others or safeguarding money or securities;

     . insurance activities or providing and issuing annuities, and acting as principal, agent or broker;

     .    financial, investment or economic advisory services;

     . issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

     .    underwriting, dealing in, or making a market in securities;

     . activities previously determined by the Federal Reserve Board to be closely related to banking;

     . activities that bank holding companies are permitted to engage in outside of the U.S.;

     .    merchant banking activities; and

     .    portfolio investments made by an insurance company.

          In addition, Oswego County Bancorp, as a savings and loan holding company, cannot be acquired or acquire a company unless the company is engaged solely in financial activities.

     Restrictions Applicable to Activities of Mutual Holding Companies. Under federal law, a mutual holding company, such as Oswego County MHC, may engage only in the following activities:

     .    investing in the stock of a savings institution;

     . acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;

     . merging with or acquiring another holding company, one of whose subsidiaries is a savings institution;

     . investing in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or association is located; and

     . the permissible activities described above for non-grandfathered savings and loan holding companies.

     If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed above, and it has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

     Restrictions Applicable to All Savings and Loan Holding Companies. Federal law prohibits a savings and loan holding company, including Oswego County Bancorp and Oswego County MHC, directly or indirectly, from acquiring:

     . control (as defined under HOLA) of another savings institution (or a holding company parent) without prior Office of Thrift Supervision approval;

     . through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company) without prior Office of Thrift Supervision approval; or

     . control of any depository institution not insured by the FDIC (except through a merger with and into the holding company's savings institution subsidiary that is approved by the Office of Thrift Supervision).

     A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except:

     .    in the case of certain emergency acquisitions approved by the FDIC;

     . if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987; or

     . if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located or by a holding company that controls such a state chartered association.

     If the savings institution subsidiary of a federal mutual holding company fails to meet the QTL test set forth in Section 10(m) of the Home Owners' Loan Act and regulations of the Office of Thrift Supervision, the holding company must register with the Federal Reserve Board as a bank holding company under the BHC Act within one year of the savings institution's failure to so qualify.

     Federal Bank Holding Company Regulation. After the reorganization and conversion, Bridge Street Financial will be regulated as a bank holding company. Bank holding companies are subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for Oswego County Savings Bank. As of June 30, 2002, Bridge Street Financial's total capital and Tier 1 capital ratios would, on a pro forma basis, exceed these minimum capital requirements.

     Regulations of the Federal Reserve Board provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. Under the prompt corrective action provisions of the FDIC Improvement Act, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank if the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying a dividend or making any other form of capital distribution without the prior approval of the Federal Reserve Board.

     As a bank holding company, Bridge Street Financial will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for Oswego County Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     A bank holding company is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

     In addition, a bank holding company which does not qualify as a financial holding company under the Gramm-Leach-Bliley Act, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be permissible.

     Bank holding companies that do qualify as a financial holding company may engage in activities that are financial in nature or incident to activities which are financial in nature. Bank holding companies may qualify to become a financial holding company if:

     .    each of its depository institution subsidiaries is "well capitalized";

     .    each of its depository institution subsidiaries is "well managed";

     . each of its depository institution subsidiaries has at least a "satisfactory" Community Reinvestment Act rating at its most recent examination; and

     . the bank holding company has filed a certification with the Federal Reserve Board that it elects to become a financial holding company.

     Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would potentially be applicable to Bridge Street Financial if it ever acquired as a separate subsidiary a depository institution in addition to Oswego County National Bank.

     Acquisition of Bridge Street Financial. Under federal law, following the conversion and reorganization, no person may acquire control of Bridge Street Financial or Oswego County National Bank without first obtaining, as summarized below, approval of such acquisition of control by the Federal Reserve Board. Bridge Street Financial, as part of the conversion, will commit to the Office of Thrift Supervision that it will not be acquired for a period of three years from the date of the conversion.

     Federal Restrictions. Under the federal Change in Bank Control Act, any person (including a company), or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Bridge Street Financial's common stock will be required to submit prior notice to the Federal Reserve Board, unless the Federal Reserve Board has found that the acquisition of such shares will not result in a change in control of Bridge Street Financial. Under the Change in Bank Control Act, the Federal Reserve Board has 60 days within which to act on such notices, taking into consideration factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Bridge Street Financial or Oswego County National Bank, and the anti-trust effects of the acquisition. Under the Bank Holding Company Act, any company would be required to obtain prior approval from the Federal Reserve Board before it may obtain "control," within the meaning of the Bank Holding Company Act, of Bridge Street Financial. The term "control" is defined generally under the Bank Holding Company Act to mean the ownership or power to vote 25% more of any class of voting securities of an institution or the ability to control in any manner the election of a majority of the institution's directors. An existing bank holding company would require Federal Reserve Board approval prior to acquiring more than 5% of any class of voting stock of Bridge Street Financial.

     New York State Bank Holding Company Regulation. In addition to the federal bank holding company regulations, a bank holding company organized or doing business in New York State also may be subject to regulation under the New York State Banking Law. The term "bank holding company," for the purposes of the New York State Banking Law, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the bank holding company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. In general, a bank holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the New York State Banking Law. Bridge Street Financial will not be a bank holding company for purposes of New York State law either before or after the conversion and reorganization.

Sarbanes-Oxley Act

     On July 31, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from the type of corporate wrongdoing that occurred in Enron, WorldCom and similar companies. The Sarbanes-Oxley Act's principal legislation includes:

     .    the creation of an independent accounting oversight board;

     . auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;

     . additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements and the expansion of powers of audit committees;

     . expanded disclosure requirements, including accelerated reporting of stock transactions by insiders;

     .    mandatory disclosure by analysts of potential conflicts of interest;
          and

     .    a range of enhanced penalties for fraud and other violations.

     We do not believe that the Sarbanes-Oxley Act will have a material adverse affect upon our operations in the near term.

                                    TAXATION

Federal

     General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Oswego County Savings Bank, Oswego County MHC, Oswego County Bancorp, Oswego County National Bank or Bridge Street Financial. For federal income tax purposes, we report income on the basis of a taxable year ending December 31, using the accrual method of accounting, and are generally subject to federal income taxation in the same manner as other corporations. Following the conversion, Oswego County National Bank (the Bank) and Bridge Street Financial will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Oswego County Savings Bank, Oswego County MHC and Oswego County Bancorp are not currently under audit by the Internal Revenue Service (IRS) and have not been audited by the IRS in the past five years.

     Bad Debt Reserves. Prior to the Small Business Job Protection Act of 1996 (1996 Act), the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. Beginning in 1996, the Bank, as a "small bank" (one with assets having an adjusted tax basis under $500 million) is permitted to maintain a federal tax reserve for bad debts on the greater of the six-year average experience method or the reserve established as of December 31, 1987 (base year reserve). The 1987 base year reserve of $1,107,000 was frozen as a result of the 1986 Act. The Bank was required to recapture any excess reserves over the 1987 base year. The tax liability associated with the recapture of excess reserves has been adequately provided for in Oswego County Bancorp's consolidated financial statements.

     Distributions. Savings banks may convert to a commercial bank charter, diversify their lending, or be merged into a commercial bank without having to recapture any of their 1987 base year reserves (see New York State decision below.) However, to the extent that the Bank makes "non-dividend distributions" to stockholders, such distributions will be considered to result in distributions from the unrecaptured tax bad debt reserve as of December 31, 1987 and an amount based on the amount distributed will be included in income. Non-dividend distributions include distributions in excess of current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of current or accumulated earnings and profits will not be included in the Bank's income. The Bank does not intend to make distributions, redeem stock or fail certain bank tests that would result in the recapture of any portion of the base year bad debt reserves.

     Corporate Alternative Minimum Tax. Bridge Street Financial and the Bank will be subject to the corporate alternative minimum tax to the extent it exceeds regular income tax for the year. The alternative minimum tax will be imposed at a rate of 20% of a specially computed tax base. Included in this base are a number of preference items, an "adjusted current earnings" computation which is similar to a tax earnings and profits computation and includes tax exempt municipal income and increases in the cash surrender value of bank-owned life insurance. Oswego County Bancorp, Inc. has not been subject to a tax on alternative minimum taxable income during the past five years.

     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years (five years for 2001 and 2002 losses) and forward to the succeeding 20 taxable years. At June 30, 2002, Oswego County Bancorp, Inc. had no net operating loss carryforwards for federal income tax purposes.

     New York State Taxation. Bridge Street Financial and Oswego County National Bank will report income on a combined calendar year basis to New York State. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 8% (for 2002) and 7.5% (for 2003 and forward) of "entire net income" allocable to New York State (b) 3% of "alternative entire net income" allocable to New York State (c) 0.01% of the average value of assets allocable to New York State or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to net income without certain modifications.

     Bad Debt Deduction. New York State enacted legislation in 1996, which among other things, decoupled the federal and New York State laws regarding thrift bad debt deductions and permits the continued use of the bad debt provisions that applied under federal law prior to the enactment of the 1996 Act. As a commercial bank, Oswego County National Bank will be permitted to continue to use a reserve method for bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on the greater of an institution's loss history (the "experience method") or an amount to maintain the reserve at the 1987 base year reserve. The Bank's tax liability associated with recapture of their New York State reserve in excess of the 1987 base year reserve has been adequately provided for in the financial statements.

     Delaware Taxation. As a Delaware holding company not earning income in Delaware, Bridge Street Financial will be exempt from Delaware corporate income tax but will be required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                   MANAGEMENT

Board of Directors and Committee Meetings

     Composition of our Board. The Board of Directors of Oswego County Bancorp also acts as the Board of Directors of the Oswego County Savings Bank. Following the conversion and reorganization, the same directors will serve as the directors of Bridge Street Financial and as the directors of Oswego County National Bank. The shareholders of Bridge Street Financial will elect the directors for staggered three-year terms following the conversion and reorganization. The Board of Directors meets at least monthly and may have additional special meetings. The

Board of Directors met 12 times in 2001 and all members of the Board of Directors attended at least 75% of these meetings.

     Committees. There are currently five committees of the Board of Directors, consisting of the Executive Committee, the Audit Committee, the Loan Committee, the Nominating Committee, and the Personnel and Compensation Committee.

     The Executive Committee, to the extent permitted by law, decides all corporate matters which need to be decided between regular Board meetings. The Executive Committee members rotate monthly. The Executive Committee did not meet in 2001.

     The Audit Committee is comprised of four of the outside directors of Oswego County Bancorp: Messrs. Frassinelli, Heins, Schneible (Chair) and Seifter. The Audit Committee has, as its function, the review and implementation of accounting and audit procedures utilized by Oswego County Bancorp and Oswego County Savings Bank internally, and as recommended by the independent accountants. The Audit Committee also makes recommendations to the Board regarding selection of the accountants for the forthcoming fiscal year. The Audit Committee met four times in 2001, with 100% of the members in attendance.

     The Loan Committee meets as needed to review and approve loan applications over a specified limit. The Loan Committee has three members, consisting of Mr. Kreis (Chair) and two directors who rotate monthly. The Loan Committee met 13 times in 2001, with 100% of the members in attendance.

     The Nominating Committee meets to recommend the nomination of Directors to the full Board to fill the terms for the upcoming year or to fill vacancies during a term. Directors currently serving on the Nominating Committee are Stanley (Chair), Frassinelli, Heins and Seifter. The Nominating Committee did not meet in 2001, but has met three times in 2002, with 100% of the members in attendance. The Nominating Committee will consider recommendations from stockholders if submitted in a timely manner and will apply the same criteria to all persons being considered.

     The Personnel and Compensation Committee, comprised of Messrs. Frassinelli (Chair), Heins, Schneible and Mrs. Stanley reviews the compensation of the President and Chief Executive Officer of Oswego County Savings Bank and makes recommendations in that regard to the Board as a whole. The Personnel and Compensation Committee administers the Stock Option Plan and the Restricted Stock Plan. The Personnel and Compensation Committee met four times in 2001, with 100% of the members in attendance.

     Director Compensation. The Chairman of the Board receives $1,150 per board meeting while the other non-employee directors receive $950 per meeting. A quarterly retainer of $1,500 is paid to each non-employee director by Oswego County MHC. In addition, the outside directors receive $350 per committee meeting and the Chairs of the Audit Committee and the Personnel and Compensation Committee receive $100 per meeting in addition. Directors receive a fee only for the board and committee meetings that they attend.

     In 1997, Oswego County Savings Bank instituted a nonqualified deferred compensation plan for Directors who may elect to defer all or part of their directors fees to fund the plan. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual Directors. At December 31, 2001, deferred directors' fees included in Oswego County Savings Bank's other liabilities aggregated approximately $405,000.

     Following the conversion and reorganization, the compensation of the directors of Oswego County National Bank will continue, as described above, with the retainer formerly paid for service to Oswego County MHC being paid for service as a non-employee director to Bridge Street Financial.

     Who Our Directors Are. The following table states our directors' names, ages, the years when they began serving as directors and the years when their current terms of office as directors will expire.

                            Position with Oswego
         Name        Age(1)    County Bancorp     Term Expires Director Since(2)
--------------------------------------------------------------------------------
Gregory J. Kreis       56    President and CEO,       2003            1997
                                  Director
Paul W. Schneible      53         Director            2003            1996
Bruce P. Frassinelli   63   Vice Chairman of the      2004            1995
                                    Board
Paul J. Heins          62   Chairman of the Board     2004            1989
Deborah F. Stanley     53         Director            2004            2000
Carl K. Walrath        75         Director            2005            1974
Lowell A. Seifter      49         Director            2005            2002

______________
(1)  As of June 30, 2002.
(2)  Includes service as a Trustee of Oswego County Savings Bank.

Business Experience of Directors

     The business experience of each director for at least the past five years is set forth below.

     Bruce P. Frassinelli. Mr. Frassinelli retired as of January 1, 1999 as the publisher and editor of the Palladium Times Newspaper, Oswego, New York. Mr. Frassinelli is currently an adjunct instructor in the Communication Studies and Journalism Departments at Oswego State University.

     Paul J. Heins. Mr. Heins is the owner of Paul's Big M Grocery Store, Oswego, New York.

     Gregory J. Kreis. Mr. Kreis has served as president and chief executive officer of Oswego County Savings Bank since January 1997. Previously, Mr. Kreis served as president and chief executive officer of Factory Point National Bank, Manchester, Vermont.

     Paul W. Schneible. Mr. Schneible is the owner of Paul W. Schneible, CPA, Accountants and Consultants, Oswego, New York.

     Lowell A. Seifter. Mr. Seifter is an attorney and is a principal in and member of the executive committee of Green & Seifter Attorneys, PLLC in Syracuse, New York. Mr. Seifter is also a Certified Public Accountant.

     Deborah F. Stanley. Mrs. Stanley is the President of Oswego State
University.

     Carl K. Walrath. Mr. Walrath is currently retired. Previously, Mr. Walrath owned an insurance agency.

Executive Officers

     The executive officers of Oswego County Bancorp and Oswego County Savings Bank are, in addition to Mr. Kreis:

     Gregory H. May. Mr. May was promoted to Senior Vice President, Retail Sales in December 1998. He joined Oswego County Savings Bank in April 1997 as vice president, consumer lending. Prior to April 1997, he held a variety of mortgage-related positions in Upstate New York and most recently was regional manager for the Central New York Region of Marine Midland Mortgage Company.

     Judith S. Percy. Ms. Percy was promoted to Senior Vice President in December 1998. She is responsible for management information systems as well as facilities management. Previously, she served as vice president of operations and has held a variety of positions at Oswego County Savings Bank since June 1979.

     Mary E. Lilly. Ms. Lilly has been Senior Vice President, Sales Support since April 2001. Most recently she has served in loan operations and prior to that as security and compliance officer. Previously, she had worked in most areas of Oswego County Savings Bank since starting in April 1974.

     Ronald Tascarella. Mr. Tascarella was promoted to Senior Vice President, Commercial Sales in April 2000. He has worked at several banks in Central New York in the commercial lending area since 1979. Most recently he had worked at Skaneateles Savings Bank and The Savings Bank of Utica.

     Eugene R. Sunderhaft. Mr. Sunderhaft was appointed as Senior Vice President and Treasurer in November 2000 when he joined Oswego County Bancorp. Previously, he served as Chief Financial Officer, Secretary and Treasurer at The Pietrafesa Corporation and prior to that as Chief Financial Officer of The Penn Traffic Company.

Executive Compensation

     The following table sets forth the cash and certain other compensation paid by Oswego County Savings Bank for services rendered in all capacities during the fiscal years ended December 31, 2001, 2000 and 1999 to Gregory J. Kreis as President and Chief Executive Officer of Oswego County Savings Bank. Mr. Kreis does not receive separate compensation for service as an officer of Oswego County Bancorp or Oswego County MHC. No other executive officer of Oswego County Savings Bank, Oswego County Bancorp or Oswego County MHC had a salary and bonus in excess of $100,000 during the 2001, 2000 and 1999 fiscal years.

                                Annual
                            Compensation(1)     Long-Term Compensation
                           ----------------- ----------------------------
                                                              Securities
                                                              Underlying
Name and Principal  Fiscal                     Restricted    Options/SARS   All Other
     Position        Year   Salary  Bonus(2) Stock Awards(3)  (in Shares) Compensation(4)
------------------- ------ -------- -------- --------------- ------------ ---------------
Gregory J. Kreis      2001 $175,000  $50,000 $      -                 -      $ 164,902
 President and Chief  2000 $175,000  $15,000 $  8,862             9,987      $ 161,891
 Executive Officer    1999 $175,000  $15,000 $      -                 -      $ 159,768

______________

(1) Oswego County Savings Bank also provides Mr. Kreis with the use of an automobile, club membership dues and certain other personal benefits, the value of which is not shown on the table. The aggregate amount of these other benefits did not exceed the lesser of $50,000 or 10% of Mr. Kreis's salary and bonus.

(2) Reflects the $50,000 bonus received in 2002 for his performance in fiscal 2001, the $15,000 bonus received in 2000 for his performance in fiscal 1999, and the $15,000 bonus received in 1999 for his performance in fiscal 1998.

 (3) Pursuant to the Restricted Stock Plan, Mr. Kreis was awarded 2,996 shares of restricted stock, as of March 16, 2000, which vest in 20% increments on an annual basis. Dividends attributable to such shares shall be paid to the award recipient on a current basis. The value of the award shown in the table above for the 2000 fiscal year is based on the closing price of a share of common stock on the date of grant which was $2.958. At December 31, 2000, the aggregate fair market value of the restricted stock award was $11,547 based on a closing price of $3.854 at December 29, 2000, the last day of trading in 2000.

(4) The column "All Other Compensation" reflects: (i) matching contributions to Mr. Kreis of $5,250, $5,250 and $4,800 made by the Bank under the 401(k) plan in 2001, 2000 and 1999; (ii) an allocation of 986,673 and 275 shares to the account of Mr. Kreis under the ESOP in 2001, 2000 and 1999 having a value of $5,628, $2,592 and $824 as of December 31, 2001, 2000 and 1999,
     respectively; (iii) life insurance premiums of $1,991, $2,016 and $2,111 in 2001, 2000 and 1999; and (iv) $152,033, $152,033 and $152,033 accrued under the supplemental retirement income agreement in 2001, 2000 and 1999.

Employment Agreement

     Oswego County Savings is currently a party to an employment agreement with Mr. Gregory J. Kreis in order to secure his services as President and Chief Executive Officer. The employment agreement was originally entered into on July 19, 2001 and provides for a three year term with an automatic annual extension each year unless Mr. Kreis or the Board of Directors elect not to extend such agreement. This agreement provides for a minimum annual salary of $175,000, discretionary cash bonuses and participation on generally applicable terms and conditions in other compensation and fringe benefit plans.

     Oswego County Savings may terminate the executive's employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, the executive will be owed severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. If the executive is terminated after a change of control of Oswego County Savings, the executive would be owed a payment of 2.99 times the executive's base salary plus bonus from the prior year, payable in a lump sum or in three annual installments, plus the executive and his spouse's coverage under all life insurance, health, accident and disability plans in which they participated prior to the termination would be continued at no expense to the executive until the earlier of (i) his full-time employment by another employer providing substantially similar benefits or (ii) his 65th birthday. These payments would also be owed if the executive terminated employment following a change of control due to:

     . the failure of Oswego County Savings to elect or re-elect or to appoint or re-appoint the executive to the office of President and Chief Executive Officer of Oswego County Savings or a material adverse change made by Oswego County Savings in the executive's functions, duties or responsibilities as President and Chief Executive Office of Oswego County Savings;

     . a material reduction by Oswego County Savings in the executive's base salary as the same may be increased from time to time or a material reduction in the package of fringe benefits provided to the executive, taken as a whole;

     . Oswego County Savings' requiring the executive to relocate his principal office more than 50 miles from the location of Oswego County Savings's current principal executive office, except for required travel on business;

     . a purported termination of the executive's employment for cause or disability which is not effected pursuant to the requirements of the employment agreement; or

     . The failure by Oswego County Savings to obtain the assumption of and agreement to perform the employment agreement by any successor to Oswego County Savings.

Future Employment Agreement [Contingent on Board Review]

     In connection with the conversion and reorganization, Bridge Street Financial and Oswego County National Bank each will enter into parallel employment agreements with Mr. Gregory J. Kreis to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years beginning as of the effective date of the conversion and reorganization and may be renewed annually after a review of the executive's performance. These agreements provide for a minimum annual salary of $185,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

     Bridge Street Financial and Oswego County National Bank may terminate the executive's employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received [Specify]. The same severance benefits would be payable if the executive resigns during the term following:

         . a loss of title, office or membership on the board of directors;

         . material reduction in duties, functions or responsibilities;
           involuntary relocation of the executive's principal place of employment to a location over 35 miles in distance from Oswego National Bank's principal office in Oswego, New York and over 35 miles from the executive's principal residence; or

         . other material breach of contract by Bridge Street Financial or Oswego County National Bank which is not cured within 30 days.

         . The employment agreements also provide uninsured death and disability benefits.

         If Bridge Street Financial or Oswego County National Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Neither Bridge Street Financial nor Oswego County National Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Future Change of Control Agreements

         Bridge Street Financial and Oswego County National Bank will enter into one-year change of control agreements with Mary Lilly, Gregory May, Judith Percy, Eugene Sunderhaft and Ronald Tascarella. The term of these agreements is perpetual until Bridge Street Financial or Oswego County National Bank gives notice of non-extension, at which time the term is fixed for one year.

         Generally, Bridge Street Financial and Oswego County National Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Bridge Street Financial or Oswego County National Bank signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation that the officer would have received if he or she had continued working for one year with continued insurance coverage for one year. Bridge Street Financial and Oswego County National Bank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the board of directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Oswego County National Bank's principal office on the day before the change of control and over 35 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

         If Bridge Street Financial or Oswego County National Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Bridge Street Financial and Oswego County National Bank for federal income tax purposes.

401(k) Plan

         Oswego County Savings Bank has a tax-qualified savings plan with a salary deferral feature. Generally, a full-time employee who has attained the age of 21 and completed one year of employment is eligible to participate. A participant may make a deferral from 2% to 12% of his or her compensation up to $11,000 for individuals under age 50 and $12,000 for individuals who are at least 50, indexed annually. Oswego County Savings Bank makes matching contributions of 50% of each participant's annual deferrals up to a maximum of 3% of compensation.

         A participant is fully vested for his own deferrals, and vests over five years in any matching contributions, other permissible discretionary contributions, and reallocations of plan forfeitures. The plan allows a participant to direct the investment of his or her individual plan accounts among several investment options.

         The 401(k) Plan permits investments in a fund established to invest primarily in the common stock of Oswego County Bancorp. The participant's common stock is held by the 401(k) Plan's trustee for the benefit of the individual participants who choose to direct their investments into the newly-created fund. Generally, a participant controls the exercise of the voting and tendering rights relating to the common stock held for his benefit.

         The 401(k) Plan may purchase additional shares in the offering if so directed by 401(k) Plan participants up to certain legal limits.

Defined Benefit Pension Plan

         Oswego County Savings Bank maintains a non-contributory defined benefit pension plan covering substantially all of its full-time employees who have attained age 21 and completed one year of service. A participant is fully vested in the plan upon reaching five years of service after obtaining the age of 18.

         The normal retirement benefit is based upon a participant's highest three-year average annual base earnings during the participant's final ten years of service, subject to certain limitations required by the plan and the Internal Revenue Code. The annual benefit provided to a participant at normal retirement age (generally age 65) is determined as follows: 2% of the participant's average annual earnings multiplied by the participant's years of credited service (Limited to 60% of the participant's average annual earnings). The plan also provides for early retirement benefits which are calculated in the same manner as normal retirement benefits. However, benefits are reduced when the participant chooses to begin the receipt of his benefits prior to normal retirement age.

Retirement Plans

         Each Director participates in Oswego County Savings Bank's Directors Retirement Plan. Under this plan, upon reaching the benefit eligibility date, defined individually for each Director, a Director becomes entitled to 120 monthly payments, each equal to the projected value of 75% of the highest three-year average of projected monthly fees at retirement. A director fully vests in the plan after 10 years of continued service with Oswego County Savings Bank, commencing March 14, 2001, or upon a change in control of Oswego County Savings Bank. The President and Chief Executive Officer of Oswego County Savings Bank is covered by a supplemental retirement income agreement designed to provide the amount of retirement benefits which cannot be paid from the defined benefit pension plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. In the event of termination of employment following a change in control, the agreement provides for annual payments of $152,033 over the each over a period equal to the longer of 180 months or life.

Employee Stock Ownership Plan

         Oswego County Bancorp has established the Employee Stock Ownership Plan ("ESOP") for employees of Oswego County Bancorp and Oswego County Savings Bank. Full-time employees of Oswego County Bancorp or Oswego County Savings Bank who have been credited with at least 1,000 hours of service during a twelve-month period and have attained age 21 are eligible to participate in the ESOP.

         The ESOP borrowed funds from Oswego County Bancorp to fund the purchase of common stock. The loan amount equaled 100% of the aggregate purchase price of the common stock acquired by the ESOP. The loan by the ESOP will be repaid principally from Oswego County Bancorp's and Oswego County Savings Bank's contributions to the ESOP over a period of not less than 10 years. The collateral for the loan is the common stock purchased by the ESOP. Although it is anticipated that Oswego County Savings Bank will continue to make contributions to the ESOP, it is under no obligation to make those contributions. The interest rate for the ESOP loan is 8.50%. Oswego County Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock. These purchases would be funded through additional borrowings by the ESOP or additional contributions from Oswego County Bancorp. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the ESOP are allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation to the total compensation of all eligible ESOP participants.

         Forfeitures are reallocated among remaining participating employees and may reduce any amount Oswego County Bancorp might otherwise have contributed to the ESOP. Upon the completion of five years of service, the account balances of participants within the ESOP will become 100% vested. Credit is given for years of service with Oswego County Savings Bank prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Oswego County Bancorp's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Messrs. Kreis and Sunderhaft serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

         The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.

         The ESOP will not purchase additional shares in connection with the offering.

Stock Option Plan

         Oswego County Bancorp currently maintains a Stock Option Plan which was approved by the stockholders at an Annual Meeting on April 20, 2000. The purpose of the Stock Option Plan is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in Oswego County Bancorp. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. Oswego County Bancorp has reserved an aggregate of 119,850 shares of common stock for issuance upon the exercise of stock options granted under the plan. All options vest following an option holder's death, disability or a change of control of Oswego County Bancorp. This plan will continue after the reorganization and conversion with all options outstanding under the plan being converted to options on shares of Bridge Street Financial common stock having the same terms and conditions as the options previously issued.

         Oswego County Bancorp may amend or terminate the Stock Option Plan, in whole or in part, at any time, subject to the requirements of all applicable laws.

         The following table provides the value for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on December 31, 2001 which was $5.708 per share.

                                                    Fiscal Year-End Options/SAR Values
------------------------------------------------------------------------------------------------------------------------------------

                                                                Number of Securities Underlying
                                                               Unexercised Options/SARs at Fiscal Value of Unexercised In-the-Money
                       Shares Acquired   Value Realized on               Year-End                  Options/SARs at Fiscal Year-End
                         on Exercise          Exercise                     (#)                                ($)
     Name                    (#)                ($)             Exercisable/Unexercisable           Exercisable/Unexercisable (1)
-------------          ----------------  -------------------   ----------------------------------  --------------------------------
Gregory J. Kreis .....        -                  -                     5,992/23,969                        $16,478/65,915

---------------
(1) The closing price per share of common stock on December 31, 2001 was $5.708, and all options have an exercise price of $2.958 per share, which equals a spread of $2.75 per share.

Restricted Stock Plan

         Oswego County Bancorp currently maintains the Restricted Stock Plan ("RRP") which was approved by the stockholders at an Annual Meeting on April 20, 2000. Similar to the Stock Option Plan, the RRP functions as a long-term incentive compensation program for eligible officers, employees and outside directors of Oswego County Bancorp and Oswego County Savings Bank. The members of the Board's Personnel and Compensation Committee who are disinterested directors ("RRP Committee") administer the RRP. Oswego County Bancorp pays all costs and expenses of administering the RRP.

         The RRP is not subject to ERISA and is not a tax-qualified plan. Oswego County Bancorp has reserved an aggregate of 35,955 shares of common stock for issuance under the plan. All awards vest following an award recipient's death, disability or a change of control of Oswego County Bancorp. This plan will continue after the reorganization and conversion with all awards outstanding under the plan being converted to awards with respect to shares of Bridge Street Financial common stock having the same terms and conditions as the awards previously granted.

         Oswego County Bancorp may amend or terminate the RRP, in whole or in part, at any time, subject to the requirements of all applicable laws.

Future Stock Benefit Plans

         Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Bridge Street Financial. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

         We expect to adopt a stock option plan that will authorize the Personnel and Compensation Committee to grant options to purchase up to 10% of the shares sold in the stock offering over a period of 10 years. The Personnel and Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the conversion and reorganization, applicable regulations will require that we observe the following restrictions:

         . We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

         . We must also limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.

         . We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

         . We must not permit accelerated vesting for any reason other than death or disability.

         After the first anniversary of the conversion and reorganization, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

         We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

         We expect the stock option plan will permit the Personnel and Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

         Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid by the individual on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount may be taxed at capital gains rates provided the individual holds the stock for a minimum of one year, which will vary depending upon the time that has elapsed since the exercise of the option.

         When a non-qualified stock option is exercised, Bridge Street Financial and Oswego County National Bank may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

         Restricted Stock Plan. We intend to implement a management recognition plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, the regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Bridge Street Financial. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

         We expect to adopt a management recognition plan that will authorize the Personnel and Compensation Committee to make restricted stock awards of up to 4% of the shares newly issued to investors. The Personnel and Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

         . We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

         . We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

         . We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

         . We must not permit accelerated vesting for any reason other than death or disability.

         After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan's initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

         We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

         Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Bridge Street Financial and Oswego County National Bank may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Bridge Street Financial and Oswego County National Bank may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Related Party Transactions

         Oswego County Savings Bank makes loans to its officers and directors and to companies with which its officers and directors are affiliated. As of June 30, 2002, there were loans to two directors with a total balance of $680,990. The loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. All future loans to officers and directors will be made on the same terms and conditions as made to unaffiliated third parties.

Beneficial Ownership of Common Stock

         The following table sets forth, as of June 30, 2002, the shares of common stock beneficially owned by (1) Oswego County MHC, which is the only person or organization known by the Company to own more than 5% of Oswego County Bancorp's common stock; (2) directors individually; (3) executive officers individually; and (4) directors and executive officers as a group. Beneficial ownership includes securities which could become exercisable within 60 days of June 30, 2002.

                   Name of Beneficial                            Number of Shares
                        Owner(1)                                     Owned (2)                 Percent of Class
---------------------------------------------------         -----------------------------   ----------------------
Oswego County MHC .................................                1,415,250(3)                      55.3%
Gregory J. Kreis,
     President and Chief Executive Officer ........                   84,434(4)                       3.3%
Bruce P. Frassinelli, Director ....................                    6,591(5)                         *
Paul J. Heins, Chairman and Director ..............                   15,091(6)                         *
Paul W. Schneible, Director .......................                   29,091(7)                       1.1%
Lowell A. Seifter, Director .......................                    1,415(8)                         *
Deborah F. Stanley, Director ......................                    7,641(9)                         *
Carl K. Walrath, Director .........................                   18,591(10)                        *

All directors and executive officers
     as a group (12 persons) ......................                  264,713(11)                     10.4%

---------------------
 *   Less than 1.00% of common stock outstanding.

(1) The mailing address for each person listed is 44 East Bridge Street, Oswego, New York 13126.
(2) A director or executive officer owning Company common stock in the Bank's 401(k) plan has sole voting power and sole power to sell ("investment power") with respect to such stock. An executive officer owning stock held by the Employee Stock Ownership Plan ("ESOP") has sole voting power with respect to such stock but does not have the investment power with respect to such stock. A director or executive officer who has been awarded a restricted stock award under the Restricted Stock Plan has sole voting power, but no investment power except in limited circumstances, over the common stock covered by the award.
(3) As adjusted for the FDIC policy, Oswego County MHC owns 56.1% of Oswego County Bancorp.
(4) Includes 60,507 shares in the 401(k) plan; 2,955 shares have been allocated under the ESOP; 11,984 shares exercisable under the Stock Option Plan; 5,394 unvested shares under the Restricted Stock Plan.
(5)  Includes 927 unvested shares under the Restricted Stock Plan.
(6)  Includes 927 unvested shares under the Restricted Stock Plan.
(7)  Includes 927 unvested shares under the Restricted Stock Plan.
(8)  Includes 915 unvested shares under the Restricted Stock Plan.
(9) Includes 1,026 shares exercisable under the Stock Option Plan and 927 unvested shares under the Restricted Stock Plan.
(10) Includes 1,026 shares exercisable under the Stock Option Plan and 927 unvested shares under the Restricted Stock Plan.
(11) The amount of shares for all directors and executive officers as a group includes 65,799 shares held by the ESOP Trust that have not been allocated to eligible participants as of June 30, 2002, over which the Messrs. Kreis and Sunderhaft, as trustees, may be deemed to have sole "investment power," thereby causing each to be deemed a beneficial owner. Messrs. Kreis and Sunderhaft disclaim beneficial ownership of these shares. The individual participants in the ESOP have shared voting power with the ESOP trustees with respect to the unallocated shares held in the ESOP Trust.

Proposed Purchases of Common Stock by Management

         The following table presents, for each of our directors and executive officers, (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of shares as of the date of this prospectus, (2) the proposed purchases of subscription shares, and (3) the total amount of our common stock to be held upon consummation of the conversion. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the directors and executive officers. Collectively our directors and executive officers expect to purchase a total of 202,500 shares, or approximately 1.2% of shares we sell in the stock offering (assuming the sale of 1,667,500 shares of common stock). These shares do not include shares expected to be issued under any stock benefit plans of Bridge Street Financial. If all shares issuable under such stock benefit plans were issued to directors and executive officers of Bridge Street Financial, directors and executive officers of Bridge Street Financial would own ______________ shares, or ____% of the shares sold in the stock offering (assuming the sale of _________ shares of the common stock).

                                                     Number of Our
                                                     Shares To Be                                            Total Shares of Our
                                                      Received In          Proposed Purchase of                 Common Stock
                                                     Exchange For            Conversion Stock                    to be Held
                                                       Shares of        ---------------------------    -----------------------------
                                                     Oswego County                      Number                             Number
                       Name                         Bancorp (1)(2)        Amount      of Shares           Amount         of Shares
------------------------------------------------  -----------------     ----------   --------------    -----------     ------------
Directors and Executive Officers:
     Gregory J. Kreis ..........................           76,681       $        -             -       $   760,190          76,019
     Bruce P. Frassinelli ......................            5,565       $   10,000         1,000            65,170           6,517
     Paul J. Heins .............................           15,091           20,000         2,000           169,610          16,961
     Paul W. Schneible .........................           29,091           20,000         2,000           308,400          30,840
     Lowell A. Seifter .........................              500           15,000         1,500            19,960           1,996
     Deborah F. Stanley ........................            7,641           30,000         3,000           105,750          10,575
     Carl K. Walrath ...........................           18,591           90,000         9,000           274,310          27,431
     Eugene R. Sunderhaft ......................            2,091                -             -            20,730           2,073
     Gregory H. May ............................            5,397            5,000           500            58,500           5,850
     Judith S. Percy ...........................            8,321                -             -            82,490           8,249
     Mary E. Lilly .............................            6,087            2,500           250            62,840           6,284
     Ronald Tascarella .........................            6,925           10,000         1,000            78,650           7,865
                                                      -----------       ----------      --------       -----------     -----------
Total to be purchased by directors and executive
officers .......................................          181,981       $  202,500        20,250       $ 2,006,610         200,661
                                                      ===========       ==========      ========       ===========     ===========

---------------------
(1) Excludes stock options and awards that may be granted under the proposed new stock option plan and recognition and retention plan if such plans are approved by stockholders at an annual or special meeting of stockholders at least six months following the conversion and reorganization. See "Management-New Stock Benefit Plans."

(2) Excludes stock options and awards that may be granted under the proposed new stock option plan and recognition and retention plan if such plans are approved by stockholders at an annual or special meeting of stockholders at least six months following the conversion and reorganization. See "Management-New Stock Benefit Plans."

                      THE CONVERSION AND THE STOCK OFFERING

--------------------------------------------------------------------------------

  The Boards of Directors of Oswego County Bancorp, Oswego County MHC and Oswego County Savings Bank have approved the plan of conversion. The plan of conversion also has been approved by the Office of Thrift Supervision, subject to approval by the members of Oswego County MHC and the stockholders of Oswego County Bancorp entitled to vote on the matter.

  Office of Thrift Supervision approval does not constitute an endorsement or recommendation of the plan of conversion.

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General

     On June 20, 2002, the Boards of Directors of Oswego County Savings Bank, Oswego County MHC and Oswego County Bancorp unanimously adopted the plan of conversion pursuant to which Oswego County Savings Bank will reorganize from a "two-tiered" mutual holding company structure to a stock form holding company structure. Following the consummation of the reorganization and conversion, Oswego County Savings Bank intends convert to a national bank to be known as Oswego County National Bank. As part of the conversion we have formed Bridge Street Financial. Current shareholders of Oswego County Bancorp will receive shares in Bridge Street Financial based on an exchange ratio. Following the conversion and reorganization, Oswego County MHC will no longer exist and Bridge Street Financial will be the parent corporation of Oswego County National Bank.

     This conversion and reorganization to a stock form holding company structure also includes the offering by Oswego County Bancorp of its outstanding shares to qualifying depositors of Oswego County Savings Bank and other members of Oswego County Savings Bank in a subscription offering and to certain other persons in a direct community offering and/or syndicated community offering. The conversion and reorganization will be effected as described under "Reasons for the Conversion" or in any other manner that is permitted by the Office of Thrift Supervision and is consistent with the intent of the plan of conversion. See "The Conversion and Stock Offering" in the Summary Section of this prospectus for a chart which reflects our structure after the conversion and reorganization.

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  The following is a brief summary of pertinent aspects of the conversion and reorganization. A copy of the plan is available from Oswego County Savings Bank upon request and is available for inspection at the offices of Oswego County Savings Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find Additional Information."

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Reasons for the Conversion and Reorganization

     The Boards of Directors of Oswego County MHC, Oswego County Bancorp and Oswego County Savings Bank believe that a conversion of Oswego County MHC to stock form and reorganization of Oswego County Savings Bank to a national bank pursuant to the plan of conversion are in the best interests of Oswego County MHC, Oswego County Bancorp and Oswego County Savings Bank, as well as the best interests of their respective members and shareholders.

     We believe that the conversion and reorganization will result in the raising of additional capital for Bridge Street Financial and Oswego County National Bank and is expected to result in a more active and liquid market for Bridge Street Financial common stock than currently exists for Oswego County Bancorp common stock.

     The conversion and reorganization are intended to provide an additional source of capital not now available in order to allow Bridge Street Financial and Oswego County National Bank to better serve the needs of the community through:

     . increased lending to support continued growth in the commercial loan portfolio;

     .    opening or acquiring additional branch offices;

     . financing acquisitions of other financial institutions or other busi nesses related to banking, although no mergers or acquisitions are planned at the present time; and

     .    expanding the financial products and services currently offered by us.

     The reorganization and conversion are also intended to provide additional capital to Bridge Street Financial in order to allow it to:

     .    pay dividends to stockholders;

     .    repurchase shares of common stock;

     . finance acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

     .    use the capital for other general corporate purposes.

     In addition, we believe that increased stock ownership by officers and other employees of Oswego County Bancorp and Oswego County Savings Bank has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel.

     If a standard conversion had been conducted in 1999, management of Oswego County Savings Bank believed that it may have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Oswego County MHC. A standard conversion in 1999 also would have immediately eliminated all aspects of the mutual form of organization.

     Following the consummation of the reorganization and conversion, Oswego County Savings Bank intends to convert to a national bank. We believe that converting to a national bank will enable the us to better serve the needs of our community and allow us to carry out our business plan including enabling us to:

     .    increase our commercial lending limits,

     .    solicit municipal deposits; and

     . obtain federal preemption of many state laws relating to licensing, lending, deposit taking and other activities.

     The plan of conversion provides that the Board of Directors of Oswego County Savings Bank may at any time, elect not to proceed with the national bank conversion (e.g., for failure to receive the necessary regulatory approvals). It is the present intent of Oswego County Savings Bank Board of Directors to proceed with both the conversion and stock offering, as well as the national bank conversion.

     After considering the advantages and risks of the conversion and reorganization, as well as applicable fiduciary duties, the Boards of Directors of Oswego County Savings Bank, Oswego County Bancorp, and Oswego County MHC approved the conversion and reorganization as being in the best interests of our companies and our respective members and stockholders and the communities that we serve.

Description of the Conversion and Reorganization

     On June 20, 2002, the Boards of Directors of Oswego County Savings Bank, Oswego County Bancorp, and Oswego County MHC adopted the plan of conversion. Bridge Street Financial has been incorporated under Delaware law as a first-tier wholly-owned subsidiary of Oswego County Savings Bank. In order to effect the conversion and reorganization, the following will occur:

     . Oswego County Bancorp will convert to a federal interim stock savings institution and simultaneously merge with and into Oswego County Savings Bank with Oswego County Savings Bank being the survivor;

     . Oswego County MHC will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Oswego County Savings Bank, pursuant to which Oswego County MHC will cease to exist and the shares of Oswego County Bancorp common stock held by Oswego County MHC will be canceled;

     . Oswego County Interim Savings Bank will be formed as a wholly owned subsidiary of the newly formed Delaware corporation, Bridge Street Financial, and then will merge with and into Oswego County Savings Bank; and

     . Oswego County Savings Bank will convert to a national bank to be known as Oswego County National Bank.

     As a result of the merger of Oswego County Interim Savings Bank with and into Oswego County Savings Bank, Oswego County Savings Bank will become the wholly-owned subsidiary of Bridge Street Financial and the outstanding shares of Oswego County Bancorp common stock will be converted into the exchange shares pursuant to the exchange ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the common stock of Bridge Street Financial to be outstanding upon the completion of the conversion and reorganization (i.e., the common stock and the exchange shares) as the percentage of Oswego County Bancorp common stock owned by them in the aggregate immediately prior to completion of the conversion and reorganization before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public stockholders in the offering.

     Pursuant to OTS regulations, completion of the conversion and reorganization (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by
(1) the OTS, (2) at least a majority of the total number of votes eligible to be cast by members of Oswego County MHC at the special meeting of members and (3) holders of at least two-thirds of the shares of the outstanding Oswego County Bancorp common stock at the special meeting of stockholders. In addition, we have conditioned the completion of the conversion on the approval of the plan of conversion by at least a majority of the votes cast, in person or by proxy, by the current stockholders of Oswego County Bancorp, excluding Oswego County MHC, at the special meeting of stockholders.

Effect of the Conversion on Current Stockholders

     Effect on Stockholders' Equity per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will increase the stockholders' equity per share of the current stockholders of Oswego County Bancorp common stock. At June 30, 2002, the stockholders' equity per share of Oswego County Bancorp common stock including shares held by Oswego County MHC was $6.47. Based on the pro forma information set forth for June 30, 2002, in "Pro Forma Data," pro forma stockholders' equity per share following the conversion will be $12.76, $11.65, $10.84 and $10.13 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective stockholders' equity per share for current stockholders would be $5.45, $6.41, $7.38 and $8.48 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

     To facilitate conversion to a national bank, Oswego County MHC has agreed to follow the existing policy of the FDIC and adjust the ownership percentage held by minority stockholders to reflect waived dividends and assets held by Oswego County MHC solely for the benefit of depositors. To date, Oswego County MHC has waived its right to receive $140,000 in dividends. Oswego County MHC will continue to waive its right to receive dividends until the completion of the conversion. The dilutive effect of the waived dividends and assets held by Oswego County MHC reduces the ownership interest held by minority stockholders from 44.70% to 43.97%.

     Effect on Earnings per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will also increase the pro forma earnings per share. For the quarter ended June 30, 2002, basic earnings per share of Oswego County Bancorp common stock was $0.10, or $0.40 on an annualized basis, including shares held by Oswego County MHC. Based on the pro forma information set forth for the six months ended June 30, 2002, in "Pro Forma Data," earnings per share of common stock following the conversion will range from $0.31 to $0.23, respectively, or $0.62 to $0.46, respectively, on an annualized basis, for the minimum to the adjusted maximum of the offering range.

     As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current stockholders would range from $0.34 to $0.52, respectively, for the minimum to the adjusted maximum of the offering range.

     Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Oswego County Bancorp common stock is $ 12.3 million, $14.5 million, $16.7 million, and $19.2 million at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. The last trade of Oswego County Bancorp common stock on June 19, 2002, the last trading day preceding the announcement of the conversion and reorganization, was $11.50 per share, and the price at which Oswego County Bancorp common stock last traded on November ___, 2002 was $____ per share.

     Dissenters' and Appraisal Rights. Under Office of Thrift Supervision regulations, the public stockholders of Oswego County Bancorp common stock will not have dissenters' rights or appraisal rights in connection with the exchange of publicly held shares of Oswego County Bancorp common stock as part of the conversion and reorganization.

Effects of the Conversion on Members and Depositors

     General. Prior to the conversion, each depositor in Oswego County Savings Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Oswego County MHC based upon the balance in his account, which interest may only be realized in the event of a liquidation of Oswego County MHC. This ownership interest, however, is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of Oswego County MHC, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that Oswego County MHC and Oswego County Savings Bank are liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Oswego County MHC after other claims are paid.

     Continuity. While the conversion is being accomplished, and after its completion, the routine business of Oswego County Savings Bank of accepting deposits and making loans will continue without interruption. Following the conversion, Oswego County National Bank will be subject to regulation by the OCC. After the conversion, Oswego County National Bank will continue to provide services for depositors and borrowers under current policies by its management and staff.

         The Board of Directors of Oswego County Savings Bank currently consists of seven members. After the conversion, these directors will continue to serve on the Board of Directors of Oswego County National Bank and will become the new Board of Directors of Bridge Street Financial.

         There will be no change in our directors, officers or staff as part of the conversion and reorganization. See "Management."

         Deposit Accounts and Loans. The conversion and stock offering will not affect any deposit accounts or borrower relationships with Oswego County Savings Bank or Oswego County National Bank. All deposit accounts in Oswego County National Bank will continue to be insured up to the legal maximum by the FDIC in the same manner as such deposit accounts were insured immediately before the reorganization. The conversion and stock offering will not change the interest rate or the maturity of deposits at Oswego County National Bank. Furthermore, all loans of Oswego County National Bank will retain the same status that they had prior to the conversion and reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

         Effect on Voting Rights of Members. At present, all depositors are members of, and have voting rights in, Oswego County MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of Oswego County MHC which will cease to exist. Exclusive voting rights with respect to Bridge Street Financial will be vested in the holders of common stock. All voting rights in Oswego County National Bank will be vested in Bridge Street Financial as the sole shareholder of Oswego County National Bank. Depositors of Oswego County National Bank will not have voting rights in Bridge Street Financial after the conversion, except to the extent that they become stockholders of Bridge Street Financial.

         Effect on Liquidation Rights. If Oswego County MHC was to liquidate, all claims of Oswego County MHC's creditors would be paid first. Thereafter, if there were any assets remaining, members of Oswego County MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Oswego County National Bank immediately prior to liquidation. In the unlikely event that Oswego County National Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights" below), with any assets remaining thereafter distributed to Bridge Street Financial as the holder of Oswego County National Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

Effect on Existing Compensation Plans

         Under the plan of conversion, the existing Stock Option Plan and Recognition and Retention Plan of Oswego County Bancorp will become Bridge Street Financial's benefit plans and shares of its common stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of the current Oswego County Bancorp common stock. Upon completion of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or common stock based upon the exchange ratio. Upon completion of the conversion, (1) all rights to purchase, sell or receive Oswego County Bancorp common stock currently under any agreement between Oswego County Savings Bank and any director, officer or employee of Oswego County Savings Bank or under any plan or program of Oswego County Savings Bank or Oswego County Bancorp (including, without limitation, the Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive common stock and an identical right to make payment in common stock under any such agreement between Oswego County Savings Bank and any director, officer or employee of Oswego County Savings Bank or under such plan or program of Oswego County Savings Bank, and (2) rights outstanding under the Stock Option Plan shall be assumed by Bridge Street Financial and thereafter shall be rights only for shares of common stock, with each such right being for a number of shares of common stock based upon the exchange ratio and the number of shares of Oswego County Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

Tax Aspects

         Completion of the conversion and reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to New York tax laws, to the effect that no gain or loss will be recognized by, and no amount will be income of, the primary parties or account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued, as a result of the conversion and reorganization. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to the primary parties and the persons receiving subscription rights.

         Thacher Proffitt & Wood has issued an opinion to the primary parties to the effect that, for federal income tax purposes:

         (1) the conversion of Oswego County Bancorp from a federally-chartered stock corporation to a federal interim stock savings association, and the conversion of Oswego County MHC from mutual form to a federal interim stock savings institution, will each qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Oswego County Bancorp or Oswego County MHC by reason of such conversions;

         (2) the merger of Oswego County Bancorp and the merger of Oswego County MHC into Oswego County Savings Bank, will each qualify as reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Oswego County Bancorp, Oswego County MHC, or Oswego County Savings Bank by reason of such mergers;

         (3) the merger of Oswego County Interim Bank with and into Oswego County Savings Bank ("Bank Merger") will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or as an exchange under Section 351 of the Code, and no gain or loss will be recognized by Oswego County Interim Bank, Oswego County Savings Bank or Oswego County Bancorp by reason of the Bank Merger;

         (4) no gain or loss will be recognized by the current stockholders of Oswego County Bancorp upon the receipt of shares of common stock of Bridge Street Financial pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in the Bridge Street Financial;

         (5) the aggregate tax basis of the shares of the Bridge Street Financial common stock to be received by the current stockholders of Oswego County Bancorp will be the same as the aggregate tax basis of the Oswego County Bancorp common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in Oswego County Bancorp for which cash is received.

         (6) the holding period of the shares of Bridge Street Financial common stock to be received by the current stockholders of Oswego County Bancorp will include the holding period of the shares of Oswego County Bancorp common stock, provided that Oswego County Bancorp common stock was held as a capital asset on the date of the Bank Merger;

         (7) a holder of shares of Oswego County Bancorp who receives cash in lieu of a fractional share of Bridge Street Financial common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder's tax basis of the shares of Oswego County Bancorp allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset of the date of the Bank Merger, and will be long-term capital gain or loss if such holder's holding period in the shares of Oswego County Bancorp common stock is more than one year on the date of the Bank Merger;

         (8) no gain or loss will be recognized by Bridge Street Financial upon the sale of shares of common stock in the Offerings;

         (9) no gain or loss will be recognized by members of Oswego County MHC upon the issuance to them of interests in the liquidation account in Oswego County Savings Bank pursuant to the merger of Oswego County MHC into Oswego County Savings Bank;

         (10) no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of subscription rights to purchase shares of common stock of Bridge Street Financial under the plan of conversion, provided that the amount to be paid for such shares is equal to the fair market value of such shares; and

         (11) the tax basis to the holders of shares of common stock purchased in the Offerings will be the amount paid therefor, and the holding period for such shares of common stock will begin either (i) on the date of completion of the offerings if purchased through the exercise of subscription rights or (ii) on the day after the date of purchase if purchased in the community offering or syndicated community offering.

         In reaching its conclusion in opinion (10), above, and its opinion as to the tax basis of shares purchased through the exercise of subscription rights
(11), above, Thacher Proffitt & Wood has relied, without independent verification, on the letter of RP Financial that the subscription rights have no value. The RP Financial letter, which is not binding on the IRS, states RP Financial's belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Thacher Proffitt & Wood expresses no opinion as to whether or not the subscription rights have value if both an oversubscription in the subscription offering occurs and the market price of the common stock increases upon commencement of trading following completion of the conversion, since the issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the subscription rights are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and we may be taxed on the distribution of the subscription rights under Section 311 of the Internal Revenue Code. In such event, the subscription rights may be taxed partially or entirely at ordinary income tax rates. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.

         Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. If the IRS determines that the tax effects of the transactions contemplated by the plan of conversion are to be treated differently from those presented in the opinion, we may be subject to adverse tax consequences as a result of the conversion and reorganization.

         KPMG LLP has issued an opinion to the primary parties to the effect that the tax consequences under New York law of the conversion and reorganization are not materially different than for federal tax purposes with the exception of certain tax bad debt reserve implications.

Liquidation Rights

         In the unlikely event of a complete liquidation of Oswego County MHC in its present mutual form, each depositor of Oswego County Savings Bank would receive a pro rata share of any assets of Oswego County MHC remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in Oswego County Savings Bank at the time of liquidation. After the conversion and reorganization, each depositor, in the event of a complete liquidation of Oswego County National Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Oswego County National Bank. However, except as described below, each claim would be solely in the amount of the balance in the deposit account plus accrued interest. The depositor would not have an interest in the value or assets of Oswego County National Bank or Bridge Street Financial above that amount.

         The plan of conversion provides for the establishment, upon the completion of the conversion and reorganization a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the greater of (1) Oswego County Savings Bank's net worth as of the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of Oswego County MHC or (2) the percentage of the outstanding shares of the common stock of Oswego County MHC owned by Oswego County MHC prior to the mid-tier holding company merger, multiplied by the Oswego County Bancorp's total shareholders' equity as reflected in its latest statement of financial condition contained in this prospectus. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $___ million. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Oswego County Savings Bank, would be entitled, upon a complete liquidation of Oswego County National Bank after the conversion, to an interest in the liquidation account prior to any payment to Bridge Street Financial as the sole shareholder of Oswego County National Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Oswego County Savings Bank at the close of business on ____ or _____, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the March 31, 2001 Eligibility Record Date (or the September 30, 2002 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in Oswego County Savings Bank on such date.

         If, however, on any December 31 annual closing date of Oswego County National Bank, commencing ____, the amount in any deposit account is less than the amount in such deposit account on March 31, 2001 or ________, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Bridge Street Financial as the sole shareholder of Oswego National Bank.

         Following the conversion and reorganization, the liquidation account will be maintained by Oswego County National Bank.

Accounting Consequences

         The reorganization and conversion will be accounted for at historical cost in accordance with accounting principles generally accepted in the United States of America. Accordingly, the carrying value of the assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in Oswego County Bancorp's consolidated financial statements based on their historical amounts.

How We Determined the Offering Range and the $10.00 Price Per Share

         The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal are estimated to be $50,000. RP Financial computed our appraisal for full market value of the common stock of Bridge Street Financial, Inc. We have agreed to indemnify RP Financial and its employees and affiliates against losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

         . the present and projected operating results and financial condition of Oswego County Savings Bank, and the economic and demographic conditions in Oswego County Savings Bank's existing market area;

         . historical, financial and other information relating to Oswego County Savings Bank;

         . a comparative evaluation of the operating and financial statistics of Oswego County Bancorp with those of other similarly situated publicly-traded companies located in New York and other regions of the United States;

         . aggregate size of the offering of Oswego County Bancorp's common stock;

         .    our proposed dividend policy; and

         . the trading market for Oswego County Bancorp common stock and securities of comparable companies and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial has advised us that in its opinion as of August 23, 2002, the estimated pro forma full market value of the common stock was $25.8 million at the midpoint of the offering range. Current stockholders of Oswego County Bancorp common stock will continue to hold the same aggregate percentage ownership interest in us as they currently hold, as adjusted for the FDIC policy, before giving effect to the payment of cash in lieu of issuing fractional exchange shares and any shares of common stock purchased by Oswego County Bancorp's stockholders in the offerings. As a result, the appraisal was multiplied by Oswego County MHC's adjusted percentage interest in Oswego County Bancorp (i.e., __%), to determine the midpoint of the valuation ($25.8 million), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $22.0 to $29.7. Our Board of Directors determined that our common stock would be sold at $10.00 per share, resulting in an offering range of 1,232,500 to 1,667,500 shares of common stock being offered for sale.

         Our Boards of Directors reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our Board of Directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.84 to a maximum of 1.14 exchange shares for each current share of Oswego County Bancorp common stock, with a midpoint of 0.99. Based upon these exchange ratio, we expect to issue between 962,616 and 1,302,363 shares of exchange shares to the current holders of Oswego County Bancorp common stock outstanding immediately prior to the completion of the conversion at the mid-point and maximum of the offering size. The estimated offering range and the exchange ratio may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally.

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The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by Oswego County Bancorp, nor did RP Financial value independently the assets or liabilities of Oswego County Bancorp. The valuation considers Oswego County Bancorp, Oswego County MHC and Oswego County Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Oswego County Bancorp, Oswego County MHC and Oswego County Savings Bank. Moreover, because such valuation is necessarily based upon estimates and projections, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares or receiving exchange shares in the conversion will thereafter be able to sell such shares at prices at or above the purchase price.
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         The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the offering range, the following: (1) the total number of shares of our common stock to be sold in the stock offering, (2) the number of exchange shares to be issued, (3) the total number of shares of our common stock to be outstanding after the conversion, and (4) the exchange ratio. The table assumes that there are no fractional exchange shares.

                                Shares of Common  Shares to be Received in  Total Shares
                                Stock to be Sold          Exchange           of Common
                                ----------------- ------------------------  Stock to be  Exchange
                                 Amount   Percent   Amount         Percent  Outstanding    Ratio
                                --------- ------- ---------        -------  -----------  --------
Minimum ......................  1,232,500   56.1%    962,616         43.9%    2,195,116   0.84266
Midpoint .....................  1,450,000   56.1%  1,132,490         43.9%    2,582,490   0.99137
Maximum ......................  1,667,500   56.1%  1,302,363         43.9%    2,969,863   1.14007
15% above maximum ............  1,917,625   56.1%  1,497,718         43.9%    3,415,343   1.31109

         Options to purchase Oswego County Bancorp common stock will be converted into and become options to purchase our common stock. As of the date of this prospectus there were outstanding options to purchase ____ shares of Oswego County Bancorp common stock with an exercise price of $____ per share. The number of shares of our common stock to be received upon exercise of such options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. If such options are exercised prior to the consummation of the conversion and reorganization there will be an increase in the number of exchange shares issued to current stockholders and a decrease in the exchange ratio.

         The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the conversion and reorganization may be increased to 1,917,625 shares due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range.

         We may not sell any shares of common stock or issue any exchange shares unless RP Financial confirms to us and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the appraisal report is incompatible with its estimate of the pro forma market value of the common stock upon the conclusion of the offering.

         If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, Oswego County MHC, after consulting with the OTS may:

         (1) terminate the plan of conversion and return all subscription funds promptly, paying interest at Oswego County Savings Bank's passbook savings rate of interest and cancel all account withdrawal authorizations;

         (2) establish a new estimated valuation range and either:

             (a) hold new subscription and community offerings; or

             (b) provide subscribers the opportunity to change or cancel their orders (a "resolicitation"); or

         (3) take such other actions as permitted by the OTS in order to complete the reorganization.

         If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber and account withdrawal authorizations canceled as described above. Any change in the number of shares of common stock will result in a corresponding change in the number of exchange shares, so that upon completion of the conversion and reorganization the exchange shares will represent approximately ___% of our total outstanding shares of common stock (exclusive of the effects of the exercise of outstanding stock options).

         An increase in the number of shares of common stock as a result of an increase in the offering range would decrease both a subscriber's ownership interest and our pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholders' equity on an aggregate basis. See "Risk Factors -Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Data."

         A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Oswego County Savings Bank and at the OTS.

Subscription Offering and Subscription Rights

         In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

         (1) Eligible accounts holders. Depositors with deposits in Oswego County Savings Bank with balances aggregating $50 or more as of March 31, 2001, and depositors of the Oswego County Savings Bank P & C Food Market branch (acquired from BSB Bank and Trust Co.) with balances aggregating $50 or more on May 10, 2001.

         (2) Supplemental eligible account holders. Depositors with deposits in Oswego County Savings Bank with balances aggregating $50 or more on September 30, 2002, other than those depositors who would otherwise qualify as eligible account holders and except for officers, directors and their associates; and

         (3) Other Members. Other depositors of Oswego County Savings Bank on the voting record date, who do not qualify in the preceding categories.

         All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "- Limitations on Common Stock Purchases."

         Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $250,000. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

         To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at March 31, 2001 or May 10, 2001, as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation. The subscription rights of eligible account holders who are also directors or officers of Oswego County Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding March 31, 2001.

         Priority 2: Supplemental Eligible Account Holders. To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders and tax-qualified employee benefit plans, each supplemental eligible account holder will receive, as a third priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $250,000. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

         To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2002. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation.

         Priority 3: Other Members. On a fourth priority basis, each other member of Oswego County Savings Bank who is not eligible in the preceding priority categories shall receive non-transferable subscription rights to subscribe for common stock in an amount up to $250,000. See "- Limitations on Common Stock Purchases."

         Expiration Date for the Subscription Offering. The subscription offering will expire at ___ p.m. Eastern standard time, on _____, 2002, unless we extend this period to ____________.

         Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

Direct Community Offering and Syndicated Community Offering

         Direct Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares for sale pursuant to the plan of conversion in a direct community offering to the public with preference given to natural persons residing in the counties in which Oswego County Savings Bank has a branch office. Persons will be deemed to reside in these counties if they occupy a dwelling within these counties and establish an ongoing physical presence within it, together with an indication that such presence is not merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in these counties. We may utilize depositor or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion. Stock sold in the direct community offering will be offered and sold in a manner to achieve the widest distribution of the stock. No person may purchase more than $250,000 of common stock in the direct community offering. Further, any shares sold in the direct community offering and/or the syndicated community offering must first be filled up to a maximum of 2% of the shares issued in the offering to promote a wide distribution of stock. Thereafter, we must allocate any remaining shares on an equal number of shares per order basis until we fill all orders. Allocation of shares if an oversubscription occurs will be allocated (to the extent shares remain available) so that each person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their subscriptions.

         The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by us, with the approval of the OTS, if necessary. We may terminate the direct community offering or the syndicated community offering as soon as we have received orders for at least the minimum number of shares available for purchase in the offering.

         Syndicated Community Offering. If any stock remains unsold in the subscription and direct community offerings, we may use the services of broker-dealers to sell such shares on a best efforts basis in a syndicated community offering to be managed by Friedman Billings Ramsey. No person may purchase more than $250,000 of common stock in the syndicated community offering.

         Friedman Billings Ramsey has not selected any particular broker-dealers to participate in a syndicated community offering. Neither Friedman Billings Ramsey nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Friedman Billings Ramsey has agreed to use its best efforts in the sale of shares in any syndicated community offering.

         The syndicated community offering may commence during the direct community offering, if any, or after the direct community offering is terminated. The syndicated community offering will terminate no more than 45 days following the expiration of the subscription offering unless extended by us with the approval of the OTS. Such extensions may not be beyond _____.

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The opportunity to subscribe for shares of common stock in the direct community offering or syndicated community offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a subscription in part, the subscriber will not have the right to cancel the remainder of the subscription.
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         If for any reason a syndicated community offering of unsubscribed shares cannot be effected or is not deemed advisable, we will seek to make other arrangements, subject to the approval of the Office of Thrift Supervision and in compliance with applicable state and federal securities laws.

Marketing Arrangements

         Friedman Billings Ramsey. We have engaged Friedman Billings Ramsey as financial and marketing agent in connection with the offering of the common stock. Friedman Billings Ramsey has agreed to use its best efforts to assist us with the solicitation of subscriptions for shares of common stock in the offering. Friedman Billings Ramsey is not obligated to purchase any shares of common stock.

         Friedman Billings Ramsey will receive a fee of $175,000 for services provided in connection with the offering. Friedman Billings Ramsey will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees. We have agreed to indemnify Friedman Billings Ramsey to the extent allowed by law, for reasonable costs and expenses in connection with certain claims and liabilities, including liabilities under the Securities Act of 1933.

         Directors, Officers and Employees. Directors and executive officers of Oswego County Savings Bank, Oswego County Bancorp and Oswego County MHC may participate in the solicitation of offers to purchase common stock. Other employees of Oswego County Savings Bank, Oswego County Bancorp and Oswego County MHC may participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors, officers and employees to participate in the sale of common stock. No director, officer or employee will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.

Procedure for Purchasing Shares in Subscription and Direct Community Offerings

         Use of Order Forms. To purchase shares in the subscription offering and the direct community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a subscriber's deposit accounts at Oswego County Savings Bank (which must be given by completing the appropriate blanks on the stock order form), must be received by Oswego County Savings Bank no later than ___ p.m., New York time, on the indicated expiration date unless extended. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order forms to one of our full service branch offices. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or correct withdrawal instructions) are not required to be accepted. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days of the end of the subscription offering or we conduct a resolicitation of subscribers for some other reason. If resolicitation is commenced, subscribers will have an opportunity to change or cancel their orders. Unless an affirmative response is received from a subscriber within a designated timeframe, all funds will be promptly returned to the subscriber with interest at Oswego County Savings Bank's passbook-savings rate and all account withdrawal authorizations will be canceled.

         In order to ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase eligibility, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date giving all names on each account and the account numbers.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date for the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed when preceded or accompanied by a prospectus.

         Payment for Shares. Payment for subscriptions may be made by personal check, bank check, money order or by authorization of withdrawal from your current deposit accounts maintained at Oswego County Savings Bank. Interest will be paid on payments made by check, bank check or money order at our passbook savings rate of interest from the date payment is received until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn will remain in the account and continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold immediately will be placed on such funds, thereby making them unavailable to the depositor. We may also authorize wire transfers as proper payment.

         Oswego County Savings Bank will waive any applicable penalties for early withdrawal from certificates of deposit. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the passbook savings rate.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Oswego County Savings Bank. Persons with IRAs maintained at Oswego County Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Assistance on how to transfer IRAs maintained at Oswego County Savings Bank can be obtained from the Stock Center. Depositors interested in using funds in an IRA to purchase common stock should contact the Conversion Center as soon as possible.

         Certificates representing shares of common stock purchased will be mailed to purchasers to the addresses specified in properly completed order forms, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Stock Center

         If you have any questions regarding the offering or the reorganization, please call the Stock Center at (315) 326-3266, from 9:00 a.m. to 4:00 p.m., New York time, Monday through Friday.

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

         Regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

         We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Limitations on Common Stock Purchases

         The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased during the conversion and reorganization:

         (1) No subscription for fewer than 25 shares will be accepted;

         (2) No fractional shares will be allocated or issued;

         (3) Purchasers in the subscription offering may subscribe for and purchase common stock in the subscription offering in an amount up to $250,000;

         (4) Our officers and directors and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 32% of the shares of stock issued in the offering;

         (5) Persons purchasing shares of common stock in the direct community offering or the syndicated community offering, may purchase common stock in an amount up to $250,000, subject to increase as described below; and

         (6) The maximum amount of shares of common stock purchased in all categories of the offering by any person, together with associates of, and groups of persons acting in concert with, such person, shall not exceed $400,000 subject to increase as described below.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, the $250,000 and $400,000 maximum amounts may be altered by us, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, to an increase or decrease to a maximum of 5% of the shares offered in the offering. If the purchase limitations are increased, subscribers for the maximum amount in the subscription offering will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by and in the sole discretion of the Board of Directors of Oswego County MHC and, if necessary, allocated giving priority in accordance with the priorities set forth in the plan of reorganization and described in this prospectus. However, except as may otherwise be required by the Office of Thrift Supervision, current stockholders of Oswego County Bancorp will not have to sell any Oswego County Bancorp common stock or be limited in receiving exchange shares even if their current ownership of Oswego County Bancorp common stock when converted into exchange shares exceeds an applicable purchase limitation, including the overall maximum purchase limitation; provided, however, that a current stockholder who would exceed the overall purchase limitation will be precluded from purchasing additional shares of common stock in the offering.

         If we sell more than 1,917,625 shares, the additional shares will be allocated in accordance with the priorities and procedures described in "-Subscription Offering and Subscription Rights" and "-Direct Community Offering and Syndicated Community Offering."

         The term "associate" of a person is defined to mean:

         (1) any corporation or organization (other than Oswego County Bancorp, Oswego County MHC, Oswego County Savings Bank or any majority-owned subsidiary thereof) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

         (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (exclusive of any tax-qualified employee stock benefit plan);

         (3) any person who is related by blood or marriage to such person, and
(1) lives in the same home as such person; or (2) is a director or senior officer of Oswego County Savings Bank or any affiliate thereof; and

         (4) any person "acting in concert" with any of the persons or entities specified in clauses (1) through (3) above; provided, however, that any tax-qualified or non-tax-qualified employee stock benefit plan shall not be deemed to be an associate of any director, or officer of Oswego County Bancorp, Oswego County MHC, or Oswego County Savings Bank, to the extent provided in the plan of reorganization.

         We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert." Directors and officers are not treated as associates of each other solely by virtue of holding such positions.

         We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion.

Restrictions on Purchase or Transfer of Shares After the Conversion

         All shares of common stock purchased in connection with the reorganization by an officer or director of Oswego County Bancorp, Oswego County MHC, or Oswego County Savings Bank will be subject to a restriction that the shares not be sold for a period of one year following the date of purchase, except in the event of the death of such officer or director. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer. The directors and executive officers of Oswego County Bancorp, Oswego County MHC, or Oswego County Savings Bank will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

      Purchases of outstanding shares of common stock of Bridge Street Financial by directors or officers of Bridge Street Financial or Oswego County National Bank and their associates during the three-year period following reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of the outstanding common stock or purchases of common stock made and held by any tax-qualified or non-tax-qualified employee plan of Oswego County Savings Bank.

Delivery and Exchange of Certificates

      Common Stock. Certificates representing common stock issued in connection with the offering will be mailed by our transfer agent for the common stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for common stock as soon as practicable following completion of the conversion and reorganization. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell such shares, even though trading of the common stock may have commenced.

      Exchange Shares. After completion of the conversion, each holder of a certificate or certificates evidencing issued and outstanding shares of Oswego County Bancorp common stock (other than Oswego County MHC), upon surrender of the same to the exchange agent, which is anticipated to be the transfer agent for our common stock, will receive a certificate or certificates representing the number of full shares of our common stock into which the holder's shares have been converted based on the exchange ratio. The exchange agent will promptly mail to each such holder of record of an outstanding certificate evidencing shares of Oswego County Bancorp common stock, and which is to be exchanged for our common stock based on the exchange ratio as provided in the plan of conversion, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing our common stock. Oswego County Bancorp's stockholders should not forward Oswego County Bancorp common stock certificates to Oswego County Savings Bank or the exchange agent until they have received the transmittal letter.

      No holder of a certificate representing shares of Oswego County Bancorp common stock will be entitled to receive any dividends on our common stock until the certificate representing such holder's shares of Oswego County Bancorp common stock is surrendered in exchange for certificates representing shares of our common stock. In the event that we declare dividends after the conversion but prior to surrender of certificates representing shares of Oswego County Bancorp common stock, dividends payable on shares of our common stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing shares of Oswego County Bancorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Oswego County Bancorp common stock as evidencing ownership of the number of full shares of our common stock into which the shares of Oswego County Bancorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

      We will not be obligated to deliver a certificate or certificates representing shares of common stock to which a holder of Oswego County Bancorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate or certificates representing the shares of Oswego County Bancorp common stock for exchange as provided above, or an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Oswego County Bancorp. If any certificate evidencing shares of our common stock is to be issued in a name other than that in which the certificate evidencing Oswego County Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Interpretation, Amendment and Termination

      All interpretations of the plan of conversion by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the Board of Directors, the plan of conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to our members and stockholders. Amendment of the plan of conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members and stockholders, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion shall be terminated if the conversion is not completed within 24 months from the date on which the members of Oswego County MHC approve the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

      General. As a result of the conversion and reorganization, current holders of Oswego County Bancorp common stock will become stockholders of Bridge Street Financial, the new Delaware holding company. There are certain differences in stockholder rights arising from distinctions between the Federal Charter and Bylaws of Oswego County Bancorp and our Delaware Certificate of Incorporation and Bylaws and from distinctions between laws with respect to federally-chartered savings and loan holding companies and Delaware law. Certain provisions of our Certificate of Incorporation and Bylaws and Delaware law which deal with matters of corporate governance and rights of stockholders might be deemed to have a potential anti-takeover effect.

      The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders and potential anti-takeover effects, but rather summarizes the more significant differences and certain important similarities.

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The following description is a summary of the provisions of the Certification of Incorporation and Bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.
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      Authorized Capital Stock. Our authorized capital stock consists of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The current authorized capital stock of Oswego County Bancorp consists of 3,000,000 shares of common stock and 500,000 shares of preferred stock.

      Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Oswego County MHC is required to own not less than a majority of the outstanding common stock of the existing publicly traded Oswego County Bancorp. There will be no such restriction applicable to us following consummation of the conversion and reorganization, as Oswego County MHC will cease to exist.

      The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, whether stock shall be redeemable and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Oswego County Bancorp's board of directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the restricted stock plan and upon exercise of stock options to be issued pursuant to the terms of the stock option plan.

      Preemptive Rights. Neither the current Charter and Bylaws of Oswego County Bancorp nor our Certificate of Incorporation and Bylaws provide for preemptive rights to stockholders in connection with the issuance of capital stock.

      Voting Rights. Both the current Charter and Bylaws of Oswego County Bancorp and our Certificate of Incorporation and Bylaws prohibit cumulative voting by stockholders in elections of directors.

      Board of Directors. The current Charter and Bylaws of Oswego County Bancorp and our Certificate of Incorporation and Bylaws, each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

      Under the current Bylaws of Oswego County Bancorp, any vacancies in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors to fill vacancies may only serve until the next annual meeting of stockholders. However, under our Certificate of Incorporation, any vacancy occurring in our Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

      Under the current Bylaws of Oswego County Bancorp, any director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors at a meeting of shareholders called for such purpose. Our Certificate of Incorporation provides that any director may be removed by stockholders only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of not less than 80% of the total votes eligible to be cast by holders of all outstanding shares of capital stock entitled to vote generally in the election of directors.

      These provisions may make it more difficult for stockholders to replace directors and thereby having an anti-takeover effect on Oswego County Bancorp.

      Special Meetings of Stockholders. The current Bylaws of Oswego County Bancorp provide that special meetings of the stockholders of Oswego County Bancorp may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Oswego County Bancorp entitled to vote at the meeting. Our Certificate of Incorporation contains a provision pursuant to which, except as otherwise provided by law, special meetings of our stockholders only may be called by the Chairperson of the Board, the President, or by resolution of at least three-fourths of the directors then in office. Therefore, because stockholders will be prohibited from calling special meetings, it would be more difficult for a party to acquire us.

      Stockholder Action Without a Meeting. The current Bylaws of Oswego County Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Our Certificate of Incorporation expressly prohibits stockholder action without a special or annual meeting.

      Limitations on Acquisitions of Voting Stock and Voting Rights. Our Certificate of Incorporation provides generally that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of an equity security of ours for a period of 5 years following the conversion. Any party which acquires in excess of 10% of our common stock, will not be entitled to vote any shares of our common stock owned in excess of 10%. The current Federal Charter and Bylaws of Oswego County Bancorp do not contain such a provision.

      Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of our outstanding shares of voting stock to approve certain "Business Combinations" and related transactions.

      The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except in cases where the proposed transaction has been approved in advance by a majority of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder. However, if the proposed transaction meets the conditions set forth in the Certificate of Incorporation designed to afford the stockholders a fair price in consideration for their shares, approval of only two-thirds of the outstanding shares of voting stock would be sufficient.

      The term "Interested Stockholder" is defined to include, among others, any individual, corporation, partnership or other entity (other than Oswego County MHC, Oswego County Savings Bank, Oswego County Bancorp or its subsidiary or any employee benefit plan maintained by Oswego County Bancorp or its subsidiary) which owns beneficially or controls, directly or indirectly, more than 5% of the outstanding shares of voting stock of Oswego County Bancorp.

      Evaluation of Offers. Our Certificate of Incorporation provides that the board of directors, when evaluating any offer to Bridge Street Financial or to the shareholders of Bridge Street Financial from another party to:

      (a) purchase for cash, or exchange any securities or property for any outstanding equity securities of Bridge Street Financial,
      (b) merge or consolidate Bridge Street Financial with another corporation, or
      (c) purchase or otherwise acquire all or substantially all of the properties and assets of Bridge Street Financial, shall, in connection with the exercise of its judgment in determining what is in the best interest of Bridge Street Financial and its shareholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation:

      . the financial and managerial resources and future prospects of the other party;
      . the possible effects on the business of Bridge Street Financial and its subsidiaries and on the employees, customers, suppliers and creditors of Bridge Street Financial and its subsidiaries; and
      . the effects on the communities in which Bridge Street Financial and its subsidiaries' facilities are located.

      By having these standards in the Certificate of Incorporation, the board of directors may be in a stronger position to oppose an effort to acquire us if the board of directors concludes that the transaction would not be in the best interests of Bridge Street Financial, even if the price offered is significantly greater than the then market price of any equity security of Bridge Street Financial. The current Federal Charter of Oswego County Bancorp does not contain such provisions.

      Amendment of Certificate of Incorporation and Bylaws. The current Federal Charter of Oswego County Bancorp provides that the charter may not be amended, unless it is proposed by the board of directors, approved by the stockholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office of Thrift Supervision. Further, the current bylaws provide that the bylaws may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after: (1) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority vote of the votes cast by the stockholders at any legal meeting; and (2) receipt of any applicable regulatory approval.

      The Certificate of Incorporation provides that the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of (1) not less than a majority of the directors then in office and by (2) the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of the Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote. However, certain amendments require a higher vote.

      Furthermore, our Certificate of Incorporation provides that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the board or holders of shares of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of the Company's bylaws in accordance with the terms thereof regardless of whether the bylaw was initially adopted by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any bylaw under applicable law. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

      Certain Bylaw Provisions. The current Bylaws of Oswego County Bancorp provide that any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary at least five days prior to the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the stockholders taking place 30 days or more thereafter.

      Our bylaws require that except in the case of a nominee substituted as a result of the death, incapacity, withdrawal or other inability to serve of a nominee, the board, or a committee thereof, shall deliver written nominations to the Secretary at least sixty (60) days prior to the date of the annual meeting. Provided the Board of Directors, or committee thereof, makes such nominations, no nominations for directors except those made by the board or such committee shall be voted upon at the annual meeting of stockholders unless other nominations by stockholders are made in accordance with the provisions the bylaws. Nominations of individuals for election to the Board of Directors at an annual meeting of stockholders may be made by any stockholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary as set forth in the bylaws. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (1) with respect to an election of directors to be held at an annual meeting of stockholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (2) with respect to an election to be held at an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (1), or at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders.

      The notice provision requires that a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder. Similarly, a stockholder who desires to raise new business at a stockholders' meeting must meet similar advance notice requirements and must provide certain information to us concerning the nature of the new business, the proposing stockholder and the stockholder's interest in the business matter.

Anti-Takeover Effects of Oswego County Bancorp' s Certificate of Incorporation, Bylaws and Benefit Plans Adopted in the Conversion

      The provisions described above are intended to reduce our vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by members of our Board of Directors. The provisions of [the employment agreements], the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Oswego County National Bank and Bridge Street Financial in the event of a takeover. See "Management - Employment Agreements," and "- Benefits."

      Our Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and benefit plans to be established are in the best interests of Bridge Street Financial and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Bridge Street Financial and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Bridge Street Financial and that otherwise is in the best interests of all stockholders.

Regulatory Restrictions on Acquisition of Oswego County Bancorp and Oswego County National Bank

      Office of Thrift Supervision. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision.

Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or
(c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

      During the conversion and for three years following the conversion and reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Oswego County Savings Bank, without the prior written approval of the Office of Thrift Supervision, except for

   . any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;
   . offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;
   . offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax- qualified plans of us or Oswego County Savings Bank; and
   . an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution's stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

      While Oswego County National Bank and Bridge Street Financial will be subject to the regulation of the OCC and Federal Reserve Board, respectively, following the conversion and reorganization, both parties have made commitments to the OTS to comply with such rules and regulations for three years following the conversion.

      Federal Change in Bank Control Act. Following the conversion, acquisition of control of either Bridge Street Financial or Oswego County National Bank will be supervised by the Federal Reserve Board and the OCC. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the Federal Reserve has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "company" includes an individual, corporation, partnership, and various other entities, acting individually or in concert. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) Bridge Street Financial shares are registered under Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. The Federal Reserve Board is authorized by the Change in Bank Control Act and its own regulations to disapprove a proposed transaction on certain specified grounds. Accordingly, the prior approval of the Federal Reserve Bank would be required before any person could acquire 10% or more of the common stock of Bridge Street Financial.

      Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires control becomes a " bank holding company" subject to registration, examination and regulation by the Federal Reserve Board. Under federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and the term "control" is deemed to exist if a company has voting control of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of Bridge Street Financial or has the power to exercise a controlling influence over the management or policies of Bridge Street Financial. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

      An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of Bridge Street Financial and (b) before any other company could acquire 25% or more of the common stock of Bridge Street Financial.

      The Federal Reserve may prohibit an acquisition of control if:

      (1)  it would result in a monopoly or substantially lessen competition;

      (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

      (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

      Plan of Conversion Restrictions on Acquisitions. In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

       DESCRIPTION OF CAPITAL STOCK OF BRIDGE STREET FINANCIAL

General

      Bridge Street Financial is authorized to issue five million (5,000,000) shares of common stock having a par value of $.01 per share and one million (1,000,000) shares of preferred stock having a par value of $.01 per share. We currently expect to sell 1,667,500 shares of common stock (or 1,917,625 shares of common stock in the event of an increase of 15% in the Estimated Valuation Range) to purchasers of common stock in the stock offering. We will not issue any shares of preferred stock in the stock offering. Except as discussed above in "Regulatory Restrictions on Acquisition of Bridge Street Financial and Oswego County National Bank," each share of our common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock sold in accordance with the plan of conversion and the issuance of the Exchange Shares, all such stock will be duly authorized, fully paid and non-assessable.

      The shares of common stock:

      .    are not deposit accounts and are subject to investment risk;

      . are not insured or guaranteed by the FDIC or any other government agency; and

      .    are not guaranteed by us or Oswego County National Bank.

Common Stock

      Dividends. We may pay dividends, if and when declared by our Board of Directors. The payment of dividends by us is subject to limitations, which are imposed by law. See "Our Policy Regarding Dividends" and "Regulation of Oswego County Savings Bank, Oswego County Bancorp, Oswego County MHC, Oswego County National Bank and Bridge Street Financial." The owners of our common stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefore. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

      Voting Rights. Upon the effective date of the conversion, the holders of our common stock will possess exclusive voting rights in Bridge Street Financial. They will elect our Board of Directors and act on such other matters as are required to be presented to them under law or our Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under some circumstances, shares in excess of 10% of our common stock may be considered "Excess Shares" and may therefore not be entitled to vote. See "Regulatory Restrictions on Acquisition of Bridge Street Financial and Oswego County National Bank." If we issue preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Certificate of Incorporation or Bylaws, generally requires an 80% stockholder vote. See "Regulatory Restrictions on Acquisition of Oswego County Bancorp and Oswego County Savings Bank."

      Liquidation. In the event of any liquidation, dissolution or winding up of Oswego County National Bank, we, as owner of Oswego County National Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Oswego County National Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders and the supplemental eligible account holders (see "The Conversion and The Stock Offering - Effects of the Conversion - Liquidation Rights"), all assets of Oswego County National Bank available for distribution. In the event of liquidation, dissolution or winding up of Bridge Street Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Bridge Street Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

      Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

      We will not issue any shares of our authorized preferred stock in the reorganization and stock offering. In the future, we may issue preferred stock with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and reorganization rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar and Exchange Agent

      The Transfer agent and registrar and exchange for the common stock of Bridge Street Financial is Registrar and Transfer Company.

                             LEGAL AND TAX OPINIONS

      Thacher Proffitt & Wood, Washington, D.C. will issue its opinion to us of the legality of the issuance of the common stock being offered and certain matters relating to the conversion and reorganization and stock issuance and federal taxation. Certain matters relating to state taxation will be passed upon for us by KPMG LLP, Syracuse, New York. Certain legal matters will be passed upon for Friedman Billings Ramsey by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

                                     EXPERTS

      The consolidated financial statements as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, included in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      RP Financial has consented to the publication in this document of a summary of its letter to Oswego County Bancorp setting forth its opinion as to the estimated pro forma market value of Oswego County Bancorp after the reorganization and stock issuance and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

      Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act). We are subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at

1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Oswego County Bancorp, that file electronically with the SEC. The address for this web site is "http://www.sec.gov."

      This document contains a description of the material features of certain exhibits to the Form S-1. The statements as to the contents of such exhibits, however, are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

      A copy of Bridge Street Financial's Certificate of Incorporation and Bylaws, are available for review at any of our offices. A copy of the plan of conversion is available from offices of Oswego County Savings Bank without charge. You may also call the Stock Center at (315) 326-3266, Monday through Friday, 9 a.m. to 4 p.m., to request a copy of the plan. A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Oswego County Savings Bank.

      Oswego County MHC has filed an application for conversion with the Office of Thrift Supervision with respect to the conversion and reorganization. This prospectus omits certain information contained in that application. You may examine the application at the principal office of the Office of Thrift Supervision, 1700 G St., NW, Washington, D.C. 20006, and at the Northeast Regional Office of the Office of Thrift Supervision, 10 Exchange Place, 18/th/ Floor, Jersey City, New Jersey 07302.

                          Independent Auditors' Report

The Board of Directors
Oswego County Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Oswego County Bancorp, Inc. and subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oswego County Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                  /s/ KPMG LLP

January 15, 2002 (except with respect
    to note 1(t), as to which the date is
    February 21, 2002)
Syracuse, New York

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition
                        (In thousands, except share data)

            (Information with respect to June 30, 2002 is unaudited)

                                                                                  June 30,                    December 31
                                                                                                   ---------------------------------
                                       Assets                                       2002               2001               2000
                                                                                ----------------   ----------------   --------------
Cash and due from banks                                                         $      7,582              6,478              7,119
Securities available for sale, at fair value                                          40,686             41,160             19,859
Securities held to maturity, fair value of $13,219 in 2000                               --                 --              13,308
Loans held for sale                                                                    1,398                --                 --

Loans                                                                                111,797            104,849             87,081
     Less allowance for loan losses                                                    1,024                932              1,121
                                                                                ----------------   ----------------   --------------
                 Loans, net                                                          110,773            103,917             85,960
                                                                                ----------------   ----------------   --------------
Real estate owned                                                                        --                 --                 165
Premises and equipment, net                                                            4,723              3,712              3,053
Accrued interest receivable                                                              853                872                991
Bank owned life insurance                                                              4,956              4,727              4,419
Other assets                                                                           2,461              2,119              1,586
                                                                                ----------------   ----------------   --------------
                 Total assets                                                   $    173,432            162,985            136,460
                                                                                ================   ================   ==============
                        Liabilities and Shareholders' Equity
Liabilities:
     Deposits:
        Demand                                                                  $     21,512             20,014             15,183
        Savings and money market                                                      68,424             62,831             49,737
        Time                                                                          49,868             46,338             40,967
                                                                                ----------------   ----------------   --------------
                                                                                     139,804            129,183            105,887

     Escrow deposits                                                                   1,003              1,341              1,492
     Short-term borrowings                                                               300              1,174              3,200
     Long-term debt                                                                   13,700             13,700              9,000
     Other liabilities                                                                 2,072              1,770              2,149
                                                                                ----------------   ----------------   --------------
                 Total liabilities                                                   156,879            147,168            121,728
                                                                                ----------------   ----------------   --------------
Commitments and contingencies (note 16)

Shareholders' equity:
     Preferred stock, par value $0.01. Authorized 500,000 shares at
        June 30, 2002, December 31, 2001 and 2000, issued no shares                      --                 --                 --
     Common stock, par value $0.01. Authorized 3,000,000 shares;
        issued 2,696,921, 2,691,354, and 2,681,472 shares at June 30, 2002,
        December 31, 2001 and 2000                                                        27                  9                  9
     Additional paid-in capital                                                        3,336              3,285              3,241
     Unvested restricted stock awards, 11,932, 15,282, and 16,812
        shares at June 30, 2002, December 31, 2001 and 2000                              (60)               (48)               (50)
     Treasury stock, at cost, 139,321 shares at June 30, 2002 and
        133,500 shares at December 31, 2001 and 2000                                    (525)              (473)              (473)
     Unallocated common stock held by Employee Stock Ownership
        Plan (ESOP) 65,799, 70,593, and 80,181 shares at June 30, 2002,
        December 31, 2001 and 2000                                                      (213)              (228)              (259)
     Retained earnings                                                                13,525             13,156             12,303
     Accumulated other comprehensive income (loss)                                       463                116                (39)
                                                                                ----------------   ----------------   --------------
                 Total shareholders' equity                                           16,553             15,817             14,732
                                                                                ----------------   ----------------   --------------
                 Total liabilities and shareholders' equity                     $    173,432            162,985            136,460
                                                                                ================   ================   ==============

See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income
                        (In thousands, except share data)

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unaudited)

                                                         Six months ended June 30              Years ended December 31
                                                         -------------------------  --------------------------------------------
                                                             2002          2001        2001             2000             1999
                                                         -----------   -----------  ----------    --------------   -------------
Interest income:
     Loans                                               $    3,875         3,823       7,782            6,801            5,770
     Securities                                               1,032           980       2,065            2,280            1,827
     Federal funds sold and other
        short-term investments                                    3           134         164               69              156
                                                         -----------   -----------  ----------    --------------   -------------
                  Total interest income                       4,910         4,937      10,011            9,150            7,753
                                                         -----------   -----------  ----------    --------------   -------------
Interest expense:
     Deposits and escrow accounts                             1,536         1,996       3,899            3,537            3,131
     Borrowings                                                 419           397         801              613               17
                                                         -----------   -----------  ----------    --------------   -------------
                  Total interest expense                      1,955         2,393       4,700            4,150            3,148
                                                         -----------   -----------  ----------    --------------   -------------
                  Net interest income                         2,955         2,544       5,311            5,000            4,605
Provisions for loan losses                                      142            72         144              169              120
                                                         -----------   -----------  ----------    --------------   -------------
                  Net interest income after provision
                     for loan losses                          2,813         2,472       5,167            4,831            4,485
                                                         -----------   -----------  ----------    --------------   -------------
Noninterest income:
     Service charges                                          1,033           707       1,591            1,055              450
     Net gains (losses) on securities transactions                1            47          51              (14)               7
     Net gains on sale of loans                                  30             2         110                5               --
     Increase in cash surrender value of bank
        owned life insurance                                    129           103         208              137               --
     Other                                                       98            38          45              155              128
                                                         -----------   -----------  ----------    --------------   -------------
                  Total noninterest income                    1,291           897       2,005            1,338              585
                                                         -----------   -----------  ----------    --------------   -------------
Noninterest expense:
     Salaries and employee benefits                           1,721         1,272       2,787            2,454            2,122
     Occupancy and equipment                                    485           441         877              835              776
     Data processing                                            380           281         626              437              435
     Office supplies, printing, and postage                     173           131         280              199              219
     Professional fees                                          211           159         295              551              421
     Real estate owned, net                                      --            23          26              (14)              85
     Director fees                                               62            54         109              125              128
     Marketing and advertising                                  101            92         205              145              159
     Contributions                                               34            64          76               40              200
     Other                                                      338           201         469              538              319
                                                         -----------   -----------  ----------    --------------   -------------
                  Total noninterest expenses                  3,505         2,718       5,750            5,310            4,864
                                                         -----------   -----------  ----------    --------------   -------------
                  Income before income tax expense              599           651       1,422              859              206
Income tax expense                                               75           137         297              244               37
                                                         -----------   -----------  ----------    --------------   -------------
                  Net income                             $      524           514       1,125              615              169
                                                         ===========   ===========  ==========    ==============   =============
Basic income per share                                   $     0.21          0.21        0.46             0.24            (0.06)
Diluted income per share                                       0.21          0.21        0.45             0.24            (0.06)

See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

                   Six months ended June 30, 2002 and 2001 and
                  years ended December 31, 2001, 2000, and 1999
                        (In thousands, except share data)

 (Information with respect to six-month period ended June 30, 2002 is unaudited)


                                                                                 Additional         Unvested
                                                                 Common            paid-in         restricted          Treasury
                                                                  stock            capital        stock awards           stock
                                                             ---------------   ---------------   ---------------    ---------------
Balance at December 31, 1998                              $          --                --                --                 --
Net proceeds from sale of 1,198,500 shares
  of common stock in initial public offering                          4             3,027                --                 --
Initial capital contributions and issuance of
  common stock to Oswego MHC (1,415,250 shares)                       5                (5)               --                 --
Charitable contribution of common stock to the
  Oswego County Charitable Foundation (47,940
  shares)                                                            --               160                --                 --
Acquisition of common stock by ESOP (79,380 shares)                  --                --                --                 --
Allocation of ESOP stock (6,528 shares)                              --                --                --                 --
Comprehensive income:
     Net income                                                      --                --                --                 --
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --                --                 --

                 Total comprehensive loss
                                                             ---------------   ---------------   ---------------    ---------------
Balance at December 31, 1999                                          9             3,182                --                 --
Purchase of treasury stock (133,500 shares)                          --                --                --               (473)
Cash dividends ($0.03 per share)                                     --                --                --                 --
Issue restricted stock (19,782 shares)                               --                59               (59)                --
Amortization of restricted stock                                     --                --                 9                 --
Acquisition of common stock by ESOP (16,500 shares)                  --                --                --                 --
Allocation of ESOP stock (9,171 shares)                              --                --                --                 --
Comprehensive income:
     Net income                                                      --                --                --                 --
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --                --                 --

                 Total comprehensive loss
                                                             ---------------   ---------------   ---------------    ---------------
Balance at December 31, 2000                                          9             3,241               (50)              (473)
Net proceeds from the exercise of stock options
  (7,182 shares)                                                     --                21                --                 --
Cash dividends ($0.10 per share)                                     --                --                --                 --
Issue restricted stock (2,700 shares)                                --                11               (11)                --
Amortization of restricted stock                                     --                --                13                 --
Allocation of ESOP stock (9,588 shares)                              --                12                --                 --
Comprehensive income:
     Net income                                                      --                --                --                 --
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --                --                 --

                 Total comprehensive income
                                                             ---------------   ---------------   ---------------    ---------------

Balance at December 31, 2001                                          9             3,285               (48)              (473)
Purchase of treasury stock (5,821 shares)                            --                --                --                (52)
Net proceeds from the exercise of stock options
  (4,106 shares)                                                     --                12                --                 --
Cash dividends ($0.09 per share)                                     --                --                --                 --
Issue restricted stock net of forfeitures (1,461
  shares)                                                            --                32               (32)                --
Amortization of restricted stock                                     --                --                20                 --
Allocation of ESOP stock (4,794 shares)                              --                25                --                 --
Stock split in the form of a stock dividend (three
  for one)                                                           18               (18)               --                 --
Comprehensive income:
     Net income                                                      --                --                --                 --
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --                --                 --

                 Total comprehensive income
                                                             ---------------   ---------------   ---------------    ---------------
Balance at June 30, 2002                                   $         27             3,336               (60)              (525)
                                                             ===============   ===============   ===============    ===============

                                                             Unallocated                           Accumulated
                                                                common                                other
                                                              stock held           Retained       comprehensive
                                                                by ESOP            earnings       income (loss)          Total
                                                            ---------------    ---------------  ----------------    ---------------
Balance at December 31, 1998                                         --            11,695                (1)            11,694
Net proceeds from sale of 1,198,500 shares
  of common stock in initial public offering                         --                --                --              3,031
Initial capital contributions and issuance of
  common stock to Oswego MHC (1,415,250 shares)                      --              (100)               --               (100)
Charitable contribution of common stock to the
  Oswego County Charitable Foundation (47,940
  shares)                                                            --                --                --                160
Acquisition of common stock by ESOP (79,380 shares)                (259)               --                --               (259)
Allocation of ESOP stock (6,528 shares)                              21                --                --                 21
Comprehensive income:
     Net income                                                      --               169                --                169
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --              (497)              (497)
                                                                                                                    ---------------
                 Total comprehensive loss                                                                                 (328)
                                                            ---------------    ---------------  ----------------    ---------------
Balance at December 31, 1999                                       (238)           11,764              (498)            14,219
Purchase of treasury stock (133,500 shares)                          --                --                --               (473)
Cash dividends ($0.03 per share)                                     --               (76)               --                (76)
Issue restricted stock (19,782 shares)                               --                --                --                 --
Amortization of restricted stock                                     --                --                --                  9
Acquisition of common stock by ESOP (16,500 shares)                 (51)               --                --                (51)
Allocation of ESOP stock (9,171 shares)                              30                --                --                 30
Comprehensive income:
     Net income                                                      --               615                --                615
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --               459                459
                                                                                                                    ---------------
                 Total comprehensive loss                                                                                1,074
                                                            ---------------    ---------------  ----------------    ---------------
Balance at December 31, 2000                                       (259)           12,303               (39)            14,732
Net proceeds from the exercise of stock options
  (7,182 shares)                                                     --                --                --                 21
Cash dividends ($0.10 per share)                                     --              (272)               --               (272)
Issue restricted stock (2,700 shares)                                --                --                --                 --
Amortization of restricted stock                                     --                --                --                 13
Allocation of ESOP stock (9,588 shares)                              31                --                --                 43
Comprehensive income:
     Net income                                                      --             1,125                --              1,125
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --               155                155
                                                                                                                    ---------------
                 Total comprehensive income                                                                              1,280
                                                            ---------------    ---------------  ----------------    ---------------
Balance at December 31, 2001                                       (228)           13,156               116             15,817
Purchase of treasury stock (5,821 shares)                            --                --                --                (52)
Net proceeds from the exercise of stock options
  (4,106 shares)                                                     --                --                --                 12
Cash dividends ($0.09 per share)                                     --              (155)               --               (155)
Issue restricted stock net of forfeitures (1,461
  shares)                                                            --                --                --                 --
Amortization of restricted stock                                     --                --                --                 20
Allocation of ESOP stock (4,794 shares)                              15                --                --                 40
Stock split in the form of a stock dividend (three
  for one)                                                           --                --                --                 --
Comprehensive income:
     Net income                                                      --               524                --                524
     Net change in the unrealized gain (loss) on
       securities available for sale, net of taxes                   --                --               347                347
                                                                                                                    ---------------
                 Total comprehensive income                                                                                871
                                                            ---------------    ---------------  ----------------    ---------------
Balance at June 30, 2002                                           (213)           13,525               463             16,553
                                                            ===============    ===============  ================    ===============

See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (In thousands)

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unaudited)

                                                                                 Six months ended June 30
                                                                            --------------------------------   --------------
                                                                                2002               2001             2001
                                                                            ---------------   --------------   --------------
Cash flows from operating activities:
     Net income                                                           $          524              514            1,125
     Adjustments to reconcile net income to net cash (used in)
        provided by operating activities:
           Depreciation                                                              242              191              393
           Goodwill amortization                                                      12                2               16
           Provision for loan losses                                                 142               72              144
           Writedown on real estate owned                                             --               12               38
           Gain on sale of real estate owned                                          --               (1)              (4)
           Net (gain) loss on securities transactions                                 (1)             (47)             (51)
           Net gain on sale of loans                                                 (30)              (2)            (110)
           Net increase in cash surrender value of life insurance                   (129)            (103)            (208)
           Net amortization of securities premiums                                    90               32               66
           Proceeds from sale of loans held for sale                              16,334              387           13,629
           Loans originated for sale                                             (17,702)            (385)         (13,519)
           Deferred income tax expense (benefit)                                     (10)             (55)             126
           Contribution to foundation                                                 --               --               --
           ESOP stock released for allocation and amortization
              of restricted stock                                                     60               24               56
           Change in:
              Accrued interest receivable                                             19              (37)             125
              Other assets                                                          (585)             252             (413)
              Other liabilities                                                      333             (451)            (395)
                                                                            ---------------   --------------   --------------
                 Net cash (used in) provided by operating activities                (701)             405            1,018
                                                                            ---------------   --------------   --------------
Cash flows from investing activities:
     Proceeds from maturity of and principal collected on
        securities held to maturity                                                   --               --               --
     Proceeds from sale of securities available for sale                           3,280            7,663            7,935
     Proceeds from maturity of and principal collected on
        securities available for sale                                              4,524           10,048           18,573
     Purchases of securities available for sale                                   (6,841)         (24,338)         (34,257)
     Purchase of securities held to maturity                                          --               --               --
     Purchase of loans                                                                --           (4,100)          (5,100)
     Disbursements for loan originations net of principal collections             (7,019)          (3,903)         (11,974)
     Proceeds from sale of real estate owned                                          --              222              243
     Purchase of bank owned life insurance                                          (100)            (100)            (100)
     Purchases of premises and equipment, net of disposals                        (1,253)            (591)            (911)
     Net cash provided by acquisition of branch                                       --            2,439            2,439
                                                                            ---------------   --------------   --------------
                 Net cash used in investing activities                            (7,409)         (12,660)         (23,152)
                                                                            ---------------   --------------   --------------
Cash flows from financing activities:
     Net increase in demand, savings, and money market deposits                    7,091            7,297           14,544
     Net increase (decrease) in time deposits                                      3,530            4,012            4,677
     Net increase (decrease) in escrow deposits                                     (338)            (451)            (151)
     Net (decrease) increase in short-term borrowings                               (874)            (200)          (2,026)
     Proceeds of long-term debt                                                       --            2,000            4,700
     Net proceeds from the exercise of stock options                                  12               18               21
     Purchase of common stock by ESOP                                                 --               --               --
     Dividends on common stock                                                      (155)             (97)            (272)
     Purchase of treasury stock                                                      (52)              --               --
     Net proceeds from the issuance of common stock                                   --               --               --
     Capitalization of Oswego MHC                                                     --               --               --
                                                                            ---------------   --------------   --------------
                 Net cash provided by financing activities                         9,214           12,579           21,493
                                                                            ---------------   --------------   --------------
                 Net increase (decrease) in cash and cash equivalents              1,104              324             (641)

Cash and cash equivalents at beginning of period                                   6,478            7,119            7,119
                                                                            ---------------   --------------   --------------
Cash and cash equivalents at end of period                                $        7,582            7,443            6,478
                                                                            ===============   ==============   ==============
Supplemental disclosure of cash flow information:
   Cash paid during the period for:
     Interest                                                             $        1,951            2,379            4,738
     Income taxes                                                                    103              239              279

Noncash investing and financing activities:
   Transfer of loans to real estate owned                                 $           --              110              110
   Transfer of securities held to maturity to available
     for sale upon adoption of SFAS No. 133                                           --           13,308           13,308
   Adjustment of securities available for sale to
     fair value, net of taxes                                                        347              191              155

                                                                          Years ended December 31
                                                                          -------------------------------------
                                                                                     2000             1999
                                                                              ----------------    -------------
Cash flows from operating activities:
     Net income                                                                         615              169
     Adjustments to reconcile net income to net cash (used in)
        provided by operating activities:
           Depreciation                                                                 363              318
           Goodwill amortization                                                         --               --
           Provision for loan losses                                                    169              120
           Writedown on real estate owned                                                19               46
           Gain on sale of real estate owned                                            (31)             (34)
           Net (gain) loss on securities transactions                                    14               (7)
           Net gain on sale of loans                                                     (5)              --
           Net increase in cash surrender value of life insurance                      (137)              --
           Net amortization of securities premiums                                       17               31
           Proceeds from sale of loans held for sale                                    730               --
           Loans originated for sale                                                   (725)              --
           Deferred income tax expense (benefit)                                        (67)            (160)
           Contribution to foundation                                                    --              160
           ESOP stock released for allocation and amortization
              of restricted stock                                                        39               21
           Change in:
              Accrued interest receivable                                               (53)             (82)
              Other assets                                                            1,155           (1,052)
              Other liabilities                                                         823               37
                                                                              ----------------    -------------
                 Net cash (used in) provided by operating activities                  2,926             (433)
                                                                              ----------------    -------------
Cash flows from investing activities:
     Proceeds from maturity of and principal collected on
        securities held to maturity                                                   2,983            3,428
     Proceeds from sale of securities available for sale                              2,985            2,019
     Proceeds from maturity of and principal collected on
        securities available for sale                                                    --            7,440
     Purchases of securities available for sale                                      (1,260)         (16,328)
     Purchase of securities held to maturity                                             --           (6,039)
     Purchase of loans                                                                   --               --
     Disbursements for loan originations net of principal collections               (14,394)          (1,496)
     Proceeds from sale of real estate owned                                            396              288
     Purchase of bank owned life insurance                                           (4,282)              --
     Purchases of premises and equipment, net of disposals                             (360)          (1,129)
     Net cash provided by acquisition of branch                                          --               --
                                                                              ----------------    -------------
                 Net cash used in investing activities                              (13,932)         (11,817)
                                                                              ----------------    -------------
Cash flows from financing activities:
     Net increase in demand, savings, and money market deposits                       2,591            4,012
     Net increase (decrease) in time deposits                                         3,178             (458)
     Net increase (decrease) in escrow deposits                                         206              (33)
     Net (decrease) increase in short-term borrowings                                 2,300              900
     Proceeds of long-term debt                                                       4,000            5,000
     Net proceeds from the exercise of stock options                                     --               --
     Purchase of common stock by ESOP                                                   (51)            (259)
     Dividends on common stock                                                          (76)              --
     Purchase of treasury stock                                                        (473)              --
     Net proceeds from the issuance of common stock                                      --            3,031
     Capitalization of Oswego MHC                                                        --             (100)
                                                                              ----------------    -------------
                 Net cash provided by financing activities                           11,675           12,093
                                                                              ----------------    -------------
                 Net increase (decrease) in cash and cash equivalents                   669             (157)

Cash and cash equivalents at beginning of period                                      6,450            6,607
                                                                              ----------------    -------------
Cash and cash equivalents at end of period                                            7,119            6,450
                                                                              ================    =============
Supplemental disclosure of cash flow information:
   Cash paid during the period for:
     Interest                                                                         3,453            3,131
     Income taxes                                                                       251               (1)

Noncash investing and financing activities:
   Transfer of loans to real estate owned                                               294              360
   Transfer of securities held to maturity to available
     for sale upon adoption of SFAS No. 133                                              --               --
   Adjustment of securities available for sale to
     fair value, net of taxes                                                           459             (497)

See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                   Six months ended June 30, 2002 and 2001 and
                  years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)

(1)  Summary of Significant Accounting Policies

     Oswego County Bancorp, Inc. (the Parent Company) is the parent company of Oswego County Savings Bank (the Bank) referred to together as the Company (the Company). On July 13, 1999, the Bank reorganized into the mutual holding company form of organization as a wholly owned subsidiary of the Parent Company, a mid-tier stock holding company that became the majority-owned subsidiary of Oswego County MHC (the MHC). Contemporaneously with the reorganization, the Parent Company sold 399,500 shares of its common stock at $10.00 per share, raising net proceeds of $3.0 million, after offering costs of $900,000. As an integral part of the reorganization and public offering, the Company established a charitable foundation known as the Oswego County Charitable Foundation (the Foundation) and contributed 15,980 shares to the Foundation. Contributions expense for 1999 included $160,000 for fair value of these shares at the contribution date. The Foundation provides funding to support charitable causes and community development activities. In addition, the Company established an Employee Stock Ownership Plan (ESOP) which became effective with the completion of the reorganization.

     The Company provides traditional community banking services for individuals and small-to-medium sized businesses through the Bank's seven branches in Oswego and Onondaga counties of New York State. The Bank is subject to regulation by the New York State Banking Department and the Federal Deposit Insurance Corporation (FDIC).

     The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant policies are described below.

    (a) Basis of Presentation

        The consolidated financial statements include the accounts of Oswego County Bancorp, Inc. and its subsidiary, Oswego County Savings Bank. All inter-company accounts and transactions have been eliminated in consolidation. The Company utilizes the accrual method of accounting for financial reporting purposes. Certain items in the consolidated financial statements have been reclassified whenever necessary to conform to the current year's presentation.

        The consolidated statements of financial conditions as of June 30, 2002 and the related consolidated statements of income and cash flows for the six month periods ended June 30, 2002 and 2001 and changes in shareholder's equity for the six month period ended June 30, 2002 are unaudited and, in the opinion of management, all adjustments (consisting of normal accruals) necessary for fair presentation as of June 30, 2002 and for the unaudited periods have been made.

                                        6                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                   Six months ended June 30, 2002 and 2001 and
                  years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)

(b)    Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(c)    Securities

       The Company classifies its securities as either available for sale or held to maturity, as the Company does not hold any securities considered to be trading. Held to maturity securities are those debt securities for which the Company has the positive intent and the ability to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

       Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as accumulated other comprehensive income or loss until realized. Federal Home Loan Bank Stock and nonmarketable equity securities are included in securities available for sale at cost since there is no readily available market value.

       A decline in the fair value of any available for sale or held to maturity security below cost, that is deemed other than temporary, is charged to earnings resulting in the establishment of a new cost basis for the security.

       Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Realized gains and losses on securities are recognized on the trade date and are determined using the specific identification method for determining the cost of securities sold.

(d)    Loans

       Loans (other than those held for sale) are reported at the principal amount outstanding. Fees and certain direct origination costs related to lending activities are recognized in income as incurred, as the amounts are immaterial.

       Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated market value. Net unrealized losses are recognized through a valuation allowance by charges to income.

                                        7                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                   Six months ended June 30, 2002 and 2001 and
                  years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)

       The Company recognizes as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights were acquired. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Additionally, capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance by a charge to income.

       Generally, the Company places all loans that are 90 days or more past due on nonaccrual status. In addition, the Company places any loan on nonaccrual status if any part of it is classified as doubtful or loss, or if any part has been charged off. When a loan is placed on nonaccrual status, total interest accrued and unpaid to date is reversed by a charge to interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Loans are removed from nonaccrual status when they become current as to principal and interest, or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

(e)    Allowance for Loan Losses

       The Company's provision for loan losses charged to operations is based upon management's evaluation of the loan portfolio. The allowance for loan losses is maintained at an amount management deems adequate to provide for probable loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

       The Company considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of principal and interest under the original terms of the agreement. Large groups of smaller balance, homogeneous loans such as the Company's residential mortgages, home equity loans and consumer loans are collectively evaluated for impairment. Accordingly, the Company measures impaired commercial mortgages and commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. Impairment losses are recognized as a component of the allowance for loan losses.

(f)    Real Estate Owned

       Real estate owned includes property acquired through, or in lieu of, formal foreclosure. Write-downs to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in fair value are charged to operation in the period in which the declines occur.

                                        8                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

 (g)    Premises and Equipment

        Land is carried at cost, and buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated service lives of the assets.

 (h)    Bank Owned Life Insurance

        The Bank Owned Life Insurance (BOLI) was purchased as a financing tool for director benefits. The value of life insurance financing is the tax preferred status of increases in life insurance cash value and death benefits and the cash flow generated at the death of the insured. The purchases of the life insurance policy results in an interest sensitive asset on the Company's consolidated statements of financial condition that provides tax-free income to the Company. The largest risk to the BOLI program is credit risk of the insurance carriers. To mitigate this risk, annual financial condition reviews are completed on all carriers. BOLI is stated on the Company's consolidated statements of financial condition at its current cash surrender value. Increases in BOLI's cash surrender value are reported as other operating income in the Company's consolidated statements of income.

 (i)    Goodwill

        Goodwill represents the excess purchase price over the fair value of the tangible net assets acquired in a branch acquisition. Goodwill is being amortized over fifteen years on a straight-line basis. The amortization period is monitored to determine if events or circumstances require that such period be reduced. The Company also reviews its goodwill for events that may indicate that the carrying amount has become impaired. Goodwill is included in other assets.

 (j)    Income Taxes

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for tax carryforwards such as charitable contributions. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. If is more likely than not that all or a portion of the Company's deferred tax assets will not be realized, a valuation allowance is established by a charge to income tax expense. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period which includes the enactment date.

 (k)    Pension and Other Postretirement Benefits

        The Company has a defined benefit pension plan covering substantially all of its employees. Benefits are based on credited years of service and the employee's average compensation prior to retirement. The Company's funding policy is to contribute annually at least the minimum required by law.

                                       9                             (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

     The Company sponsors an unfunded defined benefit plan that covers all of its full time employees and provides postretirement medical and life insurance benefits for employees who retired prior to December 31, 2000. Employees are eligible for these benefits if they retire under the Company's defined benefit pension plan and have attained age 55 with at least 5 years of service. Employees are required to contribute a portion of the medical insurance premium. The Company accrues the cost of these benefits to employees and the employees' beneficiaries during the years that the employees render the necessary service. The postretirement medical and life insurance plan was amended as of December 31, 2000 to exclude all active employees from receiving benefits under the plan.

(l)  Stock Based Compensation

     Compensation expense is recognized for the Company's Employee Stock Ownership Plan (ESOP) equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of the shares committed to be released for allocation and the ESOP's original acquisition cost is charged or credited to shareholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of shareholders' equity.

     The Company accounts for stock options granted under its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation expense is recognized only if the exercise price of the options is less than the fair value of the underlying stock at the grant date. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize the fair value of all stock-based awards on the date of the grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of ABP Opinion No. 25 and provide pro forma disclosure of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied.

     Restricted stock awards are also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense over their respective vesting period.

(m)  Earnings Per Share

     Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested restricted stock) were issued during the reporting period using the treasure stock method. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for either the basic or diluted earnings per share calculations.

                                       10                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

(n)  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold and other short-term investments with original maturities of less than 90 days.

(o)  Financial Instruments With Off-Balance Sheet Risk

     The Company's primary off-balance sheet financial instruments are commercial and residential mortgage commitments. These off-balance sheet items are shown in the Company's statement of financial condition upon funding.

     The Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting.

     Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred.

     The derivative instruments held by the Company as of and for the year ended December 31, 2001 consisted solely of instruments used to hedge interest rate risk related to the Company's mortgage banking activities. The adoption of Statement No. 133, as of January 1, 2001, did not have a material effect on the Company's financial position or results of operations. As a part of the adoption, all securities classified as held to maturity were transferred to securities available for sale and reported at fair value. The securities transferred had an amortized cost of $13,308,000 and a fair value of $13,219,000.

(p)  Comprehensive Income

     Comprehensive income, presented in the consolidated statements of changes in shareholders' equity, consists of net income and the net change for the period in after-tax unrealized gains or losses on securities available for sale. Accumulated other comprehensive income in the accompanying statement of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates.

                                       11                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

(q)  Segment Information

     Public companies are required to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operation, which constitute the Company's only operating segment for financial reporting purposes.

(r)  Other Accounting Standards

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141, supercedes Accounting Principles Board (APB) No. 16, Business Combinations, and requires all business combinations to be accounted for under the purchases method of accounting, thus eliminating the pooling of interests method of accounting. The Statement is effective for business combinations initiated after June 30, 2001.

     Statement No. 142 requires acquired intangible assets (other than goodwill) to be amortized over their useful economic life, while goodwill and any acquired intangible assets with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on an annual basis upon guidelines specified by the Statement. Statement No. 142 also requires additional disclosures pertaining to goodwill and intangible assets. The Company adopted Statement No. 142 on January 1, 2002.

     At June 30, 2002 and December 31, 2001, the Company had goodwill of $324,000 and $336,000 respectively; however, this relates to the acquisition of a banking branch office; therefore, the Company's goodwill will continue to be amortized over the estimated life. As goodwill acquired in connection with branch acquisitions is specifically excluded from the new nonamortization provisions of Statement No. 142, the adoption of the Statement is not anticipated to have a material effect on the Company's results of operations.

     In October 2001, the FASB issued Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, that replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Provisions of Statement No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The adoption of Statement No. 144 on January 1, 2002, did not have a material impact on the Company's financial condition or results of operations.

                                       12                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

     In May 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The provisions of Statement No. 145 are generally effective for financial statements issued for fiscal years beginning after May 15, 2002. The adoption of Statement No. 145 is not expected to have a material impact on the Company's financial condition or results of operations.

     In July 2002, the FASB issued Statement No. 146 Accounting for Costs Associated with Exit or Disposal Activities. The provisions of Statement No. 146, are effective for exit or disposal activities initiated after December 31, 2002 on a prospective basis.

(s)  Acquisitions

     On May 10, 2001, the Company acquired the BSB Bank & Trust Co. branch located in the P&C Food Market store on Route 104 East in Oswego. On the acquisition date the Company acquired $1.2 million of loans, $380,000 of other assets and assumed deposit liabilities of $4.1 million. As a part of the transaction the Company received a cash payment from BSB Bank & Trust Co. of $2.2 million for the liabilities assumed and the assets purchased. The transaction was treated as a purchase, and the Company recorded goodwill of approximately $352,000 which is being amortized on a straight-line basis over a 15-year period.

(t)  Stock Split

     On February 21, 2002, the Company's board of directors authorized a three-for-one stock split in the form of a stock dividend for shareholders of record at the close of business on March 4, 2002. All share and per-share amounts have been restated to give effect to the stock split.

(u)  Reorganization and Second Step Conversion

     On June 20, 2002 the board of directors of Oswego County Bancorp, Inc., Oswego County MHC, and Oswego County Savings Bank (the Bank) (collectively, Oswego County) announced the unanimous adoption of a Plan of Conversion and Agreement and Plan of Reorganization under terms of which Oswego County will undertake a "second-step" conversion and the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and convert to a national bank. The transactions contemplated by the Plan of Conversion are subject to approval of the Company's shareholders, the members of the Mutual Holding Company and regulatory agencies.

                                       13                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                   Six months ended June 30, 2002 and 2001 and
                  years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)

(2)  Securities

     The amortized cost and fair value of securities are as follows:

                                                                               June 30, 2002
                                                 --------------------------------------------------------------------------
                                                                          Gross              Gross
                                                   Amortized            unrealized         unrealized
                                                     cost                  gains             losses            Fair value
                                                 ----------------    ----------------   ----------------   ----------------
                                                                               (In thousands)
      Securities available for sale:
          Debt securities:
            United States Government agency
              obligations                        $          800                  37                 --                837
            Municipal securities                         14,569                 356                 10             14,915
            Corporate securities                          4,503                 161                 --              4,664
            Mortgage-backed securities                   15,157                 185                 --             15,342
                                                 ----------------    ----------------   ----------------   ----------------
                    Total debt securities                35,029                 739                 10             35,758

      Equity securities:
            Marketable equity securities                  4,003                  49                  7              4,045
            FHLB stock                                      873                  --                 --                873
            Nonmarketable equity securities                  10                  --                 --                 10
                                                 ----------------    ----------------   ----------------   ----------------

                    Total equity securities               4,886                  49                  7              4,928
                                                 ----------------    ----------------   ----------------   ----------------
                    Total securities
                      available for sale         $       39,915                 788                 17             40,686
                                                 ================    ================   ================   ================

                                 14                                  (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                                                           December 31, 2001
                                         --------------------------------------------------------
                                                           Gross          Gross
                                          Amortized     unrealized     unrealized
                                             cost          gains         losses       Fair value
                                         -----------   ------------   ------------   ------------
                                                             (In thousands)
Securities available for sale:
  Debt securities:
    United States Government agency
      obligations                        $     2,800             59             --          2,859
    Corporate securities                       6,789            176             56          6,909
    Municipal securities                      10,306             62            190         10,178
    Mortgage-backed securities                16,200            141              6         16,335
                                         -----------   ------------   ------------   ------------
        Total debt securities                 36,095            438            252         36,281

  Equity securities:
    Marketable equity securities               4,003             28             20          4,011
    FHLB stock                                   858             --             --            858
    Nonmarketable equity securities               10             --             --             10
                                         -----------   ------------   ------------   ------------
        Total equity securities                4,871             28             20          4,879
                                         -----------   ------------   ------------   ------------
        Total securities
          available for sale             $    40,966            466            272         41,160
                                         ===========   ============   ============   ============

                                       15                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                                                           December 31, 2000
                                         --------------------------------------------------------
                                                          Gross           Gross
                                          Amortized     unrealized     unrealized
                                             cost         gains          losses       Fair value
                                         -----------   ------------   ------------   ------------
                                                           (In thousands)
Securities available for sale:
  Debt securities:
    United States Government agency
      obligations                        $    19,032             77            142         18,967

Equity securities:
  FHLB stock                                     890             --             --            890
  Nonmarketable equity securities                  2             --             --              2
                                         -----------   ------------   ------------   ------------
        Total securities
          available for sale             $    19,924             77            142         19,859
                                         ===========   ============   ============   ============

Securities held to maturity:
  Debt securities:
    United States Government agency
      obligations                        $     3,000             --              9          2,991
    Corporate securities                       4,229             19            178          4,070
    Municipal securities                       3,672             36              3          3,705
    Mortgage-backed securities                 1,838             62             --          1,900
    Small Business Administration                569             --             16            553
                                         -----------   ------------   ------------   ------------
        Total securities held to
          maturity                       $    13,308            117            206         13,219
                                         ===========   ============   ============   ============

                                       16                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

Proceeds from the sale of securities available for sale during the six-month period ended June 30,2002 were approximately $3,280,000 with gross gains of $101,000 and gross losses of $100,000 realized on those sales. Proceeds from the sale of securities available for sale during the six-month period ended June 30, 2001 were approximately $7,663,000 with gross gains or $66,500 and gross losses of $19,500 realized on those sales. Proceeds from the sale of securities available for sale during 2001 were approximately $7,935,000 with gross gains of $70,100 and gross losses of $19,500 realized on those sales. Proceeds from the sale of securities available for sale during 2000 were approximately $2,985,000 with gross of $2,400 and gross losses of $16,400 realized on those sales. Proceeds from the sale of securities available for sale during 1999 were approximately $2,019,000 with gross gain of $12,000 and no gross losses realized on those sales. Gross losses of approximately $5,000 were realized from securities called during 1999.

Securities available for sale with a fair value of approximately $5.6 million at June 30, 2000 were pledged to secure borrowings from the Federal Home Loan Bank. Securities available for sale with a fair value of approximately $6.1 million at December 31, 2001 were pledged to secure borrowings from the Federal Home Loan Bank.

The following is a tabulation of debt securities, excluding mortgage-backed securities, by contractual maturity as of June 30, 2002 and December 31, 2001. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         June 30, 2002              December 31, 2001
                                  --------------------------   --------------------------
                                   Amortized                    Amortized
                                      cost       Fair value        cost       Fair value
                                  -----------   ------------   -----------   ------------
                                                      (In thousands)
Due in one year or less           $     1,167          1,191         1,751          1,764
Due after one year through five
  years                                 4,643          4,844         8,140          8,344
Due after five years through
  ten years                             2,378          2,467         2,511          2,506
Due after ten years                    11,684         11,914         7,493          7,332
                                  -----------   ------------   -----------   ------------
                                  $    19,872         20,416        19,895         19,946
                                  ===========   ============   ===========   ============

                                       17                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

(3)    Other Comprehensive Income (Loss)

       The following summarizes the components of other comprehensive income
       (loss) for the six-month periods ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999.

                                            Six months ended June 30                         December 31
                                         -------------------------------   ------------------------------------------------
                                             2002             2001             2001             2000             1999
                                         --------------   --------------   --------------   --------------   --------------
                                                                           (In thousands)
      Net unrealized holding gain
          (loss) securities              $         578              366              310              751             (822)
      Reclassification adjustment for
          (gains) losses included in net
          income                                    (1)             (47)             (51)              14               (7)
                                         --------------   --------------   --------------   --------------   --------------
            Other comprehensive
              income (loss), before
              tax                                  577              319              259              765             (829)

      Income tax expense (benefit)
          related to items of other
          comprehensive income                     230              128              104              306             (332)
                                         --------------   --------------   --------------   --------------   --------------

            Other comprehensive
              income (loss)              $         347              191              155              459             (497)
                                         ==============   ==============   ==============   ==============   ==============

(4)    Loans

       The following is a summary of loans outstanding:

                                                                                                    December 31
                                                                                      ------------------------------------
                                                            June 30, 2002                    2001                 2000
                                                          -----------------           --------------          ------------
                                                                                      (In thousands)
      Residential mortgages and home equity
          loans                                           $         66,998                   67,004                63,979
      Commercial mortgages                                          20,864                   15,626                10,762
      Commercial loans                                              14,986                   13,690                 7,651
      Consumer loans                                                 8,949                    8,529                 4,689
                                                          -------------------         --------------          ------------
                Total loans                                        111,797                  104,849                87,081

      Allowance for loan losses                                     (1,024)                    (932)               (1,121)
                                                          -------------------         --------------          ------------

               Net loans                                  $        110,773                  103,917                85,960
                                                          ===================         ==============          ============

                                       18                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                   Six months ended June 30, 2002 and 2001 and
                  years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)


     The June 30, 2002 the Company had $1.4 million of mortgage loans held for sale. There were no mortgage loans held for sale at December 31, 2001 and 2000.

     The Company serviced loans for others of $29,819,000, $14,553,000, and $1,050,000 at June 30, 2002 and December 31, 2001, and 2000, respectively.

     The Company's primary market area is generally Oswego County and Onondaga County in Central New York State. The Company also acquires newly originated residential loans from a real estate firm operating in a community outside the Company's primary market area. Substantially all of the Company's portfolio is located in these marketing areas and, accordingly, the ultimate collectibility of the Company's loan portfolio is susceptible to changes in market conditions in these areas. The Company's concentration of credit risk by loan type is shown in the above schedule of loans outstanding. Other than general economic risks, there are no material concentrations of credit risk to any industry or individual borrower.

(5)  Allowance for Loan Losses

     The following is a summary of changes in the allowance for loan losses:

                               Six months ended June 30        Years ended December 31
                              --------------------------   ------------------------------
                                2002              2001       2001       2000       1999
                              --------          --------   --------   --------   --------
                                                     (In thousands)
      Balance at beginning
          of year             $    932             1,121      1,121      1,069      1,068
      Provision for loan
          losses                   142                72        144        169        120
      Loan charge-offs             (71)              (24)      (388)      (162)      (157)
      Recoveries                    21                33         55         45         38
                              --------          --------   --------   --------   --------
      Balance at end of
          period              $  1,024             1,202        932      1,121      1,069
                              ========          ========   ========   ========   ========

     The principal balance of all loans not accruing interest amounted to approximately $617,000, $754,000 and $1,083,000 at June 30, 2002 and
     December 31, 2001 and 2000, respectively. The forgone interest income on nonaccruing loans was approximately $13,000 and $33,000 for the six-month period ended June 30, 2002 and 2001 and $80,000, $82,000 and $56,000 for
     the years ended December 31, 2001, 2000 and 1999 respectively.

                                       19                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)



       At June 30, 2002 and December 31, 2001 and 2000, the Company had recorded investments in impaired loans of approximately $509,000, $330,000 and 855,000, respectively. The impairment allowance associated with these loans was approximately $20,000, $20,000 and $291,000 at June 30, 2002,
       December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans was approximately $353,000, $603,000, $458,000, $702,000 and $701,000 for the six-month periods ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999 respectively. The amount of interest income recognized on impaired loans (while such loans were considered impaired) was not significant for the six-month periods ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999.

(6)    Premises and Equipment

       Premises and equipment at June 30, 2002 and December 31, 2001 and 2000 consist of the following:

                                                                                                December 31
                                                                                  ------------------------------------------
                                                             June 30, 2002               2001                  2000
                                                           -------------------    -------------------   --------------------
                                                                                               (In thousands)

       Land                                             $               920                    810                   810
       Buildings and improvements                                     4,075                  3,856                 3,050
       Furniture, fixtures, and equipment                             3,694                  2,772                 2,526
                                                           -------------------    -------------------   --------------------

                                                                      8,689                  7,438                 6,386

       Accumulated depreciation                                      (3,966)                (3,726)               (3,333)
                                                           -------------------    -------------------   --------------------

                     Premises and equipment, net        $             4,723                  3,712                 3,053
                                                           ===================    ===================   ====================

       Depreciation expense was approximately $242,000 and 191,000 for the six month period ended June 30, 2002 and 2001 and $393,000, $363,000, and $318,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

                                       20                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

(7)    Time Deposits

       Time deposit contractual maturities are summarized as follows:

                                                                                           December 31
                                                                            -------------------------------------------
                                                        June 30, 2002              2001                   2000
                                                      -------------------   --------------------   --------------------
                                                                                          (In thousands)
       Within one year                             $            36,579                36,608                 32,276
       After one year and within two years                       7,970                 6,924                  4,391
       After two years and within three years                    2,677                 1,234                  3,239
       After three years and within four years                   1,045                   590                    714
       After four years and within five years                    1,597                   982                    347
                                                      -------------------   --------------------   --------------------

                                                   $            49,868                46,338                 40,967
                                                      ===================   ====================   ====================

       Certificates of deposit of $100,000 and over were approximately $12,309,000 at June 30, 2002 and $10,686,000 and $7,459,000 at December
       31, 2001 and 2000, respectively.

(8)    Short-Term Borrowings

       Short-term borrowings consist of borrowings from the Federal Home Loan Bank (FHLB), with original maturities of one year or less. At June 30, 2002 and December 31, 2001, the Company had $300,000 outstanding under a fixed rate advance. Additionally, at December 31, 2001 the Company had $874,000 outstanding under an overnight line of credit agreement. The fixed rate advance matures on December 23, 2002, has an interest rate of 2.50% and is collateralized by a lien on the Company's 1-4 family mortgages. At December 31, 2000, the Company had $3,000,000 outstanding under a repurchase agreement and $200,000 outstanding under an overnight line of credit agreement. The repurchase agreement matured on October 2, 2001, had an interest rate of 6.51% and was collateralized by mortgage-backed securities with a fair value of approximately $3.0 million at December 31, 2000.

       The Company has two unused lines of credit available from the FHLB under an overnight and one-month borrowing facility of approximately $7.7 million for each at June 30, 2002 and $6.8 million and $7.7 million at December 31, 2001. Also, available to the Company at June 30, 2002 and December 31, 2001 were an overnight credit plus line of $7.0 million from FHLB and a $5.0 million line of credit with a commercial bank.

                                       21                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)



(9)    Long-Term Debt

       Long-term debt is principally fixed rate callable advances from the FHLB. Information on the borrowings at June 30, 2002 and December 31, 2001, and 2000 is summarized as follows:

                                                                             June 30, 2002
                                            ---------------------------------------------------------------------------------
                Maturity date                     Amount                  Rate                        Call date
       ---------------------------------    -------------------    -------------------    -----------------------------------
                                              (In thousands)

       December 22, 2003                 $               450                3.63%         Noncallable
       December 13, 2004                               5,000                6.00%         Quarterly, beginning
                                                                                              December 13, 2001
       December 21, 2004                                 750                4.42%         Noncallable
       December 21, 2005                                 750                4.97%         Noncallable
       April 12, 2005                                  4,000                7.15%         Quarterly
       December 21, 2006                                 750                5.31%         Noncallable
       June 6, 2011                                    2,000                4.50%         Quarterly, beginning June 5,
                                                                                              2003
                                            -------------------
                     Total               $            13,700                5.86%
                                            ===================

                                                                          December 31, 2001
                                            ---------------------------------------------------------------------------------
                Maturity date                     Amount                  Rate                        Call date
       ---------------------------------    -------------------    -------------------    -----------------------------------
                                              (In thousands)
       December 22, 2003                 $               450                3.63%         Noncallable
       December 13, 2004                               5,000                6.00%         Quarterly, beginning
                                                                                              December 13, 2001
       December 21, 2004                                 750                4.42%         Noncallable
       December 21, 2005                                 750                4.97%         Noncallable
       April 12, 2005                                  4,000                7.15%         Quarterly
       December 21, 2006                                 750                5.31%         Noncallable
       June 6, 2011                                    2,000                4.50%         Quarterly, beginning June 5,
                                                                                              2003
                                            -------------------

                     Total               $            13,700                5.86%
                                            ===================

                                       22                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                                                                          December 31, 2001
                                           ---------------------------------------------------------------------------------
               Maturity date                     Amount                  Rate                        Call date
      ---------------------------------    -----------------         --------------      -----------------------------------
                                             (In thousands)
      December 13, 2004                    $          5,000                6.00%         Quarterly, beginning
                                                                                           December 13, 2001
      April 12, 2005                                  4,000                7.15%         April 12, 2001
                                           -----------------

                    Total                  $          9,000                6.51%
                                           =================

     Federal Home Loan Bank advances are collateralized by FHLB stock owned by the Company and mortgage-backed securities with a fair value of approximately $5.6 million at June 30, 2002 and $6.1 million at December 31, 2001. In addition, the advances are collateralized by a blanket lien on the Company's 1-4 family mortgage loans.

(10) Income Taxes

     Income tax expense (benefit) attributable to income before income taxes consisted of the following:

                                                           Current            Deferred              Total
                                                       ----------------  --------------------  ----------------
                                                                           (In thousands)
      Six months ended June 30, 2002:
          Federal                                      $        53                 (8)                 45
          State                                                 32                 (2)                 30
                                                       ----------------  --------------------  ----------------

                    Total                              $        85                (10)                 75
                                                       ================  ====================  ================

      Six months ended June 30, 2001:
          Federal                                      $       155                (59)                 96
          State                                                 37                  4                  41
                                                       ----------------  --------------------  ----------------

                    Total                              $       192                (55)                137
                                                       ================  ====================  ================

                                 23                                  (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)


                                                   Current               Deferred                 Total
                                              -------------------   --------------------   ------------------
                                                                      (In thousands)
  Year ended December 31, 2001:
      Federal                                 $        149                    75                    224
      State                                             22                    51                     73
                                              -------------------   --------------------   ------------------

                Total                         $        171                   126                    297
                                              ===================   ====================   ==================

  Year ended December 31, 2000:
      Federal                                 $        250                   (56)                   194
      State                                             61                   (11)                    50
                                              -------------------   --------------------   ------------------

                Total                         $        311                   (67)                   244
                                              ===================   ====================   ==================

  Year ended December 31, 1999:
      Federal                                 $        139                   (96)                    43
      State                                             58                   (64)                    (6)
                                              -------------------   --------------------   ------------------

                Total                         $        197                  (160)                    37
                                              ===================   ====================   ==================

                                 24                                  (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

Actual income tax expense attributable to income before income taxes differed from the amounts computed by applying the Federal statutory income tax rate to pre-tax income as follows:

                                     Six months ended June 30                 Years ended December 31
                                 ------------------------------   --------------------------------------------
                                      2002              2001           2001             2000           1999
                                 -----------       ------------   -------------    ------------   ------------
                                                              (In thousands)
      Federal income tax
         expense at
         statutory rate          $        204               221             483             292             70

      Increases
         (decreases)
         resulting from:
           Tax-exempt
             income on
             securities                  (110)              (38)           (123)            (46)           (36)
           State taxes,
             net of
             Federal
             income tax
             effect                        20                27              48              33             (4)
           Income from
             bank-
             owned life
             insurance                    (44)              (35)            (71)            (47)            --
           Other, net                       5               (38)            (40)             12              7
                                 ------------      ------------   -------------    ------------   ------------
      Actual income tax
         expense                 $         75               137             297             244             37
                                 ============      ============   =============    ============   ============

                                       25                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                                              December 31
                                                                      --------------------------
                                                     June 30, 2002        2001          2000
                                                    ---------------   ------------  ------------
                                                                     (In thousands)
Deferred tax assets:
   Allowance for loan losses                        $           400           364            438
   Postretirement benefit                                       238           231            221
   Deferred compensation                                        312           281            203
   Charitable contribution carryover                             70            63             61
   Net unrealized loss on securities available
     for sale                                                    --            --             26
   Other                                                         15            15             12
                                                    ---------------   -----------   ------------
       Total gross deferred tax assets                        1,035           954            961
                                                    ---------------   -----------   ------------

Deferred tax liabilities:
   Excess tax bad debt reserve over base year                   153           153            146
   Depreciation                                                 123           117             83
   Prepaid pension asset                                        126           137            105
   Mortgage servicing rights                                    107            57             --
   Net unrealized gain on securities available
     for sale                                                   308            78             --
   Other                                                         49            22              7
                                                    ---------------   -----------   ------------

       Total gross deferred tax
         liabilities                                            866           564            341
                                                    ---------------   -----------   ------------

       Net deferred tax asset, included
         in other assets                            $           169           390            620
                                                    ===============   ===========   ============

In accordance with SFAS No. 109, the Company has not recognized deferred tax liabilities with respect to the Bank's Federal and state base-year reserves of approximately $1,107,000 at June 30, 2002 and December 31, 2001, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under current tax law, events that would result in taxation of these reserves include redemptions of the Bank's stock, certain excess distributions to the Parent Company or failure by the institution to qualify as a bank for Federal income tax purposes. The unrecognized deferred tax liability at June 30, 2002 and December 31, 2001 with respect to the base-year reserves was approximately $450,000.

                                       26                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the loss carryback period. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary difference comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance was necessary at June 30, 2002 and December 31, 2001 and 2000.

(11) Earnings Per Share

     The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the six month period ended June 30, 2002 and the years ended December 31, 2001 and 2000, and for the period from July 14, 1999 to December 31, 1999. Earnings per share for periods prior to the Company's initial public offering on July 13, 1999 is not applicable. Unallocated ESOP shares are not considered outstanding for earnings per share computations. The ESOP shares become outstanding for earnings per share computations when they are released for allocation. During the period ended December 31, 1999, the Company did not have any potentially dilutive securities outstanding.

                                                                  Six month period ended June 30
                                        ----------------------------------------------------------------------------------
                                                          2002                                      2001
                                        ----------------------------------------  ----------------------------------------
                                                        Weighted                                  Weighted
                                                         average      Per share                    average      Per share
                                         Net income      shares        amount      Net income      shares        amount
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                                                 (In thousands, except share data)
Basic earnings per share                $        524     2,472,766  $       0.21           514     2,455,509  $       0.21
   Dilutive effect of potential
   Common shares:
      Stock options                                         54,779                                    20,856
      Restricted stock awards                                4,538                                     2,469
                                        ------------  ------------  ------------  ------------  ------------  ------------
Dilutive earnings per share             $        524     2,532,083  $       0.21           514     2,478,834  $       0.21
                                        ============  ============  ============  ============  ============  ============

                                                                      Year ended December 31
                                        ----------------------------------------------------------------------------------
                                                          2001                                      2000
                                        ----------------------------------------  ----------------------------------------
                                                        Weighted                                  Weighted
                                                         average      Per share                    average      Per share
                                         Net income      shares        amount      Net income      shares        amount
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                                                 (In thousands, except share data)
Basic earnings per share                $      1,125     2,460,783  $       0.46  $        615     2,549,754  $       0.24
   Dilutive effect of potential
   Common shares:
      Stock options                                         30,483                                     9,066
      Restricted Stock awards                                3,303                                     1,497
                                        ------------  ------------  ------------  ------------  ------------  ------------
Dilutive earnings per share             $      1,125     2,494,569  $       0.45  $        615     2,560,317  $       0.24
                                        ============  ============  ============  ============  ============  ============

                                       27                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                                                                              1999
                                                    ----------------------------------------------------------
                                                                            Weighted          Per share
                                                         Net loss        average shares         amount
                                                    ----------------   -----------------   -------------------
      Basic loss per share                          $           (150)         2,602,572    $             (0.06)
          Dilutive effect of potential common
            shares:
              Stock options                                                          --
              Restricted stock awards                                                --
                                                    ----------------   ----------------    -------------------

      Dilutive loss per share                       $           (150)         2,602,572                  (0.06)
                                                    ================   ================    ===================

(12)   Benefit Plans

       Pension and Other Postretirement Benefit Plans

       The following table sets forth the defined benefit pension plan's and the other postretirement benefit plan's change in benefit obligation, change in fair value of plan assets, and the funded status for the years ended December 31, 2001 and 2000, using the most recent actuarial data measured at October 1, 2001 and 2000 for the defined benefit pension plan and at December 31, 2001 and 2000 for the other postretirement benefit plan:

                                             Pension benefits                  Postretirement benefits
                                    ------------------------------------  -------------------------------
                                           2001                2000            2001             2000
                                    ----------------    ----------------  --------------   --------------
                                                                  (In thousands)
      Change in benefit
          obligation:
            Benefit
             obligation at
             beginning of
              year                  $          3,016               2,921             594              852
            Service cost                         105                  98               -               23
            Interest cost                        237                 223              42               52
            Amendments                             -                   -               -             (163)
            Actuarial loss
              (gain)                             230                 (62)             44             (152)
            Benefits paid                       (180)               (164)            (23)             (18)
                                    ----------------    ----------------  --------------   --------------
            Benefit
              obligation at
              end of year           $          3,408               3,016             657              594
                                    ----------------    ----------------  --------------   --------------

                                       28                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                                           Pension benefits         Postretirement benefits
                                       ------------------------    ------------------------
                                          2001          2000          2001          2000
                                       ----------    ----------    ----------    ----------
                                                          (In thousands)
     Change in plan assets:
        Fair value of plan assets at
          beginning of year           $     4,268         3,785            --            --
        Actual return on plan assets         (602)          647            --            --
        Employer contributions                  -             -            23            18
        Benefits paid                        (180)         (164)          (23)          (18)
                                       ----------    ----------    ----------    ----------
        Fair value of plan assets at
          end of year                       3,486         4,268            --            --
                                       ----------    ----------    ----------    ----------

     Funded status (deficit)                   78         1,252          (657)         (594)
     Unamortized net (asset)
       obligation at transition                 -            (8)          136           146
     Unamortized net loss
       (gain) subsequent to
       transition                             274          (977)          (73)         (120)
     Unamortized prior service
       cost                                    --             1            --            --
                                       ----------    ----------    ----------    ----------
             Prepaid (accrued)
               benefit cost           $       352           268          (594)         (568)
                                       ==========    ==========    ==========    ==========

     The postretirement plan was amended as of December 31, 2000 to exclude all active employees from receiving future benefits under the plan.

                                       29                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)


Net periodic pension cost (income) consists of the following components for the years ended December 31, 2001, 2000, and 1999:

                                            2001         2000         1999
                                          --------     --------     --------
                                                 (Dollars in thousands)

Service cost                             $     105           98          106
Interest cost on projected benefit
   obligation                                  237          223          209
Expected return on plan assets                (377)        (296)        (268)
Amortization of net transition asset            (8)         (21)         (21)
Amortization of unrecognized gain              (42)         (14)          --
Amortization of prior service cost               1            1            1
                                          --------     --------     --------
           Net periodic pension cost
             (income)                    $     (84)          (9)          27
                                          ========     ========     ========

Weighted average discount rate                7.25%        8.00%        7.75%
Expected long-term rate of return             9.00%        9.00%        8.00%


The projected benefit obligation assumed a long-term rate of increase in future compensation levels of 4.5% for 2001 and 5.5% for 2000 and 1999.

Net periodic cost (income) was $30,000 and $(38,000) for the six months ended June 30, 2002 and 2001 respectively.

Net periodic postretirement benefit cost for the years ended December 31, 2001, 2000 and 1999 included the following components:

                                            2001         2000         1999
                                          --------     --------     --------
                                                    (In thousands)

Service cost                             $      --           23           49
Interest cost on accumulated benefit
   obligation                                   42           52           55
Amortization of transition obligation           10           27           27
Amortization of unrecognized gain               (3)          (5)          --
                                          --------     --------     --------
           Net periodic postretirement
             benefit cost                $      49           97          131
                                          ========     ========     ========

                                       30                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)


     For measurement purposes, a 8.0% annual rate of increase in the per capita cost of average health care benefits for retirees was assumed for 2001 and 7.5% for 2000 and 1999. The rate was assumed to decrease gradually to 4.0% by 2010 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 2001 by approximately $36,000, and the net periodic postretirement benefit cost by approximately $3,000 for the year then ended. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 2001, 2000 and 1999.

     Net periodic postretirement benefit cost was $18,000 for the six months ended June 30, 2002 and 2001.

     Other Benefit Plans

     In 1997, the Company instituted a nonqualified deferred compensation plan for directors, under which participants may elect to defer all or part of their annual director fees. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual directors. At June 30, 2002 and December 31, 2001 and 2000, deferred director fees included in other liabilities aggregated approximately $461,000, $405,000, and $433,000, respectively.

     In 2000, the Company established a supplemental retirement plan for directors, providing for extended compensation after retirement. The plan was funded with life insurance policies on the participants, with the Company as owner and beneficiary of the policies. Cash surrender value of these policies approximated $4,956,000, $4,727,000 and $4,419,000 at June 30, 2002 and December 31, 2001 and 2000. At June 30, 2002 and December 31, 2001 and 2000, other liabilities include approximately $219,000, $161,000 and $60,000, respectively accrued under the retirement plan.

     The Company sponsors a defined contribution profit sharing 401(k) plan covering substantially all employees. The Company matches certain percentages of each eligible employee's contribution to the plan. Expense for the plan amounted to approximately $29,000, $15,000, $37,000, $31,000 and $36,000 for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999, respectively.

(13) Employee Stock Ownership Plan (ESOP)

     The Company established an ESOP in conjunction with its initial public offering to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed approximately $259,000 from the Company and used the funds to purchase 79,380 shares of the common stock of the Company in July 1999. An additional 16,500 shares were purchased using loan proceeds in 2000. The loans will be repaid from the Company's discretionary contributions to the ESOP over a period of approximately ten years. At June 30, 2002 and December 31, 2001, the loans had an outstanding balance of approximately $244,000 and an interest rate of 8.5%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares released from the suspense account are allocated among participants at the end of the plan year on the basis of relative compensation in the year of allocation.

                                       31                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)


     Unallocated ESOP shares are pledged as collateral on the loan and are reported as a reduction of shareholders' equity. The Company reports compensation expense equal to the average market price of the shares to be released from collateral at the end of the plan year. The Company recorded approximately $40,000 and $25,000 of compensation expense related to the ESOP for the six-month periods ended June 30, 2002 and 2001 and $43,000, $30,000 and $21,000 of compensation expense related to the ESOP for the years ended December 31, 2001, 2000 and 1999 respectively.

     The ESOP shares as of June 30, 2002 were as follows:

                    Allocated shares                          $       30,081
                    Unallocated shares                                65,799
                                                                ------------

                                  Total ESOP shares           $       95,880
                                                                ============

                    Market value of unallocated shares at
                        June 30, 2002 (In thousands)          $          822


     The ESOP shares as of December 31, 2001 were as follows:

                    Allocated shares                          $       25,287
                    Unallocated shares                                70,593
                                                                ------------

                                  Total ESOP shares           $       95,880
                                                                ============

                    Market value of unallocated shares at
                        December 31, 2001 (In thousands)      $          403


     The ESOP shares as of December 31, 2000 were as follows:

                    Allocated shares                          $       15,699
                    Unallocated shares                                80,181
                                                                ------------

                                  Total ESOP shares           $       95,880
                                                                ============

                    Market value of unallocated shares at
                        December 31, 2000 (In thousands)      $          291

                                       32                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

(14) Stock Option and Restricted Stock Plans

     In April 2000, the Company established a stock option plan and a restricted stock plan. At June 30, 2002 and December 31, 2001, there were 112,668 and 108,562 shares, respectively, of the Company's common stock reserved for the issuance under the stock option plan and 35,955 shares reserved for the restricted stock plan. Under the terms of the stock option plan, options are granted to directors and key employees to purchase shares of the Company's common stock at a price equal to the fair market value of the common stock on the date of the grant. Options granted vest over five years and expire ten years from the date of the grant. At June 30, 2002 and December 31, 2001, there were 22,047 and 17,937 shares available for grant under the option plan, respectively.

     The Company applies APB Opinion No. 25 and accordingly, no compensation cost has been recognized for its stock options in the financial statements. The fair value of each option grant is estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants made on April 20, 2000 and December 4, 2000: dividend yield 1.85%; expected volatility of 15%; risk free interest of 6.5%; expected lives of seven years. The fair value estimated for the options granted on May 16, 2002 were based on the following assumptions: dividend yield 1.85% expected volatility of 15%; risk free interest of 5.3%; expected lives of seven years. The estimated weighted average fair value of the options granted during 2002 was $2.55 per option. The estimated weighted average fair value of the options granted during 2000 was $0.91 per option. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 and recognized the cost over the vesting period, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                            Six months ended June 30                      Years ended December 31
                                    ------------------------------------------   -------------------------------------------
                                           2002                   2001                  2001                   2000
                                    -------------------    -------------------   --------------------   --------------------
      Net income (In thousands)
            As reported          $            524                    514                  1,125                   615
            Pro forma                         513                    504                  1,103                   607
      Basic earnings per share:
            As reported                      0.21                   0.21                   0.46                  0.24
            Pro forma                        0.21                   0.21                   0.45                  0.24
      Diluted earnings per
          share:

            As reported                      0.21                   0.21                   0.45                  0.24
            Pro forma                        0.21                   0.21                   0.44                  0.24

                                       33                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

     Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of fair value of its stock options. In addition, the effect on reported net income and earnings per share may not be representative of the effects on reported net income or earnings per share for future years.

     The following is summary of changes in stock options outstanding:

                                                                                                              Weighted
                                                                                       Options              option price
                                                                                     outstanding              per share
                                                                                 --------------------   --------------------
      Outstanding at December 31, 1999                                                         --     $              --
          Granted                                                                         109,413                  3.00
          Forfeited                                                                        (7,500)                 2.96
                                                                                 --------------------

      Outstanding at December 31, 2000                                                    101,913                  3.00
          Exercised                                                                        (7,182)                 2.96
                                                                                 --------------------

      Outstanding at December 31, 2001                                                     94,731                  3.01
          Granted                                                                           3,083                 10.75
          Exercised                                                                        (4,106)                 2.96
          Forfeited                                                                        (7,193)                 2.96
                                                                                 --------------------

      Outstanding at June 30, 2002                                                         86,515                  3.29
                                                                                 ====================

     At June 30, 2002 and December 31, 2001, 26,938 and 13,200 shares were exercisable.

     Under the terms of the restricted stock plan, shares awarded to directors vest at a rate of 20% per year and shares awarded to key employees vest after one year from the date of grant. During the six-month period ended June 30, 2002 and the years ended December 31, 2001 and 2000, the Company granted 3,615, 2,700 and 19,782 shares, respectively, of restricted stock. At June 30, 2002 and December 31, 2001 there were 12,024 and 13,473 additional shares available under the plan. The Company recognized compensation expense for the restricted stock plan of $20,000 and $6,000 for the six-month periods ended June 30, 2002 and 2001 and $13,000 and $9,000 in years ended December 31, 2001 and 2000, respectively.

(15) Shareholder's Equity and Regulatory Matters

     The Parent Company's ability to pay dividends is primarily dependent upon the ability of the Bank to pay dividends. The payment of dividends by the Bank is subject to continued compliance with minimum regulatory capital requirements. In addition, regulatory approval is generally required prior to the Bank declaring dividends in an amount in excess of net income for that year plus net income retained in the preceding two years.

                                       34                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

     The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company (consolidated) to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets (each as defined in the regulations). Management believes that, as of June 30, 2002 and December 31, 2001 and 2000, the Bank and Company met all capital adequacy requirements to which they were subject.

     As of June 30, 2002 and December 31, 2001, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                                       35                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

The bank and consolidated Company's regulatory capital amounts and ratios are presented in the following table:

                                                                 Required ratios
                                      Actual               ------------------------------
                                Regulatory Capital            Minimum      Classification
                           ----------------------------       capital          as well
                              Amount           Ratio         adequacy        capitalized
                           ------------    ------------    ------------    --------------
                                              (Dollars in thousands)
As of June 30, 2002
  Bank:
    Total capital (to
      risk weighted
      assets)              $     15,885           15.0%            8.0%             10.0%
    Tier I capital (to
      risk weighted
      assets)                    14,861           14.1             4.0               6.0
    Tier 1 capital (to
      average assets)            14,861            8.9             4.0               5.0

  Consolidated:
    Total capital (to
      risk weighted
      assets)                    16,793           15.9             8.0              10.0
    Tier I capital (to
      risk weighted
      assets)                    15,769           14.9             4.0               6.0
    Tier I capital (to
      average assets)            15,769            9.5             4.0               5.0

                                       36                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                                                               Required ratios
                                     Actual            -------------------------------
                                Regulatory Capital         Minimum      Classification
                             -----------------------       capital          as well
                               Amount        Ratio        adequacy        capitalized
                             ----------   ----------   --------------   --------------
                                           (Dollars in thousands)
As of December 3, 2001:
  Bank:
    Total capital
      (to risk
      weighted
      assets)                $   15,384        14.8%            8.0%            10.0%
    Tier I capital
      (to risk
      weighted
      assets)                    14,452        13.9             4.0              6.0
    Tier I capital
      (to average
      assets)                    14,452         9.1             4.0              5.0
  Consolidated:
    Total capital
      (to risk
      weighted
      assets)                    16,297        15.7             8.0             10.0
    Tier I capital
      (to risk
      weighted
      assets)                    15,365        14.8             4.0              6.0
    Tier I capital
      (to average
      assets)                    15,365        10.2             4.0              5.0

                                       37                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                                                               Required ratios
                                     Actual            -------------------------------
                                Regulatory Capital         Minimum      Classification
                             -----------------------       capital          as well
                               Amount        Ratio        adequacy        capitalized
                             ----------   ----------   --------------   --------------
                                           (Dollars in thousands)
As of December 31, 2000:
  Bank:
    Total capital
      (to risk
      weighted
      assets)                $   15,038        15.2%            8.0%            10.0%
    Tier I capital
      (to risk
      weighted
      assets)                    13,917        14.1             4.0              6.0
    Tier 1 capital
      (to average
      assets)                    13,917        11.5             4.0              5.0
  Consolidated:
    Total capital
      (to risk
      weighted
      assets)                    15,892        16.1             8.0             10.0
    Tier I capital
      (to risk
      weighted
      assets)                    14,771        15.0             4.0              6.0
    Tier I capital
      (to average
      assets)                    14,771        11.3             4.0              5.0

In order to grant a priority to eligible depositors, the Bank established a liquidation account at the time of conversion in an amount equal to its total net worth at June 30, 1999. In the event of a future liquidation of the converted bank (and only in such event), eligible account holders who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased (as balances of eligible accounts are reduced) on annual determination dates. No cash dividends may be paid to the shareholders and no shares may be repurchased by the Company if such actions would reduce the Bank's shareholders' equity below the amount required for the liquidation account. At December 31, 2001, the amount remaining in the liquidation account was approximately $4.1 million.

                                       38                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                   Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)


(16)   Commitments and Contingencies

       The Company is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused line of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since not all of the commitments are expected to be funded, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and other loan commitments outstanding at June 30, 2002 and December 31, 2001 and 2000 with fixed interest rates amounted to approximately $3.1 million, $3.7 million and $7.3 million, respectively. Fixed interests rates on mortgage and other loan commitments outstanding can change prior to closing only if interest rates decrease. Mortgage and other loan commitments outstanding at June 30, 2002 and December 31, 2001 and 2000 with variable interest rates amounted to approximately $10.2 million, $8.9 million and $6.0 million, respectively. Variable rate loans float prior to closing.

       Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance-sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension. Outstanding commitments on standby letters of credit at June 30, 2002 and December 31, 2001 and 2000 amounted to approximately $1.4 million, $1.4 million and $1.5 million, respectively.

                                       39                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

       The Company generally enters into rate lock agreements at the time that residential mortgage loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Company makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Company is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

       In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into mandatory forward sales commitments to sell loans in the secondary market to unrelated investors. At June 30, 2002 and December 31, 2001, the Company had mandatory commitments to sell conventional fixed rate mortgage loans at set prices amounting to approximately $5.0 million and $9.3 million, respectively.

       For the mandatory commitments open at June 30, 2002, the Company estimates that the proceeds to be received will exceed the carrying value of the loans to be sold. The Company estimated that it would incur a loss of $130,000 in meeting these commitments and recorded that loss in net gains on sale of loans for the year ended December 31, 2001.

       The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $1.7 million at June 30, 2002 and December 31, 2001 and 2000.

(17)   Fair Value of Financial Instruments

       SFAS No. 107 requires disclosures about the fair value of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company's consolidated statements of financial condition, as well as certain off-balance-sheet items. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

       The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

       (a)    Short-Term Financial Instruments

              For short-term instruments that are available on demand or that generally mature in ninety days or less, the carrying value approximates fair value. Such instruments include cash and cash equivalents, accrued interest receivable and accrued interest payable, and short-term borrowings.

                                       40                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

       (b)    Securities

              Fair values for securities are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       (c)    Loans

              For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying amounts. The fair values of fixed rate loans are estimated through discounted cash flows analyses using interest rates currently being offered for loans with similar terms and credit quality.

              Delinquent loans are valued using the discounted cash flow methods described above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair values of loans are reduced by the allowance for loan losses.

       (d)    Deposits

              The fair values disclosed for demand, savings, and money market deposits are, by definition, equal to the carrying amounts payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach. This approach applies interest rates currently being offered on these accounts to a schedule of weighted average contractual monthly maturities on time deposits.

       (e)    Long-Term Debt

              The fair value of long-term debt has been estimated using discount cash flow analyses that apply interest rates currently being offered for notes with similar terms.

                                       41                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

     The estimated fair values of the Company's financial instruments as of June 30, 2002 and December 31, 2001 and 2002 are as follows:

                                                                             December 31
                                                           ---------------------------------------------------
                                       June 30, 2002                 2001                       2000
                               --------------------------  -----------------------     -----------------------
                                Carrying                    Carrying                   Carrying
                                 amount        Fair value    amount     Fair value      amount      Fair value
                               ----------      ----------  ---------    ----------     ---------    ----------
                                                                (In thousands)
     Financial assets:
         Cash an cash
           equivalents       $      7,582         7,582      6,478         6,478          7,119         7,119
         Accrued interest
           receivable                 853           853        872           872            991           991
         Securities                40,686        40,686     41,160        41,160         33,167        33,078
         Loans held for sale        1,398         1,402         --            --             --            --
         Net loans                110,773       110,116    103,917       102,263         85,960        86,516
     Financial liabilities:
         Demand, savings,
           and money market
           deposits                89,936        89,936     82,845        82,845         64,920        64,920
         Time deposits             49,868        50,221     46,338        46,690         40,967        41,184
         Escrow deposits            1,003         1,003      1,341         1,341          1,492         1,492
         Short-term borrowings        300           300      1,174         1,174          3,200         3,200
         Long-term debt            13,700        14,339     13,700        14,281          9,000         9,517

     The fair value of commitments to extend credit are equal to the deferred fees outstanding, as the contractual rates and fees approximate those currently charged to originate similar commitments.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                       42                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Six months ended June 30, 2002 and 2001
               and years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)


(18)   Condensed Financial Information of the parent Company

       The Parent Company began operations in conjunction with the Bank's mutual-to-stock conversion and the Parent Company's initial public offering of its common stock. The following represents the Parent Company's statements of financial condition as of June 30, 2002 and December 31, 2001, and 2000 and its statements of income and statements of cash flows for the six-month periods ended June 30, 2002 and 2001 and the years ended December 31, 2001 and 2000 and for the period from July 13, 1999 though December 31, 1999.

                        Statements of Financial Condition
                                 (In thousands)

                                                                                       December 31
                                                                              ------------------------------
                                                          June 30, 2002           2001               2000
                                                          -------------       ------------       -----------
      Assets:
          Cash and cash equivalents                     $            725               785               732
          Loan receivable from ESOP                                  244               244               267
          Investment in subsidiary                                15,645            14,905            13,878
          Other assets                                                43                 5                --
                                                           -------------      ------------       -----------

                    Total assets                        $         16,657            15,939            14,877
                                                           =============      ============       ===========

      Liabilities and Shareholders' Equity:
          Liabilities:
            Payable to subsidiary                       $            104               122               145

                    Total shareholders' equity                    16,553            15,817            14,732
                                                           -------------      ------------       -----------

                    Total liabilities and
                      shareholders' equity              $         16,657            15,939            14,877
                                                           =============      ============        ==========

                                       43                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)

                              Statements of Income
                                 (In thousands)

                                                                                                       For the period
                                                                                                       July 13, 1999
                                                                                                            then
                                         Six months ended June 30          Years ended December 31,     December 31,
                                      ------------------------------   ------------------------------
                                          2002             2001             2001             2000           1999
                                      -----------     --------------   --------------   -------------  --------------
Interest and dividend income:
      Interest income                 $        7                 10               41               50             20
      Dividend income                        160                 97              272               76              -
                                      -----------     --------------   --------------   -------------  --------------

        Total interest and
          dividend income                    167                107              313              126             20
                                      -----------     --------------   --------------   -------------  --------------

Non-interest expenses:
      Contributions                           --                 --               --               --            160
      Other non-interest
        expenses                              55                 41               73               43             35
                                      -----------     --------------   --------------   -------------  --------------

        Total non-interest expenses           55                 41               73               43            195
                                      -----------     --------------   --------------   -------------  --------------

Income (loss) before income tax
   expense (benefit) and equity
   in income (loss) of
   subsidiary                                112                 66              240               83           (175)

Income tax (benefit) expense                 (19)               (12)             (13)               2            (71)
                                      -----------     --------------   --------------   -------------  --------------

Income (loss) before equity
   in income (loss) of subsidiary            131                 78              253               81           (104)

Undistributed equity in
   income (loss) of subsidiary               393                436              872              534            (46)
                                      -----------     --------------   --------------   -------------  --------------
      Net income                       $     524                514            1,125              615           (150)
                                      ===========     ==============   ==============   =============  ==============

                                       44                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                   Six months ended June 30, 2002 and 2001 and
                  years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                      June 30, 2002 and 2001 is unauditied)

                             Statements of Cash Flows
                                  (In thousands)

                                                                                             For the period
                                                                                              July 13, 1999
                                 Six months                      Years ended                      then
                                ended June 30                    December 31,                 December 31,
                                    2002             2001           2001          2000            1999
                                --------------   ------------    ------------  -----------   --------------
Cash flow from operating
  activities:
    Net income (loss)           $         524            514           1,125          615             (150)
    Adjustments to reconcile
      net income (loss) to net
      cash provided by
      operating activities:
        Undistributed equity
           in net (income)
           loss of subsidiary            (393)          (436)           (872)        (534)              46
        ESOP stock release
           for allocation and
           amortization of
           restricted stock
           awards                          60             24              56            9                -
        Net (increase)
           decrease in other
           assets                         (38)           (11)             (5)          41              (41)
        Net (decrease)
           increase in
           intercompany
           payable to
           subsidiary                     (18)            (3)            (23)        (110)             234
        Contribution to
           foundation                      --             --              --           --              160
                                --------------   ------------    ------------  -----------   --------------
            Net cash
              provided by
              operating
              activities                  135             88             281           21              249
                                --------------   ------------    ------------  -----------   --------------

                                       45                            (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  Six months ended June 30, 2002 and 2001 and
                 years ended December 31, 2001, 2000, and 1999

              (Information with respect to six-month periods ended
                     June 30, 2002 and 2001 is unauditied)


                            Statements of Cash Flows
                                 (In thousands)

                                                                                                         For the
                                                                                                         period
                                                                                                        July 13,
                                     Six months ended June 30          Years ended December 31,         1999 then
                                  ------------------------------    ------------------------------    December 31,
                                      2002             2001             2001             2000             1999
                                  -------------    -------------    -------------    -------------    -------------
Cash flows from investment
   activities:
     Investment in subsidiary     $          --               --               --               --           (1,753)
     Loan made to ESOP                                                                         (50)            (259)
     Principal payment on loan
        receivable from ESOP                 --               --               23               42               --
                                  -------------    -------------    -------------    -------------    -------------

          Net cash provided
             by (used in)
             investing
             activities                      --               --               23               (8)          (2,012)
                                  -------------    -------------    -------------    -------------    -------------

Cash flow from financing
   activities:
      Net proceeds from the
        issuance of common
        stock                                --               --               --               --            3,031
      Net proceeds from the
        exercise of stock
        options                              12               18               21               --               --
      Dividends on common
        stock                              (155)             (97)            (272)             (76)              --
      Purchase of treasury
        stock                               (52)              --               --             (473)              --
                                  -------------    -------------    -------------    -------------    -------------

          Net cash (used in)
             provided
             by financing
             activities                    (195)             (79)            (251)            (549)           3,031
                                  -------------    -------------    -------------    -------------    -------------
          Net (decrease)
             increase in
             cash and cash
             equivalents                    (60)               9               53             (536)           1,268

Cash and cash equivalents
    at beginning of year                    785              732              732            1,268               --
                                  -------------    -------------    -------------    -------------    -------------

          Cash and cash
             equivalents at
             end of year          $         725              741              785              732            1,268
                                  =============    =============    =============    =============    =============

     ----------------------------------------------------------------------

      You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Oswego County Savings Bank, Oswego County MHC or Oswego County Bancorp may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.


                                     [Logo]

    (Proposed Stock Holding Company for Oswego County Savings Bank to Become
                          Oswego County National Bank)



                 Up to 1,917,625 Shares of Common Stock for Sale
               Up to 1,497,718 Shares of Common Stock for Exchange



                                  -------------

                                   PROSPECTUS



                            Friedman Billings Ramsey


                                November__, 2002


Until the later of ________________ or 25 days after commencement of the stock offering, all dealers effecting transactions in these securities, whether or not participating in this stock offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


     ----------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.(1)

OTS Holding Company Application Fee .............................   $    14,400
OCC Application for Conversion Fee ..............................         2,500
New York Banking Department Interim Merger Application Fee ......         5,000
SEC registration fee(2) .........................................         3,143
Nasdaq SmallCap Listing and Annual Fee(2) .......................        19,000
NASD Filing Fee(2) ..............................................         3,916
Printing, postage and mailing ...................................        80,000
Legal fees and expenses .........................................       150,000
Accounting fees and expenses ....................................        50,000
Appraiser's fees and expenses (including business plan) .........        50,000
Marketing fees, selling commissions, and underwriter's
     expenses (including counsel fees) (3) ......................       215,000
Conversion agent fees and expenses ..............................        10,000
Certificate printing ............................................         5,000
Blue Sky fees and expenses (including fees of counsel) ..........        20,000
Miscellaneous ...................................................         2,041
                                                                   ------------
TOTAL ...........................................................   $   630,000
                                                                   ============

-------------
  (1)  Items are estimated unless otherwise noted.
  (2)  Based on 3,415,343 shares of common stock at $10.00 per share.
  (3)  Includes legal fees of $40,000.

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("DGCL"), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation of a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Article X of the Certificate of Incorporation of the Registrant provides that a director shall not be personally liable to the Registrant or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X, Section 1 of the Registrant's Certificate of Incorporation requires the Registrant, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant.

     Article X, Section 11 also empowers the Registrant to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not the Registrant would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation; provided that such insurance is available on acceptable terms as determined by a vote of the Board of Directors. The Registrant is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the Certificate of Incorporation. The Registrant expects to purchase directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

Item 15.  Recent Sales of Unregistered Securities.

     Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a)  List of Exhibits. (Filed herewith unless otherwise noted)

     1.1 Engagement Letter dated June 6, 2002, between Oswego County Bancorp, Inc., Oswego County MHC, Oswego County Savings Bank and Friedman, Billings, Ramsey and Co., Inc.

                                                                        Form S-1

      1.2 Form of Agency Agreement between Bridge Street Financial, Inc. and Friedman, Billings, Ramsey and Co., Inc.*
      2.1    Plan of Conversion and Agreement and Plan of Reorganization.
      3.1    Certificate of Incorporation of Bridge Street Financial, Inc.
      3.2    Bylaws of Bridge Street Financial, Inc.
      3.3    Articles of Association of Oswego County National Bank.
      3.4    Bylaws of Oswego County National Bank.
      4.1    Certificate of Incorporation of Bridge Street Financial, Inc. (See
             Exhibit 3.1)
      4.2    Bylaws of Bridge Street Financial, Inc. (See Exhibit 3.2)
      4.3    Form of Stock Certificate of Bridge Street Financial, Inc.
      5.1 Form of Opinion of Thacher Proffitt & Wood regarding legality of securities to be registered.
      8.1    Opinion of Thacher Proffitt & Wood regarding federal tax matters.
      8.2    Form of Opinion of KPMG LLP regarding state and local tax matters.*
      8.3    Letter from RP Financial, LC regarding subscription rights.
      10.1   Employee Stock Ownership Plan of Oswego County Bancorp, Inc.
      10.2 Current Employment Agreement between Oswego County Savings Bank and Gregory J. Kreis.
      10.3 Form of Employment Agreement between Bridge Street Financial, Inc. and Gregory J. Kreis.*
      10.4 Form of One Year Change in Control Agreement by and among certain officers and Bridge Street Financial, Inc. and Oswego County National Bank.
      10.5   Directors Supplemental Retirement Benefit Plan, dated March 15,
             2000.**
      10.6 Executive Supplemental Retirement Income Agreement, dated March 15, 2000, between Oswego County Savings Bank and Gregory J. Kreis.**
      10.7 Trust Agreement dated as of February 1, 2000 between Oswego County Savings Bank and Security Federal Savings Bank.**
      10.8 First Amendment to the Executive Supplemental Retirement Income Agreement between Oswego County Savings Bank and Gregory J. Kreis, dated May 18, 2000.
      10.9   Oswego County Bancorp, Inc. Stock Option Plan.
      10.10  Oswego County Bancorp, Inc. Restricted Stock Plan.
      21.1   Subsidiaries of the Registrant.
      23.1   Consent of Thacher Proffitt & Wood. (included in Exhibits 5.1 and
             8.1 to this Registration Statement)
      23.2   Consent of KPMG LLP.
      23.3   Consent of RP Financial, LC.
      24.1 Powers of Attorney. (included in Signature Page of this Registration Statement)
      99.1   Appraisal Report of RP Financial, LC. (filed in paper format only)
      99.2 Form of marketing materials to be used in connection with the offering.*
      99.3   Special Meeting Proxy Statement.

      ------------

      * To be filed by amendment.

      ** Incorporated by reference to Oswego County Bancorp, Inc.'s Form 10-K for the year ended December 31, 1999, originally filed with the Commission on March 30, 2000.

     (b)  Financial Statement Schedules.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion and Agreement and Plan of Reorganization.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oswego, State of New York, on September 4, 2002.

                                          Bridge Street Financial, Inc.

                                          /s/ Gregory J. Kreis
                                          --------------------------------------
                                          By: Gregory J. Kreis
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Kreis, as their true and lawful attorney-in-fact in any and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

           Name                                Title                             Date
           ----                                -----                             ----
/s/ Gregory J. Kreis                  President, Chief Executive           September 4, 2002
--------------------------------
Gregory J. Kreis                         Officer and Director


/s/ Eugene R. Sunderhaft              Senior Vice President and            September 4, 2002
--------------------------------
Eugene R. Sunderhaft                          Treasurer

           Name                                  Title                           Date
           ----                                  -----                           ----
/s/ Bruce P. Frassinelli                        Director                   September 4, 2002
--------------------------------
Bruce P. Frassinelli

/s/ Paul J. Heins                          Chairman of the Board           September 4, 2002
--------------------------------
Paul J. Heins

/s/ Paul W. Schneible                           Director                   September 4, 2002
--------------------------------
Paul W. Schneible

/s/ Deborah F. Stanley                          Director                   September 4, 2002
--------------------------------
Deborah F. Stanley

/s/ Carl K. Walrath                             Director                   September 4, 2002
--------------------------------
Carl K. Walrath

/s/ Lowell A. Seifter                           Director                   September 4, 2002
--------------------------------
Lowell A. Seifter